As filed with the Securities and Exchange Commission on December 4, 1998
                            Commission File No. 333-
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                              --------------------



                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                        PARADIGM MEDICAL INDUSTRIES, INC.
                 (Name of small business issuer in its charter)

  Delaware                        3841                       87-0459536
(State of jurisdiction of(Primary Standard Industrial(IRS Employer incorporation
or organization)         Classification Code Number)   Identification Number)

                          1127 West 2320 South, Suite A
                           Salt Lake City, Utah 84119
                                 (801) 977-8970
(Address and telephone number of registrant's principal executive offices and principal place of business)

                           Thomas F. Motter, President
                          1127 West 2320 South, Suite A
                           Salt Lake City, Utah 84119
                            Telephone: (801) 977-8970
            (Name, address and telephone number of agent for service)
                             ----------------------

                                   Copies to:

                             Randall A. Mackey, Esq.
                             Mackey Price & Williams
                        170 South Main Street, Suite 900
                         Salt Lake City, Utah 84101-1655
                            Telephone: (801) 575-5000

                    Approximate date of proposed sale to the
              public: As soon as practicable after the Registration
                          Statement becomes effective.
                             -----------------------

      If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement for the same offering. o

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. o

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. o

                         CALCULATION OF REGISTRATION FEE

===================================================================================================================================
                      Title of each                                                            Proposed maximum
                         class of                             Amount       Proposed maximum        aggregate        Amount of
                     securities to be                          to be        offering price      offering price     registration
                        registered                          registered         per Share                               fee
-----------------------------------------------------------------------------------------------------------------------------------
Resale of Common Stock issuable upon exercise of Class A
     Warrants ............................................     1,000,000                 $7.50        $7,500,000
Resale of Common Stock issuable upon exercise of Underwriter's
     Warrants.............................................       100,000                 $8.125         $812,500
Resale of Common Stock issuable upon exercise of Underwriter's
     Warrants.............................................       100,000                 $7.50          $750,000
Resale of Common Stock issuable upon exercise of Underwriter's
     Warrants.............................................       291,000                 $3.00          $873,000
Resale of Common Stock issuable upon exercise of Note Holders'
     Warrants ............................................       287,500                 $3.33          $975,375
Resale of Common Stock issuable upon exercise of Attorney's
     Warrants.............................................        25,000                 $3.33           $83,250
Resale of Common Stock issuable upon conversion of Series C
     Preferred Stock......................................     1,713,143                 $1.75        $2,998,000
Resale of Common Stock issuable upon conversion of Note...        37,500                 $2.00           $75,000
Resale of Common stock issuable to certain holders of Common
     Stock ...............................................       216,316                 $2.375         $513,751
Resale of Common Stock issuable to certain holders of Common
     Stock ...............................................       1,000,000               $2.375(2)    $2,375,000(2)    $ 660.26

                                                                                                                        --------

      Total Registration Fee..............................                                                             $ 660.26

========================================================== ============= ===================== =================  ==============
(1)   No registration fee is required as securities were previously registered by Form SB-2 Registration Statement, No. 333-2496, effective as of July
      10, 1996., and Form SB-2 Registration Statement No. 333-57711, effective as of September 14, 1998.
(2)   Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the closing sales price of the
      Registrant's Common Stock on December 1, 1998 as reported on The Nasdaq
      SmallCap Market.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

                        PARADIGM MEDICAL INDUSTRIES, INC.

                              Cross Reference Sheet

                  Form SB-2 Item No. and Caption              Prospectus Caption

Item 1.     Front of Registration Statement and              Outside Front Cover Page
            Outside Front Cover Page of Prospectus

Item 2.     Inside Front and Outside Back Cover              Inside Front and Outside Back Cover Pages
            Pages of Prospectus

Item 3.     Summary Information and Risk Factors             Prospectus Summary; Risk Factors

Item 4.     Use of Proceeds                                  Use of Proceeds

Item 5.     Determination of Offering Price                  Not Applicable

Item 6.     Dilution                                         Not Applicable

Item 7.     Plan of Distribution                             Outside Front Cover Page; Plan of Distribution

Item 8.     Legal Proceedings                                Business - Legal Proceedings

Item 9.     Directors, Executive Officers,                   Management
            Promoters and Control Persons

Item 10.    Security Ownership of Certain                    Principal Shareholders
            Beneficial Owners and Management

Item 11.    Description of Securities                        Outside Front Cover Page; Description of Securities

Item 12.    Interest of Named Experts and                    Legal Matters; Experts
            Counsel

Item 13.    Disclosure of Commission Position                Description of Securities; Plan of Distribution
            on Indemnification for Securities
            Act Liabilities

Item 14.    Organization Within the Last Five                Certain Transactions
            Years

Item 15.    Description of Business                          Business

Item 16.    Management's Discussion and                      Management's Discussion and Analysis or Plan of Operation
            Analysis or Plan of Operation

Item 17.    Description of Property                          Business - Properties

Item 18.    Certain Relationships and                        Certain Transactions
            Related Transactions

Item 19.    Market for Common Equity and                     Price Range of Common Stock and Class A Warrants and
            Related Stockholder Matters                      Dividend Policy, Description of Securities

Item 20.    Executive Compensation                           Management - Executive Compensation

Item 21.    Financial Statements                             Financial Statements; Selected Financial Data;
                                                             Capitalization

Item 22.    Changes in and Disagreements                     Not Applicable
            with Accountants on Accounting
            and Financial Disclosure


PROSPECTUS

                        PARADIGM MEDICAL INDUSTRIES, INC.

                        4,770,459 Shares of Common Stock

    This Prospectus (this "Prospectus") relates to the resale of (i) an aggregate of 1,000,000 shares of Common Stock, $.001 par value ("Common Stock") of Paradigm Medical Industries, Inc. (the "Company" or "Registrant") issuable upon the exercise of 1,000,000 Class A Warrants (the "Class A Warrants") at $7.50 per share, which warrants were issued in connection with the Company's public offering in July 1996; (ii) an aggregate of 200,000 shares of Common Stock issuable upon the exercise of 200,000 warrants issued to Kenneth Jerome & Company, Inc. and its designees (the "Underwriter's Warrants"), of which 100,000 of such warrants are exercisable at $7.50 per share and the remaining 100,000 warrants are exercisable at $8.125 per share; (iii) an aggregate of 291,000 shares of Common Stock issuable upon the exercise of 291,000 warrants issued to Win Capital Corp. and its designees (the "Win Capital Warrants") at $3.00 per share; (iv) an aggregate of 287,500 shares of Common Stock issuable upon the exercise of 287,500 warrants issued to certain investors participating in the Company's bridge financing (the "Note Holders' Warrants") at $3.33 per share; and (iv) an aggregate of 25,000 shares of Common Stock issuable upon the exercise of 25,000 warrants granted to the Company's counsel, Mackey Price & Williams (the "Attorney's Warrants") at $3.33 per share. See "Description of Securities."

    The Class A Warrants are subject to redemption by the Company at $.05 per warrant if the average closing bid price of the Common Stock is at least $8.50 for 30 consecutive trading days ending 15 days prior to the notice of redemption. The Win Capital Warrants are subject to redemption by the Company at $.05 per warrant if the average closing bid price of the Common Stock is at least $5.00 for 20 consecutive days ending one day prior to the notice of redemption. The Underwriter's, Note Holders' and Attorney's Warrants are subject to redemption by the Company at $.05 per warrant if the average closing bid price of the Common Stock is at least $10.00 for 30 consecutive trading days ending 15 days prior to the notice of redemption. See "Description of Securities."

    This Prospectus also relates to the resale of an aggregate of 1,713,143 shares of Common Stock issuable upon the conversion of 29,980 shares of Series C Convertible Preferred Stock, $.001 par value, $100 stated value (the "Series C Preferred Stock"), each share of Series C Preferred Stock convertible into approximately 57.14 shares of Common Stock at an initial conversion price equal to $1.75 per share; and the resale of an aggregate of 37,500 shares of Common Stock issuable upon the conversion of a 12% Convertible, Redeemable Promissory Note (the "Note") into Common Stock at $2.00 per share. The Series C Preferred Stock and the Note are automatically converted into Common Stock upon 30 days' written notice by the Company after the average closing price of the Common Stock is at least $3.50 per share for the 20-day period ending immediately prior to the date on which notice of conversion is given by the Company. See "Description of Securities" and "Shares Eligible for Future Sale."

     This Prospectus further relates to the resale of 216,316 shares of Common Stock. These shares consist of 226,316 shares that are being registered for resale pursuant to a certain Agreement for Purchase and Sale of Assets dated July 23, 1998 with Humphrey Systems Division of Carl Zeiss, Inc. ("Humphrey Systems"), in which the Company purchased the ownership and manufacturing rights to certain diagnostic instruments. As part of the consideration relating to the Agreement for Purchase and Sale of Assets, the Company agreed to register for resale the shares issued to Humphrey Systems and Douglas Adams. These shares also consist of 90,000 shares of Common Stock which are being registered for resale pursuant to a certain Stock Exchange for Satisfaction of Debt Agreement dated June 29, 1998 with Zevex International, Inc. ("Zevex"). As part of the consideration relating to the Stock Purchase for the Satisfaction of Debt Agreement, the Company agreed to register for resale the 90,000 shares issued to Zevex. This Prospectus finally relates to the resale of 1,000,000 shares of Common Stock. These shares are being registered for resale for the purchase of assets from Humphrey Systems pursuant to the Agreement for Purchase and Sale of Assets and for raising additional working capital.

    Of the 4,770,459 shares of Common Stock covered by this Prospectus, 3,770,459 of such shares were previously registered by the Company and covered by prospectuses dated September 14, 1998 and July 10, 1996 and the registration statements to which they related. Such registration statements and prospectuses have been superseded in their entirety by this Prospectus and the new Registration Statement to which it relates. The Company's Common Stock and Class A Warrants are listed on The Nasdaq SmallCap Market under the symbols PMED and PMEDW, respectively. On December 1, 1998, the closing sales prices for the Common Stock and Class A Warrants as reported by The Nasdaq SmallCap Market were $2.375 per share and $.75 per Warrant, respectively. See "Price Range of Common Stock and Class A Warrants and Dividend Policy."

      THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.
                               See "Risk Factors."

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION AND THE SECURITIES ADMINISTRATOR OF ANY STATE OR HAS THE
    COMMISSION OR ANY SUCH ADMINISTRATOR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


        Total of Each Class of                  Amount of          Exercise or             Underwriting              Proceeds to the
      Security Being Registered                 Securities       Conversion Price    Discounts and Commissions        Company(10(11)
Common Stock (1)......................           1,000,000               $7.50            $.375                      $7,125,000
Common Stock (2)......................             100,000               $7.50              --                         $750,000
Common Stock (2)......................             100,000               $8.125             --                         $812,500
Common Stock (3)......................             291,000               $3.00              --                         $873,000
Common Stock (4)......................             287,500               $3.33            $.1665                       $909,506
Common Stock (5)......................              25,000               $3.33              --                          $83,250
Common Stock (6)......................           1,713,143               $1.75              --                          --
Common Stock (7)......................              37,500               $2.00              --                          --
Common Stock (8)......................             216,316                  --              --                          --
Common Stock (9)......................           1,000,000              $2.375            $.1188                     $2,256,250
Total.................................           4,770,459                  --           $422,869                   $13,184,506(12)
======================================  ==================  ==================  =========================== ========================

 The date of this Prospectus is December __, 1998 (footnotes on following page)

(1) Consists of 1,000,000 shares of Common Stock for resale underlying the Class A Warrants with an exercise price of $7.50 per share.
(2) Consists of 200,000 shares of Common Stock for resale underlying the Underwriter's Warrants with exercise prices from $7.50 to $8.125 per share.
(3) Consists of 291,000 shares of Common Stock for resale underlying the Win Capital Warrants with an exercise price of $3.00 per share.
(4) Consists of 287,500 shares of Common Stock for resale underlying the Note Holders' Warrants with an exercise price of $3.33 per share.
(5) Consists of 25,000 shares of Common Stock for resale underlying the Attorney's Warrants with an exercise price of $3.33 per share.
(6) Consists of 1,713,143 shares of Common Stock for resale underlying the Series C Preferred Stock with a conversion price of $1.75 per share.
(7) Consists of 37,500 shares of Common Stock for resale underlying the Note with a conversion price of $2.00 per share.
(8) Consists of 126,316 shares of Common Stock for resale pursuant to the Agreement for Purchase and Sale of Assets and 90,000 shares of Common Stock for resale pursuant to the Stock Exchange for Satisfaction of Debt Agreement.
(9) Consists of 1,000,000 shares of Common Stock for resale pursuant to the Agreement for Purchase and Sale of Assets and for raising additional working capital.
(10) If the exercise of the Class A Warrants or the Note Holders' Warrants is solicited by a registered or licensed broker-dealer, the Company has agreed to pay to such broker-dealer a solicitation fee equal to 5% of the aggregate exercise price of such Warrants. See "Plan of Distribution" for pricing and selling arrangements regarding the exercise of the Class A Warrants and the Note Holders' Warrants. The Company does not have any agreement to pay commissions relating to the exercise of any Underwriter's Warrants, Win Capital Warrants or Attorney's Warrants or the conversion of any Series C Preferred Stock or the Note.
(11) All expenses of this Offering are borne by the Company. The Company estimates that it will incur approximately $9,000 in registration, NASD, legal, accounting and printing fees in connection with this Offering.
(12) The net proceeds from this Offering to be received by the Company from the issuance of 1,803,500 shares of Common Stock issuable upon exercise of the Warrants and 1,000,000 additional shares of Common Stock being registered for resale is estimated to be $13,184,506. There can be no assurance that any of the Warrants will be exercised or any of the additional shares being registered will be sold, and accordingly, the Company may not receive any proceeds from this Offering. See "Use of Proceeds."

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices at Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511, and at 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 at prescribed rates. In addition, the Commission maintains a web site at http:/www.sec.gov containing reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company. The Company's Common Stock and Class A Warrants are listed on The Nasdaq SmallCap Market and reports, proxy and information statements and other information concerning the company can also be inspected at the offices of The Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington D.C. 20006-1500.

     The Company has filed with the Commission a Registration Statement (together with all amendments and exhibits, the "Registration Statement") on Form SB-2 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered pursuant to this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any agreement or other document referred to herein are not necessarily complete and reference is made to the copy of such agreement or to the Registration Statement and to the exhibits and schedules filed therewith. Copies of the material containing this information may be obtained from the Commission upon payment of the prescribed fee.

                               PROSPECTUS SUMMARY

       The following summary does not purport to be complete and is qualified in its entirety by more detailed information and financial statements and the related notes thereto appearing elsewhere in this Prospectus (the "Prospectus"). Unless otherwise indicated, all information in this Prospectus assumes (i) no exercise of the Class A Warrants, the Underwriter's Warrants, the Win Capital Warrants, the Note Holders' Warrants or the Attorney's Warrants, as those terms are defined herein, (ii) no conversion of the Series C Preferred Stock or the Note, as those terms are defined herein, or (iii) no exercise of the outstanding options that have been granted under the Company's 1995 Option Plan. The Securities offered hereby involve a high degree of risk. See "Risk Factors" below.

                                   The Company

     The Company develops, manufactures, sources, markets and sells ophthalmic surgical and diagnostic equipment, instrumentation and related accessories, including disposable products. The Company's surgical equipment is designed for minimally invasive cataract treatment. The Company markets two ultrasonic cataract surgery systems with related instruments, accessories and disposable products. One of the ultrasound systems, the Precisionist Thirty Thousand(TM), is manufactured as the base surgery system for the Company's Precisionist Thirty Thousand(TM) Ophthalmic Surgical Workstation(TM) (the "Workstation(TM)"). The Company is currently developing a laser cataract surgery system as an adjunct to its ultrasound cataract surgery equipment. This product is currently undergoing investigational trials in the United States. If successfully developed and approved for medical uses, the Company plans to market the laser system as a plug-in module for its Workstation(TM). The Company's diagnostic product is the Blood Flow Analyzer(TM). This product is a portable computerized system for which the Company has secured a license granting it the right to market the product in the United States. This product is designed for diagnosis of ocular blood flow volume for detection and treatment of glaucoma. The Company is currently developing additional test applications for its diagnostic product.

     A cataract is a condition, which largely affects the elderly population, in which the natural lens of the eye hardens and becomes cloudy, thereby reducing visual acuity. Treatment consists of removal of the cloudy lens and replacement with a synthetic lens implant which restores visual acuity. Cataract surgery is the single largest volume, and revenue producing outpatient surgical procedure, for ophthalmologists worldwide. The Health Care Finance Administration reports that in the United States approximately 2 million cataract removal procedures are performed annually, making this the largest outpatient procedure reimbursed by Medicare. Most cataract procedures are performed using a method called phacoemulsification or "phaco", which employs a high frequency (40 kHz to 60 kHz) ultrasonic probe needle device to fragment the cataract while still in the eye and remove it in pieces by suction through a small incision.

     The Company manufacturers and sells two phaco systems with instruments, accessories and disposable products. The Precisionist 3000 Plus(TM) system was introduced in 1992 and is a low-cost portable system intended primarily for the international market. The Precisionist Thirty Thousand(TM) Ocular Surgery Workstation(TM) is the Company's newest generation system which is the base for the Company's expandable surgical "workstation" platform. The Company believes current phaco systems can be difficult for many ophthalmic surgeons to master and are limited in their ability to be the most minimally invasive method possible. The Company is developing its proprietary Photon(TM) laser system and unique patented probe for laser cataract removal which the Company believes can address the difficulties associated with phaco systems. The Company intends to make the Photon(TM) laser system a plug-in module for its Workstation(TM) if and when cleared for market by the Food and Drug Administration (the "FDA"). The development of the laser cataract system is being done in cooperation with ophthalmic surgeons in the United States and through research and development work being conducted by the Company's engineering group, and under contract with the Dixon Medical Laser Laboratory at the University of Utah in Salt Lake City.

     The Company believes that in certain surgical conditions, its laser system will be easier to use and safer than present phaco systems. The probe will be smaller than typical probes employing ultrasonic needle technology and will deliver laser energy directly to the desired tissue area by means of a smooth blunt end. The laser probe has been shown to eliminate high-frequency vibrations in the eye and to significantly reduce heat build-up which are complications associated with the phaco method. In 1996, the Company received FDA approval to conduct clinical trials in the United States with the Photon(TM) laser system. During these Phase I clinical trials the Company discovered that the Photon(TM) laser system was effective in removing softer grade cataracts. The Company completed its Phase I clinical trials in 1997, and has received FDA approval to proceed to an expanded Phase II clinical to provide the statistical data required to approve the Photon(TM) laser system for laser cataract removal. There is no assurance however that the Company will successfully complete the Phase II clinical trials or that additional disadvantages or problems unique to the Photon(TM) laser system will not be discovered during the Phase II clinical trials or following FDA approval of the system.






--------------------------------------------------------------------------------

     In addition to cataract surgery, the Company believes that its Photon(TM) laser system is capable of being configured with specialty probes for use in other ophthalmic surgical procedures. these potential applications could represent substantial growth opportunities including additional sales of equipment, instruments, accessories and disposables. However, there can be no assurance that these applications will be developed or approved. Further there is no guarantee that the laser will be accepted by the ophthalmic surgery market in this capacity.

     In June 1997, the Company received FDA clearance to market the Blood Flow Analyzer(TM) for detection of glaucoma and other retina related diseases. The device measures not only intraocular pressure but also pulsatile ocular blood flow, the reduction of which may cause nerve fiber bundle death through oxygen deprivation thus resulting in visual field loss associated with glaucoma. The Company's Blood Flow Analyzer(TM) is a portable automated in-office system that presents an affordable method for ocular blood flow testing for the ophthalmic and optometric practitioner. The Company has secured a license granting it the exclusive right to private label, package and market the product in the United States, with full international marketing rights.

      On June 26, 1998, the Company entered into a Co-Distribution Agreement (the "Co-Distribution Agreement") with Pharmacia Upjohn Company ("Pharmacia Upjohn") and Natural Healthcare Manufacturing Corporation ("Natural Healthcare"), which provides for the marketing and sale of comprehensive packaging of ophthalmic products to cataract surgeons, including the Precisionist Thirty Thousand(TM). On July 23, 1998, the Company entered into an Agreement for Purchase and Sale of Assets of Humphrey Systems Division of Carl Zeiss, Inc. ("Humphrey Systems") to acquire the ownership and manufacturing rights of certain assets of Humphrey Systems used in the manufacturing the marketing of an ultrasonic microscopic based-line of ophthalmic diagnostic instruments. See "Business - General."

     The Company's business originated with Paradigm Medical, Inc., a California corporation ("PMI") formed in October 1989. In May 1993, PMI entered into a merger agreement with the Company wherein PMI merged with and into the Company. At the time of the merger, the Company was a dormant public shell existing under the name French Bar Industries, Inc. As part of the merger, the Company changed its name to Paradigm Medical Industries, Inc. and PMI's management assumed control of the Company. The Company was incorporated in California in 1970 and redomesticated to Delaware in February 1996 as part of a corporate reorganization. The Company's executive offices are located at 1127 West 2320 South, Suite A, Salt Lake City, Utah 84119 and its telephone number is (801) 977-8970.

                                  The Offering

Securities  Offered  .......  The resale of  4,770,459  shares of Common  Stock, consisting of the resale of 1,803,500 shares of Common Stock issuable upon the exercise of the Class A Warrants, Underwriter's Warrants, Win Capital Warrants, Note Holders' Warrants and Attorney's Warrants, the resale of 1,750,643 shares of Common Stock issuable upon the conversion of the Series C Preferred Stock and the Note, the resale of 216,316 shares of Common Stock consisting of the resale of 90,000 shares for satisfaction of debt pursuant to the Stock Exchange for Satisfaction of Debt Agreement and 126,316 shares for purchase of assets from Humphrey Systems pursuant to the Agreement for Purchase and Sale of Assets, and the resale of 1,000,000 shares of Common Stock for purchase of assets from Humphrey Systems pursuant to the Agreement for Purchase and Sale of Assets and for raising additional working capital. Each Class A Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $7.50 per share. Each Underwriter's Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $7.50 to $8.125 per share. Each Win Capital Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $3.00 per share. Each of the Note Holders' and Attorney's Warrants entitles the holder to purchase one share of Common Stock at an exercise price of $3.33 per share. Each share of Series C Preferred Stock is convertible at a conversion price of $1.75 per share. The Note is convertible at a conversion price of $2.00 per share. The Class A, Underwriter's, Win Capital, Note Holders' and Attorney's Warrants are subject in certain circumstances to earlier redemption by the Company. The Series C Preferred Stock and the Note are subject in certain circumstances to mandatory conversion. See "Description of Securities."

Common Stock outstanding
prior to the offering ...... 4,348,701 shares.

Common Stock  outstanding
after  the  offering  (1)......  8,865,344 shares.

Use  of  Proceeds.......All  funds  received by the Company upon the exercise of the Warrants will be used for general corporate purposes. The Company will not receive any proceeds from the conversion of the Series C Preferred Stock or the Note. See "Use of Proceeds."

Risk Factors/Dilution........The  offering  involves a high degree of risk.  See
     "Risk Factors."

Nasdaq Symbols


     Common Stock................PMED
     Class A Warrants............PMEDW
----------------------
(1) Assumes exercise of all Warrants, of which there can be no assurance.
-----------------------

                          Summary Financial Information

                                                       For the           For the               For the nine
                                                      year ended        year ended             months ended
                                                      September 30,     December 31,           September 30
                                                          1996              1997          1997          1998
                                                                                       (Unaudited)    (Unaudited)
Statement of Operations Data:
  Sales .............................................  $   252,134     $   464,062    $   378,610    $ 1,037,781
  Costs of sales ....................................      180,010         333,156        250,153        555,508
  Operating expenses ................................    1,328,173       2,933,327      2,260,014      1,902,442
  Operating loss ....................................   (1,256,049)     (2,802,421)    (2,131,557)    (1,420,169)
  Other income (expense) ............................     (192,970)        207,573         33,878         14,430
  Net loss ..........................................   (1,449,019)     (3,009,994)    (2,097,679)    (1,405,739)
  Net loss attributable to common shareholders
     after non-cash preferred dividend ..............   (1,448,171)     (3,009,994)    (2,097,679)    (6,275,762)
  Net loss per common share .........................        (0.66)          (0.82)         (0.58)         (1.61)
  Shares used in computing net loss per share .......    2,193,000       3,663,000      3,638,000      3,892,000
  Cash dividends per share ..........................         None            None           None           None

  ...................................................        As of          As of
  ...................................................     December 31,   September  30,
                                                             1997           1998
  ...................................................                   (Unaudited)
Balance Sheet Data:
  Current assets ....................................  $ 1,857,128     $ 2,220,088
  Current liabilities ...............................    1,055,223         227,465
  Working capital ...................................      801,905       1,992,623
  Total assets ......................................    2,712,827       2,968,512
  Long-term debt, less current portion ..............    1,081,996           9,065
  Accumulated deficit ...............................   (8,258,406)    (14,534,169)
  Stockholders' equity ..............................      575,608       2,731,982

                                  RISK FACTORS

     The securities offered hereby are highly speculative in nature and involve a high degree of risk. Prospective investors should carefully consider, along with other information in this Prospectus, the following considerations and risks in evaluating an investment in the Company. No investment in the securities offered hereby should be made by any person who is not in a position to lose the entire amount of such investment.

     Emphasis of Matter in Auditor's Report. The opinion rendered by Tanner + Co., the Company's independent auditors, on the financial statements of the Company states as of December 31, 1997 the Company incurred a net loss of $3,009,994 and $1,405,739 for the nine month period ended September 30, 1998. The Company had an accumulated deficit of $8,023,006 at December 31, 1997.

     Limited Working Capital; Limited Operating History; Accumulated Deficit; Anticipated Losses. As of September 30, 1998, the Company had limited working capital of $1,992,623. The Company also has a limited operating history, primarily related to sales of the Precisionist 3000 Plus, the Company's phaco machine, and has an accumulated deficit of $8,258,406 as of December 31, 1997 and $14,534,169 as of September 30, 1998. Such losses have resulted principally from costs incurred in connection with research and development of the Photon(TM) LaserPhaco(TM) and the Workstation(TM) as well as clinical trials for the Photon(TM) LaserPhaco(TM). No sales of medical products occurred until late 1992. Further, the Company's ability to achieve profitability will depend, in part, on its ability to develop successfully clinical applications and obtain regulatory approvals for its products, including the Photon(TM) LaserPhaco(TM), and to develop the capacity to effectively market such products. The likelihood of success of the Com pany must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the development of new products and the competitive environments in the industry in which the Company will operate. There can be no assurance that the Company will ever achieve profitability. In addition, there can be no assurance that the Company will not encounter substantial delays and unexpected expenses related to research, development, production, marketing, and regulatory matters or other unforeseen difficulties.

     Possible Future Delisting of Securities from The Nasdaq SmallCap Market and Market Illiquidity. The Company received a letter from the Nasdaq staff, dated January 7, 1998, notifying the Company that its securities would be delisted from The Nasdaq SmallCap Market at the close of business on January 15, 1998 because it failed to demonstrate compliance with all the requirements for continued listing. The Company requested a review of the staff's findings and conclusions. A hearing to review the staff's findings and conclusions was held on February 19, 1998. The Company was determined to be in compliance with the requirements for continued listing on The Nasdaq SmallCap Market as a result of the proceeds the Company had received from sale of 20,030 shares of Series C Preferred Stock and the exchange of 12% Convertible, Redeemable Promissory Notes for 9,950 shares of Series C Preferred Stock. In order to remain eligible for quotation on Nasdaq, the Company must maintain $2,000,000 in net tangible assets, a $500,000 market value of the public float (excluding shares held directly or indirectly by officers, directors and controlling stockholders), and at least 300 round lot holders of the Company's Common Stock. In addition, continued inclusion requires two market-makers and a minimum bid price of $1.00 per share. If the Company is unable to comply with these new listing requirements in the future, its securities would be delisted from The Nasdaq SmallCap Market. There is no assurance that as a result of continuing losses from operations that the Company will be able to maintain sufficient net worth to be able to continue to be listed on Nasdaq. If delisted from Nasdaq, trading, if any, in the Company's securities may then continue to be conducted on the OTC Electronic Bulletin Board or in the over-the-counter market in the so-called "pink sheets." As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Company's securities, and the prices for the Company's securities may be lower than might otherwise be obtained.

     Disclosures Relating to Low Priced Stocks; Possible Restrictions on Resales of Low Priced Stocks and on Broker-Dealer Sales; Possible Adverse Effect of "Penny Stock" Rules on Liquidity for the Company's Securities. If the Company's securities were to be delisted from Nasdaq (see "Risk Factors--Possible Delisting of Securities from The Nasdaq SmallCap Market and Possible Market Illiquidity" above), they may become subject to Rule 15g-9 (the "Rule") promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which imposes additional sales practice requirements on broker-dealers that sell securities governed by the Rule to persons other than established customers and "accredited investors" (generally, individuals with a net worth in excess of $1,000,000 or annual individual income exceeding $200,000 or $300,000 jointly with their spouses). For transactions covered by the Rule, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the Rule may have an adverse effect on the ability of broker-dealers to sell the Company's securities and may affect the ability of purchasers in the Offering to sell the Company's securities in the secondary market and otherwise affect the trading market in the Company's securities.

     The Commission has adopted regulations which generally define a "penny stock" to be any non-Nasdaq equity security that has a market price (as therein defined) less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transactions by broker-dealers involving a penny stock (unless exempt), rules promulgated under the Exchange Act require delivery, prior to a transaction in a penny stock, of a risk disclosure document relating to the penny stock market. Disclosure is also required to be made about compensation payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stocks.

     The foregoing penny stock restrictions will not apply to the Company's securities if such securities are listed on Nasdaq and have certain price and volume information provided on a current and continuing basis or if the Company meets certain minimum net tangible asset or average revenue criteria. There can be no assurance that the Company's securities will qualify for exemption from these restrictions. In any event, even if the Company's securities were exempt from such restrictions, they would remain subject to Section 15(b)(6) of the Exchange Act, which gives the Commission the authority to prohibit any person that is engaged in unlawful conduct while participating in a distribution of a penny stock from associating with a broker-dealer or participating in a distribution of a penny stock, if the Commission finds that such a restriction would be in the public interest. If the Company's securities were subject to the rules on penny stocks, the market liquidity for the Company's securities could be materially adversely affected.

     Future Capital Needs and Uncertainty of Additional Funding. The Company may require substantial funds in addition to the net proceeds of this Offering, if any, to continue research and development relating to the application of its technology to additional medical products and the application of its existing products to additional applications, to conduct expanded clinical trials, to complete the FDA approval process for its products, including the Photon(TM) LaserPhaco(TM), and to manufacture and market its existing products. See "Risk Factors -- Government Regulation; Uncertainty of FDA Approval." In the short term, based on historic operational and cash flow needs and on its currently planned programs, the Company anticipates that the net proceeds of this Offering and the interest earned thereon, together with funds generated from future product sales, should be adequate, even if at the minimum level, to satisfy its capital requirements for approximately 12 months. This estimate is based upon certain assumptions and there can be no assurance that the net proceeds of this Offering will be sufficient to satisfy the Company's capital requirements for 12 months. Even if this offering is successful, the Company will need to seek additional capital, possibly through public or private sales of its securities, in order to fund its activities on a long-term basis. Adequate funds, whether through financial markets or collaborative or other arrangements with strategic partners or from other sources, may not be available when needed or on terms acceptable to the Company. Insufficient funds may require the Company to delay, scale back or eliminate certain or all of its research and development programs or to license third parties to commercialize products or technologies that the Company would otherwise seek to develop itself, which may materially adversely affect the ability of the Company to continue to operate.

     Technological Uncertainty and Early Stage of Product Development. The science and technology of medical products, including lasers, is rapidly evolving. The Company's medical systems may require significant further research, development, testing and regulatory clearances and are subject to the risks of failure inherent in the development of products based on innovative technologies. These risks include the possibility that any or all of the proposed products will prove to be ineffective technologies or unsafe, or otherwise fail to receive necessary regulatory clearances; that the proposed products, although effective, are uneconomical to market; that third parties hold proprietary rights that preclude the Company from marketing such products; or that third parties market superior or equivalent products. Accordingly, the Company is unable to predict whether its research and development activities will result in any commercially viable products. Further, due to the extended testing and regulatory review process required before marketing clearance can be obtained for its laser systems, the Company cannot predict with certainty when or if the Company will be able to sell its current and proposed laser cataract system products. There is also no guarantee that the Company will be able to develop and sell a glaucoma surgery system. See "Business."

     Government Regulation; Uncertainty of FDA Approval. The Company is subject to substantial regulation by the FDA and other federal and state regulatory agencies. FDA regulations require the Company to obtain either a 510(k) clearance or pre-marketing approval ("PMA") prior to marketing a product in the United States. The Company is also subject to foreign regulation and is dependent on the receipt of various types of approvals from certain foreign government agencies prior to the sale of products in those countries. The clearance and approval processes for both the FDA and foreign regulatory authorities are costly, time consuming and uncertain. In addition, the Company is required to obtain FDA approval before exporting a device which has not received FDA marketing clearance or approval. The Company is dependent on its ability to obtain these clearances and PMAs and there can be no assurance when the Company will receive such clearances or PMAs, if at all, or that the Company will have sufficient resources to complete the PMA process. See "Risk Factors--Future Capital Needs and Uncertainty of Additional Funding." Delays in obtaining such clearances or PMAs would have a material adverse effect on the Company while changes in existing requirements could also have a material adverse effect on the Company. The Company has received a 510(k) clearance from the FDA for its Precisionist 3000 Plus(TM) as well as its Precisionist Thirty Thousand(TM) system, thereby allowing the Company to sell both devices in the United States. The Company has also received 510(k) clearance to market an ocular blood flow analyzer manufactured by O.B.F. Labs, Ltd. ("O.B.F. Labs"). In May 1995, the Company was granted an investigational device exemption for its Photon(TM) LaserPhaco(TM) System allowing the Company to conduct clinical studies in support of its application with the FDA to obtain approval to market the same. The Company has completed the authorized clinical studies and has requested authorization for expanded clinical studies. The Company has also received FDA approval to manufacture and export the Photon(TM) LaserPhaco(TM) System internationally. However, the Company has not yet obtained approval from some foreign countries to market the laser product where approval is necessary. The Company anticipates that many contemplated applications of the Company's currently existing and planned products will be subject to the lengthy PMA regulatory approval process, preclinical studies, clinical trials and extensive regulatory review and could take many years and require the expenditure of substantial resources. See "Business--Regulation."

     Lack of Operating Experience. The executives of the Company will be relying upon the experience and skill they have acquired in their professional occupations. None of the Company's executives has direct experience in managing a company which incorporates such a high degree of utilization of research and product development activities and technology. See "Management."
     Dependence on Single Line of Products. Although the Company has obtained 510(k) clearance to market an ocular blood flow analyzer, the Company has not sold any of the devices and is therefore totally dependent upon a single product line targeted towards minimally invasive cataract surgery devices. If its products do not reach a level of technical performance or market recognition and acceptance to make them commercially viable, the Company currently has no other line of products or services upon which to sustain itself. The Company's first commercial product, the Precisionist 3000 Plus(TM) System, was introduced to the marketplace in 1992 and substantially all of the Company's revenues through February 1997 were derived from sales of that product. The Company recently commenced sales of its second generation ultrasound system, the Precisionist Thirty Thousand, as part of the Company's platform Workstation(TM). However, the Company has discovered that its Precisionist Thirty Thousand(TM) Workstation(TM) has a vacuum surge similar to that of other competitive phaco systems. The Company has found at least one method of correcting the vacuum surge and believes that it can develop a second, more preferred solution to lessen or eliminate the surge. However, there is no guarantee that the preferred method will work or can be fully developed. In addition, the first method is protected by a patent and there is no guarantee that the Company will be able to obtain a license to use that method at a cost which is not prohibitively expensive. Thus, although expansion of the Company's product line is desirable, there can be no assurance that the Company will be able to solve the problems associated with its second generation cataract removal system and there can be no assurance that the Company will be successful expanding its product line beyond ultrasound cataract surgery systems. If the Company is not successful in the expansion of its product line, revenues from existing products will continue to be highly dependent on market acceptance of such products. See "Business--Products."

     Dependence on Laser Cataract System. The Company is also developing a laser cataract system for inclusion in its Workstation(TM). Phase I clinical trials to obtain domestic sales approval from the FDA for the Photon(TM) LaserPhaco(TM) system have concluded. During the clinical trial, the Company discovered that the Photon(TM) LaserPhaco(TM) system may not effectively remove viscerous cataracts. The Company has thus applied to the FDA for clearance to conduct expanded clinical studies to solve this problem. The Company is highly dependent on FDA approval of its Photon(TM) LaserPhaco(TM) system to generate future revenues. With the recently discovered possible limitation of the Photon(TM) LaserPhaco(TM), there is no guarantee that the system will be approved by the FDA. See "Business -- Products."

     Potential Obsolescence from Rapid Technological Change. The market for ophthalmic lasers and ultrasonic systems as well as diagnostic instrumentation is subject to rapid technological change, including advances in laser and other technologies and the potential development of alternative surgical or diagnostic techniques or new pharmaceutical products. Development by others of new or improved products, processes or technologies may make products developed by the Company obsolete or less competitive. Accordingly, the Company will be required to continue to invest in research and development to maintain and enhance its existing products and develop new products. Despite such investment, there can be no assurance that the Company's products or proposed products will be successfully introduced or that they will not be rendered uncompetitive or obsolete.

     Product and Market Competition. The Company's laser system will potentially receive competition from other laser systems, such as excimer, holmium (Ho:YAG), Erbium (Er:YAG), Nd:YLF (Neodymium:Yttium-Lithium-Fluoride) or lasers of other wave lengths. Competition may also come from other medical devices and other surgical techniques. Further, the cataract surgical device industry is dominated by a small number of large competitors that are well established in the marketplace, have experienced management, are well financed and have a well recognized trade name related to their product lines. There is no assurance that the Company will be able to penetrate the existing market and acquire a sufficient  market  share  to  allow  it  to  be  profitable  or  that  existing competitors will not aggressively compete by introducing new products substantially similar to the Company's products and at a price below that at which the Company can profitably compete. Should this occur, the Company may not be able to be successful and profitable. Significant competitive factors which will affect future sales in the marketplace include regulatory approvals, performance, pricing, timely product shipment, safety, customer support, convenience of use and patient and general market acceptance. See "Business--Competition."

     Business Development Risks. New ventures, particularly those involved in a highly technical industry such as the medical industry, have substantial inherent risks. These risks are in three general areas: technical, mechanical and human. Notwithstanding any pre-production planning, new products can incur unexpected problems in full scale production, all of which cannot always be foreseen or accurately predicted. Designs can become unworkable, for unpredicted reasons. Quality control and component sourcing failures can also be expected from time to time. Any business, including the one contemplated by the Company, is substantially dependent upon the capabilities and performance of both management and sales personnel. Mistakes in judgment or performance can be costly and, in certain instances, disabling. Therefore, management skill, experience, character and reliability are of significant importance.

     Dependence Upon Key Personnel. The Company's success depends, to a significant extent, upon a number of key employees. The loss of services of one or more of these employees could have a material adverse effect on the proposed business and operations of the Company, including the development and sale of ophthalmic surgical systems. The Company is especially dependent upon the efforts and abilities of certain of its senior management, particularly Thomas
F. Motter, Chairman of the Board, President and Chief Executive Officer and Robert W. Millar, Vice President of Engineering and Manufacturing. Messrs. Motter and Millar are each employed by the Company under a five-year employment agreement. The loss of any of the Company's key executives could have a material adverse effect on the Company and its operations and prospects, although the loss of either Mr.

     Motter or Mr. Millar could have a more significant adverse effect on the Company. The Company has no key man insurance on either Mr. Motter or Mr. Millar. The Company believes that its future success will also depend, in part, upon its ability to attract, retain and motivate qualified personnel. There is no assurance, however, that the Company will be successful in attracting and retaining such personnel. See "Management."

     Production Risks. The high-technology product line requires the Company to deal with suppliers and subcontractors supplying highly specialized parts, operating highly sophisticated and narrow tolerance equipment and performing highly technical calculations and tasks. Components must be custom designed and manufactured, which is not only complicated and expensive, but can also require a number of months to accomplish. Slight mistakes in either the design or manufacture can result in unsatisfactory parts that may not be correctable.
Because the Company's business requires the talents of various professions, mistakes from very slight oversights or miscommunications can occur, resulting not only in costly delays and lost orders, but also in disagreements regarding liability and, in any event, extended delays in production. Moreover, the Company relies on related party suppliers for parts and equipment and there can be no assurance that the terms under which such business is conducted will be as favorable as could be obtained from unrelated third-party suppliers. See "Business."

     Lack of Independent Market Testing. The Company's belief that there is substantial commercial demand in the market for its Photon(TM) laser surgical system at the proposed price as well as the ocular blood flow analyzer for which the Company has secured a license to purchase is solely based on the Company's assessments and experience in the industry and management's evaluation of the market. At this time, there have been no independent marketing studies by independent professional marketing firms to reliably confirm the extent of this demand, the price ranges within which it exists and the amount of promotion necessary to exploit whatever demand does exist. See "Business."

     No Assurance of Market Acceptance. There can be no assurance that the Company's products will be accepted in the marketplace. Such acceptance will depend upon a number of factors including the receipt of regulatory approvals and the establishment and demonstration in the ophthalmic community of the clinical safety and efficacy of the Company's products and their advantages over existing systems and surgical techniques. The Company's Photon(TM) laser surgery system may never gain market acceptance since the system may not effectively remove viscerous cataracts. Further, there can be no assurance that the Company will be able to successfully market its products even if they perform successfully in clinical applications. The Company's Precisionist ThirtyThousand(TM) Workstation(TM) may not gain acceptance unless the Company can reduce or eliminate the vacuum surge and develop additional, complementary surgical devices for installation in that host system.

     Dependence on Patents and the Protection of Proprietary Technology. The Company depends on its ability to license and obtain patents and on the adherence to confidentiality agreements executed by employees, consultants and third-party manufacturers and suppliers in order to maintain the proprietary nature of its technology and to operate without infringing on the proprietary rights of third parties. The Company's laser probe is protected by a United States patent issued in 1987 to Daniel M. Eichenbaum, M.D. The Company owns the exclusive worldwide rights to this patent. Patents are reported by O.B.F. Labs to be pending in the United States and Japan and with the European Economic Community for the ocular blood flow analyzer the Company plans to market. There can be no assurance that the pending patents will be perfected. There also can be no assurance that the Company's present or future products will not be found to infringe upon the patents of others. If the Company's products are found to infringe upon the patents, or otherwise impermissibly utilize the intellectual property of others, the Company's development, manufacture and sale of such products could be severely restricted or prohibited. The Company may be required to obtain licenses from such third parties or otherwise obtain licenses to utilize patents or proprietary rights of others. No assurance can be given that any licenses required under any such patents or proprietary rights could be obtained on terms acceptable to the Company, if at all. If the Company does not obtain such licenses, the development, manufacture or sale of products requiring such licenses would be materially adversely affected. In addition, the Company could incur substantial costs in defending itself against challenges to its patents or infringement claims made by third parties or in enforcing any patents it may obtain. See "Business--Intellectual Property."

     Limited Nature of Patent Protection. It is possible that products similar to the Company's Photon(TM) LaserPhaco(TM) system or the ocular blood flow analyzer that the Company intends to market will be developed and distributed by one or more of the Company's competitors before the Company can market either device. The Company is relying on the protection that it hopes to realize under the United States and foreign patent laws. See "Business--Intellectual Property Protection." Even though a United States patent has been obtained on the hand-held probe design and applications for various foreign patents are either pending or planned, and patents are reported by O.B.F. Labs to be pending for the ocular blood flow analyzer, there are inherent limits to the protection provided by patents. It is possible that similar devices could be designed that, although not identical and therefore not infringing upon the patent used by the Company, could function adequately to be distributed into the same market. Moreover, it is possible that an unpatented but prior existing device or design may exist that has never been made public and therefore is not known to the Company or the industry in general. Such a device could be introduced into the market without infringing upon the Company's current patent. If any such competing non-infringing devices are produced and distributed, the Company's profit potential would be seriously limited, which would seriously impair the Company's viability. See "Business-- Competition."

     Limitations on Third-Party Reimbursement. The Company anticipates that its medical devices will generally be purchased by ophthalmologists and hospitals that will then bill various third-party payors, such as government programs and private insurance plans, for the health care services provided to their patients. Government agencies generally reimburse at a fixed rate based on the procedure performed. Some of the potential procedures for which the Company's medical devices may be used, however, may be determined to be elective in nature for which third-party reimbursement is not likely to be available. In addition, third-party payors may deny reimbursement if they determine that the use of the Company's products was unnecessary, inappropriate, not cost-effective, experimental or used for a non-approved indication. Even if the Company receives FDA clearances or PMAs for its products, third-party payors may nevertheless deny reimbursement. Furthermore, third-party payors are increasingly challenging the prices charged for medical products and services. There can be no assurance that reimbursement from third-party payors will be available or if available, that  reimbursement  will  not  be  limited  when  compared  with  reimbursement available in connection with competitive procedures, thereby materially adversely affecting the Company's ability to sell its products on a profitable basis. The market for the Company's products could also be adversely affected by recent federal legislation that reduces reimbursements under the capital cost pass-through system utilized in connection with the Medicare program. Failure by hospitals and other users of the Company's products to obtain reimbursement from third-party payors or changes in government and private third-party payors' policies toward reimbursement for procedures employing the Company's products would have a material adverse effect on the Company. See "Risk Factors--Proposed Health Care Reform" and "Business-- Marketing and Sales--Third-Party Reimbursement."

     Proposed Health Care Reform. President Clinton's Administration is making proposals to change aspects of the delivery and financing of health care services. Other legislation to accomplish the same purpose has or will also be introduced by members of Congress. It is possible that legislation derived from one or more of these proposals will be enacted in the near future. Considerations include means to control or reduce public (Medicare and Medicaid) and private spending on health care, to reform the methods of payment for health care goods and services by both the public and private sectors, and to provide universal access to health care. The Company cannot predict what form this legislation may take or the effect of such legislation on its business. It is possible that the legislation ultimately enacted by Congress will contain provisions resulting in price limits and utilization controls which may reduce the rate of increase in the growth of the ophthalmic laser market or otherwise adversely affect the Company's business. It is also possible that future legislation could result in modifications to the nation's public and private health care insurance systems which will affect reimbursement policies in a manner adverse to the Company. The Company also cannot predict what other legislation relating to its business or the health care industry may be enacted, including legislation relating to third-party reimbursement, or what effect legislation may have on the results of its operations.

     New Product Quality. The Company's Precisionist ThirtyThousand(TM) Workstation(TM) is a new computer-based product unproven by day-to-day use in the marketplace. As is common with other new computer-based products, the Company has discovered certain circuitry problems and component failures with the first Workstation(TM) manufactured for the Company. The Company believes that it has corrected most if not all of these problems. However, there is no assurance that all of these problems have been detected or corrected. If customers were to experience significant problems with the Workstation(TM), if the Company could not fix or correct the problems, or if the Company's customers were dissatisfied with the functionality or performance of the Workstation(TM), or product support provided by the Company, the Company would be materially adversely effected.

     Dependence on Outside Suppliers and Manufacturers. The Company currently purchases all of its components, supplies and contract manufacturing from third-party suppliers. Substantially all of the Company's current products are manufactured or assembled by three companies under long-term manufacturing agreements. See "Business--Marketing and Sales--Manufacturing and Raw Materials." However, if the Company were required to locate other manufacturers or suppliers, it could experience increased costs and significant delays in both locating and switching to new vendors. Further, it would be difficult for the Company to develop the capacity to manufacture or assemble its products in-house since the Company has no experience in large-scale manufacturing. In addition, there is no assurance that the Company would be successful in developing the necessary facilities or recruiting trained personnel to achieve profitable manufacturing or assembling capacities.

     Minimal Marketing Experience. The Company has commenced a direct sales program to market its current and proposed products. See "Business--Marketing and Sales." However, the Company has minimal direct sales experience and may need to recruit additional qualified personnel for this purpose. There can be no assurance that the Company's direct sales program will be successful or that it will be able to attract and retain qualified distributors on favorable terms.

     Product Liability and Possible Insufficiency of Insurance. The nature of the Company's business exposes it to risk from product liability claims and there can be no assurance that the Company can avoid significant product liability exposure. The Company maintains product liability insurance providing coverage up to $1,000,000 per claim with an aggregate policy limit of $1,000,000. There is substantial doubt that this amount of insurance would be adequate to cover liabilities should the Company face significant claims. A successful products liability claim brought against the Company could have a material adverse effect on the Company's business, operating results and financial condition. Further, product liability insurance is becoming increasingly expensive, and there can be no assurance that the Company will be successful in maintaining adequate product liability insurance at acceptable rates, or at all. Should the Company be unable to maintain adequate product liability insurance, the Company's ability to market its products would be significantly impaired. Any losses that the Company may suffer from future liability claims or a voluntary or involuntary recall of the Company's products and the damage that any product liability litigation or voluntary or involuntary recall may do to the reputation and marketability of the Company's products would have a material adverse effect on the Company's business, operating results and financial condition.

     World Economic, Political and Currency Fluctuations. The Company anticipates that a significant portion of its future product sales will be made in foreign countries. Because the Company quotes prices of its products and accepts payment on sales principally in U.S. dollars, any significant increase in the value of the U.S. dollar against local currencies may make the Company's products less competitive with foreign products. The economic and political instability of some foreign countries also may affect the ability of ophthalmologists and others to purchase the Company's products, or the ability of potential customers to pay for the procedures for which the Company's products are used. See "Business--Competition."

     Potential Adverse Effects of Future Sales of Stock; Dilution. As of September 30, 1998, approximately 52% or about 2,250,000 of the total 4,348,701 shares of Common Stock outstanding were "restricted securities" within the meaning of Rule 144 under the 1933 Act. Ordinarily, under Rule 144, a person holding restricted securities for a period of one year may, every three months, sell in ordinary transactions, or in transactions directly with a market maker an amount equal to the greater of one percent of the Company's then outstanding Common Stock or the average weekly trading volume during the four calendar weeks prior to such sale. An additional 80,829 shares could immediately be sold in reliance on Rule 144 upon the conversion of the Company's Series A and Series B Preferred Stock issued and outstanding as of September 30, 1998 for shares of Common Stock. An additional 33,125 shares could also be immediately sold in reliance upon Rule 144 upon the exercise of the La Jolla Warrants and FAS Warrants and an additional 510,280 shares could eventually be sold in reliance upon Rule 144 upon the exercise of Stock Options granted to employees and directors of the Company. Further, 512,500 shares could be sold upon the exercise of warrants held by Bridge Note investors, the Company's attorneys and underwriters of the Company's public offering. Finally, 191,000 shares could be sold upon the exercise of warrants the Company has issued to Win Capital Corp. The Company has agreed to register the shares of Common Stock issuable upon exercise of Win Capital Corp's warrant on the same registration statement as the shares of Common Stock issuable upon conversion of the Shares issued in the Offering and keep such registration statement current until such time as all shares of Common Stock issuable upon exercise of the warrant are freely tradeable pursuant to Rule 144(k) promulgated under the Securities Act, all at the Company's cost and expense. Sales of such shares would increase the number of shares in the public float and have an adverse effect on the market price of the Common Stock.

     Possible Volatility of Stock Price. The Company's Common Stock and Class A Warrants are currently traded on The Nasdaq SmallCap Market. Factors such as announcements by the Company of the regulatory status of products, quarterly variations in its financial results, the gain or loss of material contracts, changes in management, regulatory changes, trends in the industry or stock market and announcements by competitors, among other things, could cause the market price of such securities to fluctuate significantly.

     Adverse Effects of Board of Director Control of Preferred Stock. The Company's Certificate of Incorporation authorizes the issuance of shares of "blank check" preferred stock, which will have such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval (but subject to applicable government regulatory restrictions), to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock. Those terms and conditions may include preferences on an equal or prior rank to existing series of Preferred Stock. Those shares may be issued on such terms and for such consideration as the Board then deems reasonable and such stock shall then rank equally in all aspects of the series and on the preferences and conditions so provided, regardless of when issued. In the event of such issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. As of September 30, 1998, 36,122 shares of Series A Preferred Stock, 31,236 shares of Series B Preferred Stock, and 25,079 shares of Series C Preferred Stock issued, which are immediately convertible, in the aggregate, into 1,500,664 shares of the Company's Common Stock. See "Description of Securities--Preferred Stock."

     No Dividends on Common Stock. The Company issued a stock dividend on its Series A Preferred Stock and Series B Preferred Stock on January 8, 1996, to stockholders of record as of December 31, 1994. The Company has not paid any cash dividends on its Common Stock and does not expect to declare or pay any cash or other dividends in the foreseeable future so that it may reinvest earnings, if any, into the development of the business. The holders of the Company's Series A Preferred Stock, Series B Preferred Stock and Series C
Preferred Stock are entitled to non-cumulative cash dividends paid out of surplus earnings. See "Dividend Policy" and "Description of Securities--Preferred Stock."

     Board Discretion as to Use of Proceeds. All of the net proceeds of the Offering, if any, have been allocated to working capital (and not otherwise allocated for a specific purpose) and will be used for such purposes as management may determine in its sole discretion without the need for stockholder approval with respect to any such allocations. See "Use of Proceeds."

     Rescission Offer to Series B Shareholders. The Company issued 493,000 shares of Series B Preferred Stock in 1994 and 1995. The Series B Shares may not have been sold in compliance with certain aspects of California corporate law and federal and state securities laws. Concurrently with its public offering, the Company is and has provided the Series B Shareholders with a rescission offer (the "Rescission Offer") to repurchase all Series B Preferred shares (the "Rescission Shares") owned by the Series B Shareholders. The Series B Shareholders were offered the right to rescind their purchases and receive a refund of the price paid by them of $4.00 per share plus an amount equal to the interest thereon at rates ranging from 6% to 12% per annum from the date the Rescission Shares were purchased to July 25, 1996, the date the Company's public offering closed and each rescinding shareholder was paid by the Company. The original purchasers of approximately 93% of the Series B Shares (460,250 shares) rejected the Rescission Offer by responding as requested in the Rescission Offer or by failing to return a response within thirty days of receiving the Rescission Offer. Two shareholders owning a combined total of 32,750 shares accepted the Rescission Offer. The Rescission Offer was designed to reduce any type of contingent liability the Company may be subject to in connection with its private placement of Series B Preferred Stock. However, the Rescission Offer may not have fully relieved the Company from exposure to contingent liability under federal or state securities laws. Not every state statutorily provides for voluntary rescission offers. In addition, other states, although authorizing rescission offers, do not completely limit the liability of the offeror. Thus, the Company may have continuing liability in certain states following the Rescission Offer.

     Limited Liability for Officers and Directors and Indemnification Matters. The Company's Certificate of Incorporation eliminates in certain circumstances the liability of directors of the Company for monetary damages for breach of their fiduciary duty as directors. The Company has entered into indemnification agreements (the "Indemnification Agreements") with certain directors and officers. Each such Indemnification Agreement provides that the Company will indemnify the indemnitee against expenses, including reasonable attorneys' fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any civil or criminal action or administrative proceeding arising out of his performance of his duties as a director or officer, other than an action instituted by the director or officer. The Indemnification Agreements will also require that the Company indemnify the Director or other party thereto in all cases to the fullest extent permitted by applicable law. Each Indemnification Agreement will permit the director or officer that is party thereto to bring suit to seek recovery of amounts due under the Indemnification Agreement and to recover the expenses of such a suit if he or she is successful. See "Management--Limitation of Liability and Indemnification Matters."

     Dilutionary Possibilities. The Board of Directors has the inherent right under applicable Delaware law, for whatever value the Board deems adequate, to issue additional shares of Common Stock up to the limit of shares authorized by the Certificate of Incorporation, and, upon such issuance, all holders of shares of Common Stock, regardless of when it is issued, thereafter generally rank equally in all aspects of that class of stock, regardless of when issued. The Board of Directors likewise has the inherent right, limited only by applicable Delaware law and provisions of the Certificate of Incorporation to increase the number of shares of Preferred Stock in a series, to create a new series of Preferred Stock and to establish preferences and all other terms and conditions in regard to such newly-created series. Any of those actions will dilute the holders of Common Stock and also affect the relative position of the holders of any series of any class. Current stockholders have no rights to prohibit such issuances nor inherent "preemptive" rights to purchase any such stock when offered. See "The Offering."

                                 USE OF PROCEEDS

     Holders of Class A Warrants, Underwriter's Warrants, Win Capital Warrants, Note Holders' Warrants and Attorney's Warrants are not obligated to exercise any of their Warrants. However, assuming exercise of all of the Warrants and assuming the issuance of the 1,000,000 additional shares of Common Stock registered for resale for the purchase of assets from Humphrey Systems and for raising additional working capital, the net proceeds from this Offering to be received by the Company from the issuance of 2,703,500 shares of Common Stock covered by this Prospectus and issuable upon the exercise of the Warrants and and from the issuance of 1,000,000 additional shares of Common Stock is estimated to be $13,184,506. The closing bid price of the Common Stock on The Nasdaq SmallCap Market was $2.375 on December 1, 1998. Approximately 84% of the Warrants are exercisable for prices above $2.375. Accordingly, there is no assurance that any of the Warrants will be exercised and the

Company may not receive any proceeds from this Offering. The Company will not receive any proceeds from the issuance of shares of Common Stock upon conversion of the Series C Preferred Stock or the Note.

     The Company currently anticipates that it will use the net proceeds of this Offering, if any, to fund working capital requirements. In the event sufficient proceeds are not received, the Company's short term plan is to meet cash needs through external financing sources such as bank financing and private offerings of debt and/or equity. The Company also expects the cash flow from operations will provide additional funds to the Company as operating revenues increase.

     The cost, timing and the amount of funds required for such uses by the Company cannot be precisely determined at this time and will be based upon, among other things, competitive developments, the rate of the Company's progress in product development, and the availability of alternative methods of financing. In addition, the Company's Board of Directors has broad discretion in determining how the proceeds of this Offering received by the Company will be applied.

                PRICE RANGE OF COMMON STOCK AND CLASS A WARRANTS
                               AND DIVIDEND POLICY

     The Company's Common Stock and Class A Warrants trade on The Nasdaq SmallCap Market under the respective symbols of "PMED" and "PMEDW." Prior to July 22, 1996, there was no public market for the Common Stock. As of December 1, 1998, the Common Stock and Class A Warrants were $2.375 per share and $.75 per Warrant, respectively. The following are the high and low sales prices for the Common Stock and Class A Warrants by quarter as reported by Nasdaq since July 22, 1996.


                                                   Common Stock                                  Class A Warrants
                                                    Price Range                                    Price Range
          Period (Calendar Year)            High                Low                        High                 Low
1996
  Third Quarter (since July 22, 1996).....  6                   2                         1-3/16                1/8
  Fourth Quarter..........................  5-5/8               2-7/8                     1-7/16               7/16

1997
  First Quarter...........................  6-3/8               3                         1-9/16                3/4
  Second Quarter..........................  5-3/4               3                           1                   1/2
  Third Quarter...........................  6                   1-9/16                    1-3/8                 1/8
  Fourth Quarter..........................  4-5/8               2-7/16                     7/8                  1/4

1998
  First Quarter...........................  4-11/16             2-7/8                     15/16                 1/4
  Second Quarter..........................  6-1/2               3-13/16                   1-5/16                1/4
  Third Quarter...........................  4-9/16              2-1/2                     11/16                7/16

     The Company's Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are not publicly traded. As of September 30, 1998, there were 646 record holders of Common Stock, 9 record holders of Series A Preferred Stock, 6 holders of Series B Preferred Stock, and 24 record holders of Series C Preferred Stock.

     The Company has never paid any cash dividends on its Common Stock and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. The Company must pay cash dividends to holders of its Series A Preferred, Series B Preferred and Series C Preferred Stock before it can pay any cash dividend to holders of its Common Stock. Dividends paid in cash pursuant to outstanding shares of the Company's Series A, Series B and Series C Preferred Stock are only payable from surplus earnings of the Company and are non-cumulative and therefore, no deficiencies in dividend payments from one year will be carried forward to the next. The Company currently intends to retain future earnings, if any, to fund the development and growth of the Company's proposed business and operations. Any payment of cash dividends in the future on the Common Stock will be dependent upon the Company's financial condition, results of operations, current and anticipated cash requirements, plans for expansion, restrictions, if any, under any debt obligations, as well as other factors that the Company's Board of Directors deems relevant. The Company issued 6,764 shares of its Series A Preferred and 6,017 shares of its Series B
Preferred on January 8, 1996 as a stock dividend to Series A and Series B shareholders of record as of December 31, 1994. See "Description of Securities--Preferred Stock."

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company at September 30, 1998.


                                                                         As of
                                                                   September 30,
                                                                         1998
Long-term obligations(1)..............................               $    85,244

Stockholders' Equity:

     Series A Preferred Stock, $.001 par value per share;
     500,000 shares authorized, 36,122 issued and outstanding.........        36

     Series B Preferred Stock, $.001 par value per share;
     500,000 shares authorized, 31,236 issued and outstanding.........        31

     Series C Preferred Stock, $.001 par value per share;
     30,000 shares authorized; 25,079 issued and outstanding..........        25

     Common Stock, $.001 par value per share; 20,000,000 shares authorized, 4,348,701 issued and outstanding (7,488,771 issued
     and outstanding, as adjusted)(2)..............................        4,349

     Additional paid-in-capital ...................................   17,265,487

        Treasury Stock, 2,600 shares of common stock...............      (3,777)

     Accumulated deficit........................................... (14,534,169)

     Total stockholders' equity ...................................    2,731,982

Total Capitalization...............................................   $2,968,512





(1) Excludes current portion of long-term debt.
(2) Does not include (i) 21,525 shares issuable upon exercise of the FAS Warrants; (ii) 13,920 shares of Common Stock issuable upon conversion of the 11,600 Series A Preferred Stock underlying the La Jolla Warrants; (iii) 80,830 shares of Common Stock issuable upon the conversion of the 36,122 shares of outstanding Series A Preferred Stock and 31,236 shares of outstanding Series B Preferred Stock; and (iv) shares of Common Stock issuable upon the exercise of 450,200 options granted under the Company's 1995 Option Plan.



Bridge Financing

     During the period beginning on December 26, 1995 and ending on February 21, 1996, the Company sold a total of 23 Units to 14 investors (13 of which were accredited investors) at a price of $25,000 per Unit primarily to finance its public offering which was completed in July 1996 (excluding one Unit which was issued for services). Each Unit consisted of a $25,000 Promissory Note with a stated interest rate of 12% and Warrants to purchase 12,500 shares of Company's Common Stock. Each Note bears interest at an imputed interest rate of 18% per annum and is payable on the earlier of the closing of the Company raising at least $4,000,000 through a public offering or December 31, 1996, at the $25,000 face amount of the Notes plus accrued interest at the rate of 12% per annum.
Each Warrant is exercisable, beginning on the date the Warrant is issued and expiring on December 1, 2000, by the holder thereof to purchase one share of the Company's Common Stock at an exercise price of $3.33 per share. The Company may redeem the Warrants one year after completion of the offering at a price of $.05 per Warrant at such time as the Company's Common Stock has been trading in The Nasdaq SmallCap Market or an established exchange at a price equal to or above $10.00 for a period of 30 consecutive trading days ending within 15 days of the date of redemption. See "Description of Securities."

Private Placement of 12% Convertible, Redeemable Promissory Notes

     During the period from October 24, 1997 to December 8, 1997, the Company sold a total of 21.4 Units of 12% Convertible, Redeemable Promissory Notes to 23 persons (all of whom were accredited investors) through a private placement at a price of $50,000 per Unit, each Unit consisting of a $50,000 Unsecured 12% Convertible, Redeemable Promissory Note. The Company received $1,070,000 in cash as a result of the private placement transaction and paid $128,400 in commissions and expenses. The Notes bear interest at 12% per annum, payable semi-annually on each six month anniversary of the initial closing of the private placement. The principal amount of the Notes, together with all accrued, unpaid interest are due and payable on the three year anniversary of the closing of the private placement. The Notes are redeemable prior to maturity at 112% of the face value of each Note, plus accrued unpaid interest, upon 30 days written notice to the holders of the Notes at any time after (i) the 30-day anniversary of the effective date of the registration statement the Company will undertake to file with the Securities and Exchange Commission to register the shares of its Common Stock issuable to the noteholders upon conversion of the Notes, and
(ii) the average closing price of the Company's Common Stock for the 20-day period immediately prior to the date on which notice of redemption is given to the Company to the noteholders is at least $3.50 per share. Each Note is convertible into 25,000 shares of the Company's Common Stock (one share for each $2.00 principal amount of the Note) at the option of the noteholders until such time as the Notes have been repaid in full. During the period from February 2, 1998 to March 26, 1998, 22 of the noteholders representing $995,000 of the Notes elected to exchange their Notes for Series C Convertible Preferred Stock pursuant to the terms of a Security Exchange Agreement. See "Capitalization -- Private Placement of Series C Convertible Preferred Stock" and "Description of Securities."

Private Placement of Series C Convertible Preferred Stock

     During the period from February 2, 1998 to April 11, 1998, the Company sold a total of 20,300 shares of Series C Preferred Stock to 58 persons (all of whom were accredited investors) through a private placement at a price of $100.00 per share. The Company received $2,003,000 in cash as a result of the private placement transaction and paid $235,360 in commissions and expenses. The holders of the shares are entitled to 12% non-cumulative dividends. However, the shares are entitled to dividends declared on the Company's Common Stock on an as converted basis, i.e., as if the shares had been converted into Common Stock. The holders of the shares of Series C Preferred Stock have the option at any time to convert such shares into the Company's Common Stock at a conversion price equal to $1.75 per share of the Common Stock, subject to adjustments for stock splits, stock dividends and certain combinations or recapitalizations in respect to the Common Stock. In addition, the shares will be automatically converted into Common Stock upon 30 days' written notice by the Company to the holders of the shares after (i) the 30-day anniversary of the effective date of the filing of a registration statement on which shares of Common Stock issuable upon conversion of the shares are registered and (ii) the average closing price of the Common Stock for the 20-day period immediately prior to the date on which notice of conversion is given by the Company to holders of the shares is at least $3.50 per share. Any shares still outstanding after January 1, 2002 will be mandatorily converted at such date at the conversion price then in effect. See "Description of Securities."


                             SELECTED FINANCIAL DATA

     The following table sets forth the Company's selected historical financial data for the years ended September 30, 1996 and December 31, 1997, the three months ended December 31, 1995 and 1996 and the nine months ended September 30, 1997 and 1998. The selected financial data as of and for the years ended September 30, 1996 and December 31, 1997 and as of and for the three months ended December 31, 1996 are derived from the financial statements of the Company which have been audited by Tanner + Co. The selected financial data as of and for the three months ended December 31, 1995 and as of and for the nine months ended September 30, 1997 and 1998 are derived from the Company's unaudited quarterly financial statements. In the opinion of management, the three month financial data reflect all of the adjustments necessary for a fair presentation of such data. The results of operations for the first nine months of fiscal 1998 are not necessarily indicative of the results to be expected for the full year. The Company changed its fiscal year end to December 31, effective December 31, 1996. The following financial information should be read in conjunction with the Financial Statements and related notes thereto.

                                    For the          For the
                                  year ended      year ended         Three months ended            Nine months ended
                                 September 30,   December 31,             December 31,              September  30,
Statement of Operations Data:          1996          1997           1995           1996           1997           1998
                                                                 (Unaudited)                  (Unaudited)    (Unaudited)


Net sales.......................     $   252,134   $   464,062     $   65,405     $   35,651      $ 378,610    $ 1,037,781
Net cost of sales...............         180,010       333,156         45,286         21,061        250,153        555,508
Operating expenses..............       1,328,173     2,933,327        312,891      1,243,984      2,260,014      1,902,442
Operating loss..................      (1,256,049)   (2,802,421)      (292,772)    (1,229,394)    (2,131,557)    (1,420,169)
Other income (expenses).........        (192,970)     (207,573)      (178,484)        30,991         33,878         14,430
Net loss .......................      (1,449,019)   (3,009,994)      (471,256)    (1,198,403)    (2,097,679)    (1,405,739)
Net loss attributable to common
shareholders....................      (1,448,171)   (3,009,994)      (471,256)    (1,198,403)    (2,097,679)    (6,275,762)
Net loss per common share.......          (0.66)        (0.82)         (0.20)         (0.38)         (0.58)         (1.61)
Shares used in computing net loss per
share...........................       2,193,000     3,663,000      2,352,000      3,183,000      3,638,000      3,892,000
Cash dividends per share........            None          None           None           None           None           None




                                                                As of             As of
Balance Sheet Data:                                         December 31,     September 30,
                                                                 1997              1998
                                   (Unaudited)
Current assets.......................................         $1,857,128         $2,220,088
Current liabilities..................................          1,055,223            227,465
Working capital .....................................            801,905          1,992,623
Total assets.........................................          2,712,827          2,968,512
Long-term debt, less current portion.................          1,081,996              9,065
Accumulated deficit..................................         (8,258,406)       (14,534,169)
Stockholder's equity ................................            575,608          2,731,982



                     MANAGEMENT'S DISCUSSION AND ANALYSIS OR
                                PLAN OF OPERATION

General

     The following Management's Discussion and Analysis of Financial Condition and Results of Operations, which should be read in conjunction with the Financial Statements (including the notes thereto), contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations. The Company's actual results could differ materially from those anticipated in these forward looking statements as a result of certain factors discussed in this section. The Company has changed its fiscal year to the period from January 1 to and including December 31.

     The Company is engaged in the design, development, manufacture and sale of high technology eye care products. The Company's surgical equipment is designed to perform minimally invasive cataract surgery and is comprised of surgical devices and related instruments and accessories, including disposable products. The Company's diagnostic instrument is designed to measure intraocular pressure and ocular blood flow for the detection and treatment of glaucoma. Paradigm's activities for the six months ended June 30, 1998 include domestic and international sales of the Precisionist 3000 Plus(TM) and the Precisionist Thirty Thousand(TM) Ocular Surgery Workstation(TM) cataract surgery systems, domestic sales of the Blood Flow Analyzer(TM) , and research and development on the Photon(TM) laser cataract removal system which received FDA approval for expansion to Phase II Clinical Trials on May 19, 1998. Paradigm's activities for the nine months ended September 30, 1997 include domestic and international sales of the Precisionist 3000 Plus(TM), the Precisionist ThirtyThousand(TM) and the Photon(TM) laser cataract system as well as primary research for other new products and businesses.

Results of Operations

     Third Quarter of 1998 Compared to Third Quarter of 1997

     Sales increased by $42,192, or 232%, to $60,395 for the three months ended September 30, 1998 from $18,203 for the comparable period in 1997. This modest increase in sales was primarily due to higher sales of disposable products and accessories used in surgeries performed with the Precisionist ThiryThousand Ocular Surgery Workstation(TM). Net cost of sales increased

$17,542, or 57%, to $48,319 for the three months ended September 30, 1998, from $30,777 for the comparable period in 1997, as a result of the increased shipment of disposable products.

     The gross margin for the three months ended September 30, 1998 of 20%, was higher than the gross margin for the comparable period in 1997, which was a negative percentage. If the amortization of capitalized engineering and design charges of $18,564, a non-cash expense, is excluded for the three months ended September 30, 1998 and 1997, and the gross margin was 51%, compared with 33% for the same period in 1997. The sales performance for the quarter ended September 30, 1997 was due primarily to certain software and hardware revisions on the Precisionist ThirtyThousand(TM) that were made before shipments could be resumed. A restructuring of the Company's sales force in the third quarter of 1998, moreover, adversely affected sales.

     Marketing and selling expenses increased by $24,977, or 14%, to $207,254 for the three months ended September 30, 1998, from $182,277 for the comparable period in 1997. The increase was a result of the Company adding a national sales manager and restructuring its sales force.

     General and administrative expenses decreased by $119,797, or 25%, to $361,245 for the three months ended September 30, 1998, from $481,042 for the comparable period in 1997. The decrease was primarily the result of reduction in officers' salaries, the elimination of two positions, reduction in directors' compensation and retired inventory expense recognized in the 1997 period.

     Research and development expenses decreased by $17,862, or 32%, to $38,111 for the three months ended September 30, 1998, from $55,973 for the comparable period in 1997. The decrease was primarily the result of the completion of a substantial part of the engineering and design changes on the Precisionist ThirtyThousand(TM) Ocular Surgery Workstation(TM).

     Other income increased by $16,013 to $8,359 for the three months ended September 30, 1998, as compared to the same period in 1997. This was primarily due to the conversion of promissory notes into convertible preferred stock.

     Nine Months Ended September 30, 1998 Compared to Nine Months Ended September 30, 1997.

     Sales increased by $659,171, or 174%, or 174%, to $1,037,781 for the nine months ended September 30, 1998, from $378,610 for the comparable period in 1997. The increase in sales was the result of the Company launching the Blood Flow Analyzer System(TM) and increased sales of the Precisionist ThirtyThousand(TM) Ocular Surgery Workstation(TM). Net cost of sales increased $305,355, or 122%, to $555,508 for the nine months ended September 30, 1998, from $250,153 for the comparable period in 1997.

     As a result of increased sales, the gross margin for the nine months ended September 30, 1998 of 46% was higher than the gross margin for the comparable period in 1997 of 34%. If the amortization of capitalized engineering and design charges for the nine months ended September 30, 1998 of $55,692 and $42,876 for the nine months ended September 30, 1997, non-cash expenses, are excluded, the gross margin was 52% and 45%, respectively. The poor sales performance for the nine months ended September 30, 1997 was due primarily to certain software and hardware revisions on the Precisionist ThirtyThousand(TM) that were made before shipments could be resumed in the first quarter of 1998.

     Marketing and selling expenses increased by $132,208, or 30%, to $566,237 for the nine months ended September 30, 1998, from $434,029 for the comparable period in 1997. The increase was a result of the Company adding a sales manager and two additional sales representatives, and of increased promotional activities in anticipation of launching the Blood Flow Analyzer(TM) and increased sales of the Precisionist ThirtyThousand(TM) Ocular Surgery Workstation(TM).

     General and administrative expenses decreased by $184,175, or 15% to $1,071,922 for the nine months ended September 30, 1998, from $1,256,098 for the comparable period in 1997. The primary reasons for the decrease were a reduction in officers' salaries and the elimination of two positions.

     Research and development expenses decreased by $305,605, or 54%, to $264,282 for the nine months ended September 30, 1998, from $569,887 for the comparable period in 1997. The principal reason for the decrease in research and development expenses was the completion of a substantial part of the engineering and design changes on the Precisionist ThirtyThousand (TM) Ocular Surgery Workstation(TM).

     Other income for the nine months ended September 30, 1998 decreased by $19,448, or 57%, to $14,430, from $33,878 for the same period in 1997, as a result of interest paid on the 12% convertible notes.

Upgrades

     To garner sales, the Company offers the ultrasonic Precisionist(TM) system with an unconditional arrangement under which the customer may trade in their Precisionist(TM) system to upgrade to a Precisionist ThirtyThousand(TM) Ocular Surgery System(TM) or, upon FDA clearance, a Photon(TM) laser cataract system when that system becomes available. Under this arrangement, the customer receives full credit for the trade in purchase price of the Precisionist(TM) system against the price of the new Precisionist ThirtyThousand(TM) Ocular Surgery System of Photon(TM) laser cataract system.

     In the September 30, 1998 quarter and the September 30, 1997 quarter, there were no trade-in sales in which the customer had upgraded a Precisionist(TM) system to the Precisionist ThirtyThousand(TM) Ocular Surgery System(TM). For the first nine months ended September 30, 1998, there were two trade-in sales totaling $76,000, compared with two trade-in sales totaling $94,000 for the nine months ended September 30, 1997.

     Fiscal Year Ended December 31, 1997 Compared to Fiscal Year Ended September 30, 1996.

     Sales increased by $211,928, or 84%, to $464,062 for the twelve months ended December 31, 1997 from $252,134 for the twelve months ended September 30, 1996. Sales of product in the surgical equipment market are contingent upon customer evaluation. Based on the evaluation of the products shipped in the Company's initial new product launch in 1997, five units were returned and certain software and hardware revisions were identified and corrected. The increase in sales in 1997 was a result of the Company launching the Photon Ocular Surgery System(TM) and the Precisionist Thirty Thousand(TM), the latest generation of Paradigm products on March 31, 1997.

     Cost of sales increased $153,146 or 85%, to $333,156 for the twelve months ended December 31, 1997 from $180,010 for the twelve months ended September 30, 1996, as a result of the increased sales. The gross margin for the twelve months ended December 31, 1997 of 28% was slightly lower than the gross margin for the twelve months ended September 30, 1996 of 29%, primarily as a result of the amortization of capitalized engineering and design charges of $61,440 in 1997 which reduced the gross margin from 41% to 28%.

     Marketing and selling expenses increased by $374,813, or 173%, to $590,941 for the twelve months ended December 31, 1997 from $216,128 for the fiscal year ended September 30, 1996. The increase was a result of the Company adding two additional sales representatives and increasing promotional activity in anticipation of launching the Photon Ocular Surgery System(TM) and the Precisionist Thirty Thousand during the first quarter of 1997, and the resulting service expenses associated with installing identified software and hardware revisions.

     General and administrative expenses increased by $979,047, or 119%, to $1,802,238 for the twelve months ended December 31, 1997 from $823,191 for the twelve months ended September 30, 1996. This was the result of an increase in personnel and costs associated with pre-production and new product launch activities.

     Research and development expenses increased by $251,294, or 87%, to $540,148 for the twelve months ended December 31, 1997 from $288,854 for the twelve months ended September 30, 1996. This was the result of hiring four additional employees and costs associated with developing new products for the Company.

     Three Months Ended December 31, 1996 Compared to Three Months Ended December 31, 1995.

     Sales decreased by $29,754, or 45%, to $35,651 for the three months ended December 31, 1996 from $65,405 for the comparable period in 1995. This decrease was a result of decreased sales of the Precisionist Phaco System resulting from the Company focusing its limited resources on the development of the Photon Ocular Surgery System(TM) and the Precisionist Thirty Thousand(TM), the next generation of Paradigm products scheduled for launch in March, 1997. Cost of sales decreased $24,225, or 53%, to $21,061 for the three months ended December 31, 1996 from $45,286 for the comparable period in 1995, as a result of the decreased sales. The gross margin for the three months ended December 31, 1996 of 41% is up from the gross margin for the comparable period in 1995 of 31% because sales in 1995 included more parts and accessories which have a lower gross margin.

     Marketing and selling expenses increased by $76,132, or 82%, to $168,880 for the three months ended December 31, 1996 from $92,748 for the comparable period in 1995. The increase was a result of the Company adding two additional sales representatives and increasing promotional activities in anticipation of launching the Photon Ocular Surgery System(TM) and the Precisionist Thirty Thousand(TM).

     General and administrative expenses increased by $425,041, or 251%, to $594,520 for the three months ended December 31, 1996 from $169,479 for the comparable period in 1995. This was the result of an increase in personnel and costs associated with pre-production activities.

     Research and development expenses increased by $429,920, or 849%, to $480,584 for the three months ended December 31, 1996 from $50,664 for the comparable period in 1995. This was the result of hiring four additional employees and costs associated with developing new products.

     Fiscal Year Ended September 30, 1996 Compared to Fiscal Year Ended September 30, 1995.

     Sales decreased by $255,450, or 50%, to $252,134 in fiscal year ended September 30, 1996 from $507,584 for the comparable period in 1995. This decrease was a result of a reduction in the sales of the Precisionist Phaco System resulting from the Company focusing its limited financial resources on the public offering. Cost of sales decreased $86,338, or 32%, to $180,010 in fiscal year ended September 30, 1996 from $266,348 for the comparable period in 1995, as a result of the reduced sales. The gross margin in fiscal 1996 of 29% is down from the gross margin for the comparable period in 1995 of 48% because sales in 1996 included more parts and accessories which have a lower gross margin.

     Marketing and selling expenses decreased by $212,137, or 50%, to $216,128 in fiscal year ended September 30, 1996 from $428,265 for the comparable period in 1995. The decrease was a result of the Company focusing its limited financial resources on the public offering. The Company expects to increase its marketing and selling activities now that the public offering has been completed.

     General and administrative expenses increased by $415,388, or 102%, to $823,191 in fiscal year ended September 30, 1996 from $407,803 for the comparable period in 1995. This increase was the result of the increased administrative costs related to preparation for the public offering of the Company's Common Stock. The Company expects to increase its staff significantly to support the activities associated with the introduction of the Photon(TM) laser cataract system.

     Research and development expenses increased by $52,811, or 22%, to $288,854 in fiscal year ended September 30, 1996 from $236,043 for the comparable period in 1995. The Company expects the amount spent on research and development for the Photon(TM) laser cataract system and other new products to increase in fiscal 1997.

     In fiscal year ended September 30, 1996, the Company  incurred  $179,000 of
expenses  in   connection   with   obtaining  the   relinquishment   of  certain
anti-dilution rights. See "Certain Transactions."

Upgrades

     To garner sales, the Company offers the ultrasonic Precisionist(TM) system with an unconditional arrangement under which the customer may trade in their Precisionist(TM) system to upgrade to a Precisionist Thirty Thousand(TM) Ocular Surgery System(TM). Under this arrangement, the customer receives full credit for the trade in purchase price of the Precisionist(TM) system against the price of the new Precisionist Thirty Thousand(TM) Ocular Surgery System(TM). As of December 31, 1997, the Company has distributed approximately 51 Precisionist(TM) systems under this provision. The gross margin on these original sales was approximately $295,000 or 32%.

     If all of these customers were to exercise their upgrade privilege, the Company would exchange the Precisionist(TM) system for the Company's new Precisionist Thirty Thousand(TM) Ocular Surgery System(TM) and refurbish the ultrasonic Precisionist(TM) systems and sell them in the international market. Any losses on the sale of the refurbished Precisionist(TM) systems, which are not expected to be significant, would reduce the gross margin on the Precisionist Thirty Thousand(TM) Ocular Surgery System(TM) sales. The total gross margin on the upgrade sales is estimated to be $1,677,000 or 41%. As of December 31, 1997, there have been two trade in sales in which the customer has upgraded a Precisionist(TM) system to the Precisionist Thirty Thousand(TM) Ocular Surgery System(TM).

Liquidity and Capital Resources

     The Company's ratio of inventory to annual sales for the twelve months ended December 31, 1997 was 1.8 as compared to 1.5 for the twelve months ended September 30, 1996. The ratio of inventory to quarterly sales for the quarter ended June 30, 1998 was 1.4 as compared to 8 for the same period ended June 30, 1997. The ratio of inventory to quarterly sales for the quarter ended March 31, 1998 was 2.5 as compared to 2.4 for the same period ended March 31, 1997. With the launching of two new products within the past twelve months, management has to build inventory in anticipation of sales. As a result, the ratio of inventory to quarterly sales tends to fluctuate widely depending on the Company's purchase orders with the manufacturers, the time lags between the purchase order, delivery and sales, the number of demonstration units in the field, the accuracy of the sales forecast, and seasonal factors.

     The Company used cash in operating activities of $2,623,893 for the twelve months ended December 31, 1997 compared to $1,215,399 for the twelve months ended September 30, 1996. The increase of cash used by operating activities in 1997 is primarily attributable to the higher net loss in 1997. The Company received cash from investing activities of $97,874 for the twelve months ended December 31, 1997 compared to cash used in investing activities of $590,921 in fiscal 1996. In 1997 the Company received proceeds of $499,742 from the sale of marketable debt securities and expended $401,868 on property and equipment and capitalized engineering and design charges. In 1996 the Company spent $91,179 on property and equipment and $499,742 on marketable debt securities. The company received $943,589 from financing activities in 1997, primarily from the issuance of notes payable. This compares to $4,508,254 in 1996, which resulted from the issuance of common stock and warrants, offset principal payments on notes payable.

     In May 1997, the Company established a $630,000 line of credit with Merrill Lynch Business Financial Services, Inc. ("Merrill Lynch") and a $350,000 line of credit with Bear Stearns Securities Corp. ("Bear Stearns") on a secured basis. As of December 31, 1997, the Company had liquidated the underlying collateral and repaid the lines of credit with Merrill Lynch and Bear Stearns.

     As discussed above, the Company incurred a net loss of $3,009,994 and negative cash flows from operating activities of $2,623,892 for the year ended December 31, 1997. As of December 31, 1997, the Company had an accumulated deficit of $8,258,406. In March 1998, the Company completed the private placement of 20,030 shares of Class C Preferred Stock at $100 per share resulting in net proceeds of approximately $1,700,000, net of offering expenses. Management believes that these net proceeds, plus existing working capital, will be sufficient to assure continuation of the Company's operations through December 31, 1998. Management projects significant revenues from the successful re-launch of its new product, sales from additional products and certain strategic alliances to market their products. However, no assurances can be given that management's plans will be successful in achieving profitability or positive cash flows.

     The Company will seek funding to meet its working capital requirements through collaborative arrangements and strategic alliances, additional public offerings and/or private placements of its securities, or bank borrowings. There can be no assurance, however, that additional funds, if required, will be available from any of the foregoing or other sources on favorable terms, if at all.

     At December  31, 1997,  the Company had net  operating  loss  carryforwards
(NOLs) of approximately $6,800,000 and research and development tax credit carryforwards of approximately $64,000. These carryforwards are available to offset future taxable income, if any, and begin to expire in the year 2005. Because the Company has yet to recognize significant revenue from the sale of its Photon(TM) laser cataract system and other products, a 100% valuation allowance has been provided for these deferred tax assets. The Company's ability to use its NOLs to offset future income taxes may be subject to restrictions enacted in the United States Internal Revenue Code of 1986, as amended. These restrictions could limit the Company's future use of its NOLs if there is a cumulative ownership change of more than 50%, which would include the changes of ownership related to any public offering.

Effect of Inflation and Foreign Currency Exchange

     The Company has not realized a reduction in the selling price of the Precisionist phaco system as a result of domestic inflation. Nor has the Company experienced unfavorable profit reductions due to currency exchange fluctuations or inflation with its foreign customers.

Impact of New Accounting Pronouncements

     In June 1997,  the  Financial  Accounting  Standards  Board  (FASB)  issued
Statement of Financial Accounting Standard (SFAS) No. 130 ("SFAS 130"), "Reporting Comprehensive Income", and SFAS No. 131 ("SFAS 131"), "Disclosures About Segments of an Enterprise and Related Information". SFAS 130 establishes standards for reporting and display of comprehensive income in the financial statements. Comprehensive income is the total of net income and all other non-owner changes in equity. SFAS 131 requires that companies disclose segment data based on how management makes decisions about allocating resources to segments and measuring their performance. In addition, in February 1998 the FASB issued SFAS No. 132 ("SFAS 132"), "Employers' Disclosures About Pensions and Other Post Retirement Benefits", concerning employer disclosure about pension plans and other post retirement benefits. SFAS 130, SFAS 131 and SFAS 132 are effective for fiscal years beginning after December 15, 1997. Adoption of the standards is not expected to have an effect on the Company's financial statements, financial position or results of operations.

     The Company has reviewed all other recently issued accounting standards in order to determine their effects, if any, on the results of operations or financial position of the Company. Based on that review, the Company believes that none of these pronouncements will have a significant effect on current or future earnings or operations.

Year 2000

     The year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Management of the Company does not anticipate that any significant modification or replacement of the Company's software will be necessary for its computer systems to properly utilize dates beyond December 31, 1999 or that the Company will incur significant operating expenses to make any such computer system improvements. The Company is not able to determine, however, whether any of its suppliers, lenders, or service providers will need to make any such software modifications or replacements or whether the failure to make such software corrections will have an effect on the Company's operations or financial condition.


                                    BUSINESS

General

     The Company develops, manufactures, sources, markets and sells ophthalmic surgical and diagnostic equipment, instrumentation and related accessories, including disposable products. The Company's surgical equipment is designed for minimally invasive cataract treatment. The Company markets two ultrasonic cataract surgery systems with related instruments, accessories and disposable products. One of the ultrasound systems, the Precisionist Thirty Thousand(TM), is manufactured as the base surgery system for the Company's Precisionist Thirty Thousand(TM) Ophthalmic Surgical Workstation(TM). The Company is currently developing a laser cataract surgery system as an adjunct to its ultrasound cataract surgery equipment. This product is currently undergoing investigational trials in the United States. If successfully developed and approved for medical uses, the Company plans to market the laser system as a plug-in module for its Workstation(TM). The Company's diagnostic product is the Blood Flow Analyzer(TM). This product is a portable computerized system for which the Company has secured a license granting it the right to market the product in the United States. This product is designed for diagnosis of ocular blood flow volume for detection and treatment of glaucoma. The Company is currently developing additional test applications for its diagnostic product.

     A cataract is a condition, which largely affects the elderly population, in which the natural lens of the eye hardens and becomes cloudy, thereby reducing visual acuity. Treatment consists of removal of the cloudy lens and replacement with a synthetic lens implant which restores visual acuity. Cataract surgery is the single largest volume, and revenue producing outpatient surgical procedure, for ophthalmologists worldwide. The Health Care Finance Administration reports that in the United States approximately 2 million cataract removal procedures are performed annually, making this the largest outpatient procedure reimbursed by Medicare. Most cataract procedures are performed using a method called phacoemulsification or "phaco", which employs a high frequency (40 kHz to 60 kHz) ultrasonic probe needle device to fragment the cataract while still in the eye and remove it in pieces by suction through a small incision.

     The Company manufacturers and sells two phaco systems with instruments, accessories and disposable products. The Precisionist 3000 Plus(TM) system was introduced in 1992 and is a low-cost portable system intended primarily for the international market. The Precisionist Thirty Thousand(TM) Ocular Surgery Workstation(TM) is the Company's newest generation system which is the base for the Company's expandable surgical "workstation" platform. The Company believes current phaco systems can be difficult for many ophthalmic surgeons to master and are limited in their ability to be the most minimally invasive method possible. The Company is developing its proprietary patented laser system and unique patented probe for laser cataract removal which the Company believes can address the difficulties associated with phaco systems. The Company intends to make the patented laser system a plug-in module for its Workstation(TM) if and when cleared for market by the FDA. The development of the laser cataract system is being done in cooperation with ophthalmic surgeons in the United States and through research and development work being conducted by the Company's engineering group, and under contract with the Dixon Medical Laser Laboratory at the University of Utah in Salt Lake City.

     The Company believes that in certain surgical conditions, its laser system will be easier to use and safer than present phaco systems. The probe will be smaller than typical probes employing ultrasonic needle technology and will deliver laser energy directly to the desired tissue area by means of a smooth blunt end. The laser probe has been shown to eliminate high-frequency vibrations in the eye and to significantly reduce heat build-up which are complications associated with the phaco method. In 1996, the Company received FDA approval to conduct clinical trials in the United States with the Photon(TM) laser system. During these Phase I clinical trials the Company discovered that the Photon(TM) laser system was effective in removing softer grade cataracts. The Company completed its Phase I clinical trials in 1997, and has received FDA approval to proceed to an expanded Phase II clinical to provide the statistical data required to approve the Photon(TM) laser system for laser cataract removal. There is no assurance however that the Company will successfully complete the Phase II clinical trials or that additional disadvantages or problems unique to the Photon(TM) laser system will not be discovered during the Phase II clinical trials or following FDA approval of the system.

     In addition to cataract surgery, the Company believes that its Photon(TM) laser system is capable of being configured with specialty probes for use in other ophthalmic surgical procedures. these potential applications could represent substantial growth opportunities including additional sales of equipment, instruments, accessories and disposables. However, there can be no assurance that these applications will be developed or approved. Further there is no guarantee that the laser will be accepted by the ophthalmic surgery market in this capacity.

     In June 1997, the Company received FDA clearance to market the Blood Flow Analyzer(TM) for detection of glaucoma and other retina related diseases. The device measures not only intraocular pressure but also pulsatile ocular blood flow, the reduction of which may cause nerve fiber bundle death through oxygen deprivation thus resulting in visual field loss associated with glaucoma. The Company's Blood Flow Analyzer(TM) is a portable automated in-office system that presents an affordable method for ocular blood flow testing for the ophthalmic and optometric practitioner. The Company has secured a license granting it the exclusive right to private label, package and market the product in the United States, with full international marketing rights.

     On June 26, 1998, the Company entered into a Co-Distribution Agreement with Pharmacia & Upjohn Company and National Healthcare Manufacturing Corporation which provides for the marketing and sale of a range of ophthalmic products. Under the terms of the Co-Distribution Agreement, the Company, Pharmacia & Upjohn and National Healthcare will offer a comprehensive package of products to cataract surgeons, including cataract surgical equipment, intraocular lens implants, intraocular pharmaceuticals, surgical instruments and sterile procedural packs. The Company will provide the Precisionist ThirtyThousand(TM) for distribution and sale under the Co-Distribution Agreement. The Pharmacia & Upjohn products to be distributed as part of the Co-Distribution Agreement include the Healon(R) and Healong(R) viscoelastic solution and the CeeOn line of foldable, small intraocular lens implants, designed to replace the natural lens removed during cataract surgery.

     On July 23, 1998, the Company entered into an Agreement for Purchase and Sale of Assets with the Humphrey Systems Division of Carl Zeiss, Inc. to acquire the ownership and manufacturing rights to certain assets of Humphrey Systems that are used in the manufacturing and marketing of an ultrasonic microprocessor based-line of ophthalmic diagnostic instruments, including the Ultrasonic Biometer Model 820, the A/B Scan System Model 837, the Ultrasound Pachymeter Model 855, and the Ultrasound Biomicroscope Model 840, and all accessories, packaging and end-user collateral materials for each of the product lines for the sum of $500,000, payable in the form of 78,947 shares of Common Stock which were issued to Humphrey Systems and 26,316 shares of Common Stock which were issued to Douglas Adams. However, if the net proceeds received by Humphrey Systems from the sale of the shares issued pursuant to the Agreement for Purchase and Sale of Assets is less than $375,000 (after payment of commissions, transfer taxes and other expenses relating to the sale of such shares), then the Company is required issue additional shares of Common Stock or pay additional funds to Humphrey Systems as is necessary to increase Humphrey Systems' net proceeds from the sale of the assets to $375,000. Since Humphrey Systems realized only $612,818 from the sale of the 78,947 shares of Common Stock, the Company will probably have to issue approximately 80,000 additional shares at current market prices to enable Humphrey Systems to receive its guaranteed amount.

     The rights to the ophthalmic diagnostic instruments that have been purchased from Humphrey Systems under the Agreement compliment both the Company's cataract surgical equipment and its ocular Blood Flow Analyzer(TM). The Ultrasonic Biometer calculates the prescription for the intraocular lens to be implanted during cataract surgery. The Ultrasound Pachymeter measures corneal thickness for the new refractive surgical applications that eliminate the need for eyeglasses and for optometric applications including contact lense fitting. The A/B Scan System combines the Ultrasonic Biometer and ultrasound imaging for advanced diagnostic testing throughout the eye and is a viable tool for retinal specialists. The Ultrasound Biomicroscope utilizes microscopic digital ultrasound resolution for detection of tumors and improved glaucoma management.

Background

     Corporate History. The Company's business originated with Paradigm Medical, Inc., a California corporation formed in October 1989 ("PMI"). PMI developed the Company's present ophthalmic business and was operated by its founders Thomas F. Motter and Robert W. Millar. In May 1993, PMI merged with and into the Company. At the time of the merger, the Company was a dormant public shell existing under the name French Bar Industries, Inc. ("French Bar"). French Bar had operated a mining and tourist business in Montana. Prior to its merger with PMI in 1993, French Bar had disposed of its mineral and mining assets in a settlement of outstanding debt and had returned to the status of a dormant entity. Pursuant to the merger, the Company caused a 1-for-7.96 reverse stock split of its shares of Common Stock. The Company then acquired all of the issued and outstanding shares of Common Stock of PMI using shares of its own Common Stock as consideration. As part of the merger, the Company changed its name from French Bar Industries, Inc. to Paradigm Medical Industries, Inc. and the management of PMI assumed control of the Company. In April 1994, the Company caused a 1-for-5 reverse stock split of its shares of Common Stock. In February 1996, the Company redomesticated to Delaware pursuant to a reorganization.

Overview

     Disorders of the Eye. The human eye is a complex organ which functions much like a camera, with a lens in front and a light- sensitive screen, the retina, in the rear. The intervening space contains a transparent jelly-like substance, the vitreous, which together with the outer layer, the sclera and cornea, helps the eyeball to maintain its shape. Light enters through the cornea, a transparent domed window at the front of the eye. The size of the pupil, an aperture in the center of the iris, controls the amount of light that is then focused by the lens onto the retina as an upside-down image. The lens is the internal optical component of the eye and is responsible for adjusting focus. The lens is enclosed in a capsule. The retina is believed to contain more than 130 million light-receptor cells. These cells convert light into nerve impulses that are transmitted right side up by the optic nerve to the brain, where they are interpreted. Muscles attached to the eye control its movements.

     Birth defects, trauma from accidents, disease and age related deterioration of the components of the eye can all contribute to eye disorders. The most common eye disorders are either pathological or refractive. Many pathological disorders of the eye can be corrected by surgery. These include cataracts (clouded lenses), glaucoma (elevated pressure in the eye), corneal disorders such as scars, defects and irregular surfaces and vitro-retinal disorders such as the attachment of membrane growths to the retina causing blood leakage within the eye. All of these disorders can impair vision. Many refractive disorders can be corrected through the use of eyeglasses and contact lenses. Myopia (nearsightedness), hyperopia (farsightedness) and presbyopia (inability to focus) are three of the most common refractive disorders.

     Ultrasound Technology. Ultrasound devices have been used in ophthalmology since the late 1960's for diagnostic and surgical applications when treating or correcting eye disorders. In diagnostics, ultrasound instruments are used to measure distances and shapes of various parts of the eye for prescription of eyeglasses and contact lenses and for calculation of lens implant prescriptions for cataract surgery treatment. These devices emit sound waves through a hand-held probe that is placed onto or near the eye with the sound waves emitted being reflected by the targeted tissue. The reflection "echo" is computed into a distance value that is presented as a visual image, or cross-section of the eye, with precise measurements displayed and printed for diagnostic use by the surgeon.

     Surgical use of ultrasound in ophthalmology is limited to treatment of cataractous lenses in the eye through a procedure called phacoemulsification or "phaco." A primary objective of cataract surgeries is the removal of the opacified (cataractous) lens through an incision that is as small as possible. The opacified lens is then replaced by a new synthetic lens intraocular implant ("IOL"). Phaco technology involves a process by which a cataract is broken into small pieces using ultrasonic shock waves delivered through a hollow, open-ended metal needle attached to a hand-held probe. The fragments of cataractous tissue are then removed through aspiration. Phaco systems were first designed in the late 1960's after various attempts by surgeons to use other techniques to remove opacified lens, including crushing, cutting, freezing, drilling and applying chemicals to the cataract. By the mid-1970's, ultrasound had proven to be the most effective technology to fragment cataracts. Industry sources indicate that phaco cataract treatment is the technology for cataract removal used in over 80% of surgeries in the United States and over 20% of all foreign surgeries.

     Laser Technology. The term "laser" is an acronym for Light Amplification by Stimulated Emission of Radiation. Lasers have been commonly used for a variety of medical and ophthalmic procedures since the 1960's. Lasers emit photons of light into a highly intense beam of energy that typically radiates at a single wavelength or color. Laser energy is generated and intensified in a laser tube or solid-state cavity by charging and exciting photons of energy contained within material called the lazing medium. This stored light energy is then delivered to targeted tissue through focusing lenses by means of optical mirrors or fiber optics. Most laser systems use solid state crystals or gases as their lazing medium. Differing wavelengths of laser light are produced by the selection of the lazing medium. The medium selected determines the laser wavelength emitted, which in turn is absorbed by the targeted tissue in the body. Different tissues absorb different wavelengths or colors of laser light. The degree of absorption by the tissue also varies with the choice of wavelength and is an important variable in treating various tissue. In a surgical laser, light is emitted in either a continuous stream or in a series of short duration "pulses," thus interacting with the tissue through heat and shock waves, respectively. Several factors, including the wavelength of the laser and the frequency and duration of the pulse or exposure, determine the amount of energy that interacts with the targeted tissue and, thus, the amount of surgical effect on the tissue.

     Lasers are widely accepted in the ophthalmic community for treatment of certain eye disorders and are popular for surgical applications because of their relatively non-invasive nature. In general, ophthalmic lasers, such as argon, Nd:YAG and excimer (argon-fluoride) are used to coagulate, cut or ablate targeted tissue. The argon laser is used to treat leaking blood vessels on the retina (retinopathy) and retinal detachment. The excimer laser was recently tested in clinical trials for limited use in corneal refractive surgery. The Nd:YAG pulsed laser is used to perforate clouded posterior capsules (posterior capsulotomy) and to relieve glaucoma-induced elevated pressure in the eye (iridotomy, trabeulorplasty, transcleral cyclophotocoqulation). Argon, Nd:YAG and excimer lasers are primarily used for one or two clinical applications each. In contrast to these conventional laser systems, the Company's Photon(TM) laser cataract system is designed to be used for multiple ophthalmic applications, including certain new applications that may be made possible with the Company's proprietary technology. Such new applications, however, must be tested in clinical trials and be approved by the FDA.

Products

     The Company's principal surgical product is an ultrasonic system for use by ophthalmologists to perform surgical treatment procedures to remove cataracts. In 1990, the Company received clearance from the FDA pursuant to Section 510(k) of the Food, Drug and Cosmetics Act (the "FDC Act") on its Precisionist 3000(TM) phaco system for cataract surgery, which system was upgraded to the Precisionist 3000 Plus(TM) in 1994. The Company also completed its preclinical in vitro and in vivo (animal) testing of its Photon(TM) laser cataract surgical system and submitted a Section 510(k) Premarket Notification to the FDA for the Photon(TM) laser cataract system in September 1993, with a follow-up Investigational Device Exemption ("IDE") application submitted in October 1994 to provide additional clinical data through human cases to support its earlier filing. The IDE was approved in May 1995. Phase I clinical trials were begun in April 1996 with surgeries completed in December 1996. Patient follow-up examinations as mandated by the FDA study were completed in July 1997, and the Company submitted its final report to the FDA thereafter. During the Phase I clinical trials the Company discovered that the Nd:YAG (Neodymium: Yttrium-Aluminum-Garnet) laser system may not effectively remove harder grade cataracts. The Company is now requesting FDA approval to conduct expanded or Phase II clinical studies of the laser system in hopes of refining that system to remove a broader range of cataracts. There is no assurance, however, that this limitation can be overcome.

     Precisionist 3000 Plus(TM) System. The Precisionist 3000 Plus(TM) system (the "3000 Plus(TM)") is the Company's first cataract surgery system, having been developed in 1992 and enhanced in 1994. The system is compact, portable and simple to operate with a very low operating cost. The primary market for the 3000 Plus(TM) is in foreign countries where phaco technology is emerging and price-points are relatively low. The 3000 Plus(TM) is also a good replacement or back-up system. The system features a simple analog presentation of the ultrasound phaco equipment, irrigation and aspiration fluidics. The 3000 Plus(TM) provides the basic standard features for phaco surgery including: automated priming and tuning, error detection of ultrasound handpiece and tip functions, audible vacuum feedback tones, ultrasound energy metering, pneumatic high-speed anterior vitrectomy and bipolar electrosurgery coagulation. The system can be ordered with a mobile cart including integrated irrigation support for a more permanent installation.

     Precisionist Thirty Thousand(TM). The Precisionist Thirty Thousand(TM) (the "Thirty Thousand(TM)") is the Company's core phaco surgical technology and the base system for its Precisionist Thirty Thousand(TM) Ocular Surgery Workstation(TM) platform. The Thirty Thousand(TM) was placed into production and sale in 1997. As a phaco cataract surgery system, the Company believes the Thirty

Thousand(TM)  is equal or  superior to the  present  competitive  systems in the
United States. The system features a graphic color display and unique proprietary on-board computer and graphic user interface linked to soft-key membrane panel for flexible programmable operation. The system provides real-time "on-the-fly" adjustment capabilities for each surgical parameter during the surgical procedure for high-volume applications. In addition, the Thirty Thousand(TM) provides one hundred pre-programmable surgery set-ups, with a second level of sub-programmed custom modes within each major surgical screen (i.e., ultrasound phaco and irrigation/aspiration modes). The Thirty Thousand(TM) features the Company's third generation SmartPump(TM) technology which utilizes the micro-processing capabilities of the system to monitor all activities of the vacuum aspiration and irrigation system and to sense automatically a vacuum surge and adjust the internal vacuum level of the system to normalize the in-line fluidics and stabilize the eye during surgery without surgeon intervention. In addition to the full complement of surgical modalities (e.g., irrigation, aspiration, bipolar coagulation and anterior vitrectomy), system automation includes "dimensional" audio feedback of vacuum levels and voice confirmation for major system functions, providing an intuitive environment in which the advanced phaco surgeon can concentrate on the surgical technique rather than the equipment. The Company is now under development of a Generation II version of its surgical fluidics system which it intends to offer as a feature enhancement for advanced techniques and in anticipation of the expanded potential of the Photon(TM) laser system.

     Photon(TM) Workstation(TM). The Percisionist Thirty Thousand(TM) Ocular Surgery Workstation(TM) which comprises the base system for the Precisionist Thirty Thousand(TM) is the first system known by the Company which uses the expansive capabilities of today's advanced computer technology to offer seamless open architecture expandability of the system hardware and software modules. The Workstation(TM) utilizes an embedded computer developed for the Company. The computer is controlled by a proprietary software system developed by the Company that interfaces with all components of the system: ultrasound, fluidics
(irrigation), aspiration, venting, coagulation and anterior vitrectomy (pneumatic). Each component is controlled as a peripheral module within this fully integrated system. This approach allows for seamless expansion and refinement of the Workstation(TM) with the ability to add other hardware and software features. Expansion hardware such as the Company's Photon(TM) laser system, when approved by the FDA, and hardware for additional surgical applications are easily implemented by means of a pre-existing expansion rack which resides in the base of the Workstation(TM). These expanded capabilities could include, but would not be limited to: laser systems, video surgical fiber optic imaging, cutting and electrosurgery equipment. However, there is no guarantee that the Workstation(TM) will be accepted in the market place.

     Photon(TM) Laser System. The Photon(TM) laser cataract system, which is still subject to FDA approval, is designed to be installed as a seamless plug-in upgrade or add-on to the Company's Precisionist Thirty Thousand(TM) Ocular
Surgery Workstation(TM). The plug-in platform concept is unique in the ophthalmic surgical market for systems of this magnitude and presents a unique market opportunity for the Company. The main elements of the laser system are the Nd:YAG laser module, Photon(TM) laser software package and interchangeable disposable hand-held fiber optic laser Photofragmentation Probe(TM) (the "LCP(TM)"). The Photon(TM) laser utilizes the on-board microprocessor computer of the Workstation(TM) to generate short pulse laser energy developed through the patented LCP(TM) to targeted cataract tissue inside the eye, while simultaneously irrigating the eye and aspirating the diseased cataract tissue from the eye. The probe is smaller in diameter than conventional ultrasound phaco needles and presents no damaging vibration or heat build-up in the eye. The Company's Phase I clinical trials demonstrated that this probe can easily reduce the size of the cataract incision from 3.0 mm to under 2.0 mm thereby reducing surgical trauma and complementing current foldable intraocular implant technology. The laser probe may also eliminate any possibility for burns around the incision or at the cornea and may therefore be used with cataract surgery techniques which utilize a more delicate clear cornea incision which can eliminate sutures and be conducted with topical anesthesia. However, this system may not effectively remove harder grade cataracts. The Company intends to refine the laser delivery system and laser cataract surgical technique through expanded research and clinical studies. As far as the Company can determine, no integrated single laser photofragmenting probe is presently available on the market that uses laser energy directly, contained in an enclosed probe, to plasmatize cataract tissue at a precise location inside the eye while simultaneously irrigating and aspirating the site.

     The Company's laser system is based upon the concept that pulsed laser energy produced with the micro-processor controlled Nd:YAG laser system provides ophthalmic surgeons with a more precise and less traumatic alternative in cataract surgery. Although conventional ultrasonic surgical systems have proven effective and reliable in clinical use for many years, their use of high frequency shock waves and vibration to fragment the cataract can make the procedure difficult and present risk of complication both during and after surgery. In contrast, the Company's laser system, which utilizes short centralized energy bursts, should permit the delivery of the laser beam with less trauma to adjacent tissue. Therefore, unlike ultrasonic systems, whose vibrations and shock waves affect (and can damage) non-cataractous tissues within the eye, the Company's Photon(TM) laser cataract system should only affect tissues it comes into direct contact with.

     Surgical Instruments, Accessories and Disposables. In addition to the cataract surgery equipment, the Company is aggressively pursuing development and product introductions for a range of cataract surgery instruments and accessories that
                                      -24-
will be sold with its surgical systems and to fit other competitive systems. In January 1998, the Company received FDA 510(k) clearance for a line of proprietary titanium ultrasonic phaco needles it manufactures in its Salt Lake City facility. The needles were released for sale in May 1998 in a sterile Phaco PAK(TM). In May 1998, the Company received FDA 510(k) clearance for a line of irrigation/aspiration probes and tips. Product release is targeted for October 1998. These products and additional instruments were previously sourced from third-party vendors. The Company believes that by developing its own instruments and accessories it can improve product performance, introduce innovative differentiation and improve sales margins. The Company's surgical systems utilize or will utilize accessory instruments and disposables, some of which are proprietary to the Company. These include replacement ultrasound tips, sleeves, tubing sets and fluidics packs, instrument drapes and laser cataract probes. The Company intends to expand its disposable accessories as it further penetrates the cataract surgery market and expands the treatment applications for its Workstation(TM).

     Diagnostic Eyecare Products. Glaucoma is a leading cause of blindness in the world. Glaucoma is described as a partial or total loss of visual field resulting from certain progressive disease or degeneration of the retina, macula or nerve fiber bundle. The complete cause and mechanism of the glaucoma pathology is not completely understood. Present detection methods focus on the measurement of intraocular pressure in the eye to determine the possibility of pressure being exerted upon the retina, and optic nerve fiber bundle, which can diminish visual field. Recently, retinal blood circulation has been indicated as a key component in the presence of glaucoma. Several companies produce color Doppler equipment in the $150,000 price range intended to provide measurement of ocular blood flow activity in order to diagnose and treat glaucoma at an earlier stage.

     In June 1997, the Company received FDA clearance to market the Blood Flow Analyzer(TM) for early detection and treatment management of glaucoma and other retina related diseases. The device measures not only intraocular pressure but also pulsatile ocular blood flow, the reduction of which may cause nerve fiber bundle death through oxygen deprivation thus resulting in visual field loss associated with glaucoma. The Company's Blood Flow Analyzer(TM) is a portable automated in-office system that presents an affordable method for ocular blood flow testing for the ophthalmic and optometric practitioner. The Company has secured a license granting it the exclusive right to private label, package and market the product in the United States, with full international marketing rights.

     Blood Flow Analyzer(TM). This is the Company's first diagnostic eyecare device. The device is manufactured for the Company and will be marketed by the Company pursuant to a license agreement. The device is a portable desktop system that utilizes a proprietary patented pneumatic Air Membrane Applanation Probe(TM) (the "AMAP(TM)") which is attached to any model of standard examination slit lamp which is then placed on the cornea of the patient's eye to measure the intraocular pressure within the eye. The device is unique in that it reads a series of intraocular pressure pulses over a short period of time (approximately five to ten seconds) and generates a wave form profile which can be correlated to blood flow volume within the eye. The blood flow volume is calculated by a proprietary software algorithm developed by Company director David M. Silver, Ph.D. The device presents a numerical intraocular pressure reading and blood flow analysis rating in a concise printout which is affixed to the patient history file. In addition, the data generated by the device can be downloaded to a personal computer system for advanced database development and management. The Company markets the Blood Flow Analyzer(TM) as a stand-alone Model 100 SE unit, and packaged with a custom built computer system as the Model 100 LE. The Blood Flow Analyzer(TM) utilizes a single-use disposable cover for its AMAP(TM) corneal probe which is shipped in sterile packages. The AMAP(TM) probe tip cover provides accurate readings and acts as a prophylactic barrier for the patient. The device has been issued a patent in the European Economic Community and is patent pending in the United States and Japan. The FDA cleared the Blood Flow Analyzer(TM) for marketing in June 1997 and the Company commenced selling the system in September 1997. This diagnostic product will permit the Company to expand its market to approximately 35,000 optometric practitioners in the United States in addition to the approximately 18,000 ophthalmic practitioners who currently perform eye surgeries and are candidates for the Company's surgical systems. International sales of the Blood Flow Analyzer(TM) will be developed in 1998.

     Diagnostic Instruments Accessories and Disposables. In addition to its diagnostic equipment, the Company is aggressively pursuing development and product introductions for a range of instruments and accessories that will be sold with its Blood Flow Analyzer(TM). While limited in scope at present, the Company's Blood Flow Analyzer(TM) system utilizes or will utilize accessory instruments and disposables, some of which are proprietary to the Company. These include replacement AMAP(TM) probe sleeves, slit- lamp probe arms, upgrades to the Model 100 LE database system, computer accessories and ongoing upgrade software diagnostic packages.

Marketing and Sales

     Ophthalmologists are mainly office-based and perform their surgeries in local hospitals or surgical centers that provide the necessary surgical equipment and supplies. Ophthalmologists are generally involved in decisions relating to the purchase of equipment and accessories for their independent ambulatory surgical centers and for the hospitals with which they are affiliated. This provides the opportunity for direct, targeted, personal selling, responsive high quality customer service and short buying cycles to achieve a product sale in the office or hospital. Hospitals also comprise a significant market as recent demand for ultrasonic surgery technology has put pressure on the ophthalmologist, who in turn persuades the hospital to install the latest technology system so that they can offer this procedure to their patients and the community.

     Industry analysts report that the United States ophthalmic surgical device market has been characterized by slower growth in recent years. This has apparently been caused by the uncertainty and potential reforms associated with the health care industry. Further, hospitals have been inclined to keep their older phaco machines longer than expected as they have been forced to mind budgets more carefully and have become less willing to invest in capital equipment until more information on health care reform becomes available. However, analysts predict that the ophthalmic surgical device market will see renewed growth in the coming years as the health care environment stabilizes and as the growing elderly population produces an increased number of cataract surgeries. As a consequence of these factors, the market should see a greater rate of replacement of older machines that hospitals and surgeons have been postponing for longer than usual.

     Current Market Acceptance and Potential. As of September 30, 1998, the Company had distributed over 60 Precisionist 3000 and 3000 Plus(TM) phaco systems since the introduction of the systems, nine of the new Precisionist Thirty Thousand(TM) Workstation(TM)s and six Photon(TM) Laser Phaco(TM) Workstation(TM). The principal purchasers have been ophthalmologists and clinics in many countries throughout the world. The Company believes that the market for its products is being driven by: (i) the aging of the population, which is evidenced by the domestic and international cataract surgery volume growth trend over the past ten years, (ii) the entry by emerging countries (including China, Russia, and other countries in Asia, Eastern Europe and Africa) into advanced technology medical care for their populations, (iii) increased awareness worldwide of the benefits of the minimally invasive phaco cataract procedure and
(iv) the introduction of technology improvements such as the Company's laser system.

     Marketing Organization. The Company markets its products internationally through a network of dealers and domestically through direct sales representatives and manufacturer's representatives. As of September 30, 1998, the Company had six direct domestic sales representatives and one manufacturer's representative in the United States and 21 foreign dealers. All of these sales representatives are assigned exclusive territories and have entered into contracts with the Company that contain performance quotas. The Company also plans to continue to market its products by identifying customers through internal market research, trade shows and direct marketing programs. The Company also utilizes a Clinical Advisory Board comprised of leading ophthalmic surgeons in the United States and Europe who speak at conventions, train ophthalmologists and visit foreign doctors and dealers to promote the Company's products.

      The Company when marketing its surgical Workstation(TM) will emphasize the expandable features of the Workstation(TM). The Company's marketing approach will be to focus on the upgradeability of the Workstation(TM) and to develop the image of the Workstation(TM) as the most versatile, upgradeable and cost effective surgical equipment available. The Company will continue to focus its sales efforts towards ophthalmic hospital and surgical center facilities specializing in cataract surgery. However, as systems are installed, the Company will expand its focus to provide additional ophthalmic and non-ophthalmic surgical applications as part of its Workstation(TM). Additional surgical applications will expand the market for the Workstation(TM) as well as associated sales of disposable surgical products.

      The Company disseminated the innovative capabilities of its products through advertisement and printed materials at the Company's annual exhibition at the annual meeting of the American Academy of Ophthalmology in New Orleans, Louisiana in November 1998. The theme of the Company's advertisement for its Ocular Surgery Workstation(TM) was "The Future of Phaco is the Future of Ophthalmic Surgery." The Company will expand upon the concept of the "Workstation(TM)" with additional advanced laser and surgical capabilities. The Company has also launched a campaign for the Blood Flow Analyzer. The product was introduced to the ophthalmic marketplace at the American Academy of Ophthalmology meeting in October 1997 and to the Optometric marketplace at the California Optometric Association and Vision Expo Easy New York meetings. The theme of the Company's advertisement for its Blood Flow Analyzer was "Don't Miss Half of Your Glaucoma Patients... A Fast, Clinically Proven Test For Ocular Blood Flow" See "Business-- Products."

      Product advertising is focused in the three industry trade newspapers, Ocular Surgery News, Ophthalmology Times and the American Optometric Association News. Most of the ophthalmologists or optometrists in the United States receive one or more of these magazines through professional subscription programs. The media has shown strong interest in the Company's technology and products, as evidenced by several recent front page articles in these publications.

      Manufacturing and Raw Materials. Currently, the Company has a small manufacturing and warehousing facility located in Salt Lake City. All components and the finished surgical systems are manufactured under subcontracting arrangements. None of these companies manufactures products that compete with the Company's products. All component and systems manufacturing is performed under a system of quality control and testing. As a condition to such contracting, each subcontractor's manufacturing facilities and personnel must comply with the Good Manufacturing Practices (GMP) guidelines established by the FDA, as well as similar guidelines established by foreign governments, including CE Mark and 1S0-9001.

      The Company currently subcontracts the manufacture of its Precisionist Thirty Thousand(TM) system to one of its stockholders, Zevex International, Inc. ("Zevex"), which is located in Salt Lake City, Utah. The remaining operating elements of the Photon(TM) laser cataract system are resident in the Precisionist Thirty Thousand(TM) system supplied by Zevex. Although substantial reliance is currently placed with Zevex and Sunrise, the Company believes it would be able to find alternative manufacturers for its products currently manufactured by these two sources, including in-house manufacturing by the Company. The Company also believes that there are multiple sources of raw materials that are used or could be used in its products. See "Certain Transactions."

      The laser cavity, optical train and power source for the Photon(TM) laser cataract system are supplied by Sunrise Technologies, Inc. in Fremont, California ("Sunrise"). The Company has established an internal laser cataract probe manufacturing facility and plans to have all probe production take place in Salt Lake City. The remaining operating elements of the Photon(TM) laser cataract system, the computer controller, fluidics and ancillary surgical modalities, are developed through Zevex. Although substantial reliance is currently placed with Zevex and Sunrise, the Company believes it would be able to find alternative manufacturers for its products currently manufactured by these two sources. The Company also believes that there are multiple sources of raw materials that are used or could be used in its products. See "Certain Transactions."

      The Company subcontracts the manufacturing of some of its ancillary instruments, accessories and disposables through specified vendors in the United States. These products are contracted in quantities and at costs consistent with the Company's financial purchasing capabilities and pricing needs. The Company manufactures the LCP(TM) laser cataract probe and some of its surgical instruments, accessories and fluidics surgical tubing sets at its facility in Salt Lake City.

      The Blood Flow Analyzer(TM) is manufactured by OBF Labs. The analyzer may be repackaged by the Company using a module cover designed by the Company and may also be marketed under the Company's trade name and mark regardless of whether it is repackaged. The Company's License and Manufacturing Agreement with OBF Labs continues through December 31, 2000 and is automatically renewable for successive one year additional terms, unless either party gives written notice to the other party at least 90 days prior to the expiration of the term. Service for the Company's products is overseen from its Salt Lake City, Utah headquarters and is augmented by its international dealer network, which dealers also provide technical service and repair. Installation, on-site training and a 12 to 18 month warranty are included as the standard terms of sale. The Company provides distributors with replacement parts at no charge during the warranty period. To date, the Company has incurred minimal expenses under this warranty program. International distributors are responsible for installation, repair and other customer service to installed systems in their territory. All system parts are modular sub-components that are easily removed and replaced. The Company maintains an adequate parts inventory and provides 24 hour replacement parts shipment to its dealers. After the warranty period expires, the Company offers one year service contracts to its domestic customers and will continue to sell parts to international dealers who in turn create their own service plans with their customers. As of September 30, 1998, the Company has not sold any one year service contracts.

      Product Service and Support. Service for the Company's products is overseen from its Salt Lake City, Utah headquarters and is augmented by its international dealer network who provide technical service and repair. Installation, on-site training and a limited product warrant are included as the standard terms of sale. The Company provides distributors with replacement parts at no charge during the warranty period. To date, the Company has incurred minimal expenses under this warranty program. International distributors are responsible for installation, repair and other customer service to installed systems in their territory. All systems parts are modular sub-components that are easily removed and replaced. The Company maintains an adequate parts inventory and provides overnight replacement parts shipment to its dealers. After the warranty period expires, the Company offers one year and three year service contracts to its domestic customers and will continue to sell parts to international dealers who in turn create their own service plans with their customers. As of September 30, 1998, the Company has not sold any service contracts.

      Third-Party Reimbursement. It is expected that the Company's laser systems and diagnostic system will generally be purchased by ophthalmologists and hospitals as well as optometrists who will then bill various third-party payors for the health care services provided to their patients. These payors include Medicare, Medicaid and private insurers. Government agencies generally reimburse at a fixed rate based on the procedure performed. Some of the potential procedures for which the Photon(TM) laser cataract systems may be used, may be determined to be elective in nature, and third-party reimbursement may not be available for such procedures, even if approved by the FDA. In addition, third-party payors may deny reimbursement if they determine that the procedure was unnecessary, inappropriate, not cost-effective, experimental or used for a non-approved indication. There can be no assurance that reimbursement from third-party payors will be available, or if available, that reimbursement will not be limited, thereby having a material adverse effect on the Company's ability to develop new products on a profitable basis, its operating results and financial condition.

      Co-Distribution Agreement with Pharmacia & Upjohn Company and National Healthcare Manufacturing Corporation. The Company has entered into a Co-Distribution Agreement as of June 26, 1998 with Pharmacia & Upjohn Company and National Healthcare Manufacturing Corporation, which provides for the marketing and sale of a range of ophthalmic products. Under the terms of the Co-Distribution Agreement, the Company, Pharmacia & Upjohn and National Healthcare will offer a comprehensive package of products to cataract surgeons, including cataract surgical equipment, intraocular lens implants, intraocular pharmaceuticals, surgical instruments and sterile procedural packs. The Company will provide the Precisionist ThirtyThousand(TM) for distribution and sale under the Co-Distribution Agreement. The Pharmacia & Upjohn products to be distributed as part of the Co-Distribution Agreement include Healon(R) and Healongv(R) viscoelastic solution and the CeeOn line of foldable, small intraocular lens implants, designed to replace the natural lens removed during cataract surgery.

Research and Development

      The Company's primary market for its surgical products is the cataract surgery market. However, the Company believes that its laser systems may potentially have broader ophthalmic applications. Consequently, the Company believes that a strong research and development capability is important for the Company's future. The Company has enlisted several recognized and respected consultants and other technical personnel to act in technical and medical advisory capacities. Several of these consultants serve on the Company's Clinical Advisory Board to provide expert and technical support for current and proposed products, programs and services of the Company. In addition, the Company is conducting an extensive research program in conjunction with the Dixon Medical Laser Lab at the University of Utah. The research is aimed at improving the laser system performance for cataract surgery and exploring additional surgical applications.

      The Company believes its research and development capabilities provide it with the ability to respond to regulatory developments, including new products, new product features devised from its users and new applications for its products on a timely and proprietary basis. The Company intends to continue investing in research and development and to strengthen its ability to enhance existing products and develop new products. The Company spent $288,854 on research development in fiscal year ended September 30, 1996, $480,584 in the three months ended December 31, 1996 and $540,148 in fiscal year ended December 31, 1997.

Competition

      General. The Company is subject to competition in the cataract and the glaucoma surgery markets, and the glaucoma diagnostic market from two principal sources: (i) manufacturers of competing ultrasound systems used when performing cataract treatments and (ii) developers of technologies for ophthalmic diagnostic and surgical used from treatment. The surgical equipment industry is dominated by a few large companies that are well established in the marketplace, have experienced management, are well financed and have well recognized trade names and product lines. The Company believes that the combined sales of five entities account for over 90% of the ophthalmic surgery market. The remaining market is fragmented among emerging smaller companies, some of which are foreign. The ophthalmic diagnostic market has a similar composition.

      Most major competitors either entered or expanded into the cataract or glaucoma markets through the acquisition of smaller, entrepreneurial high-technology manufacturing companies. Therefore, because existing competitors or other entities desiring to enter the market could conceivably acquire current entrepreneurial enterprises with small market activity, any and all competitors must be considered to be formidable.

      The Cataract Surgical System Industry. Presently, products currently in use are offered by the major manufacturers utilizing ultrasonic technology. Those systems rely on accessories including single-use cassette packs and other ancillary surgical disposables such as saline solution, sutures and intraocular lenses for their profits. The cassette packs are required for fluid and tissue  collection  during the  surgical  procedure.  The cassette packs are generally unique and proprietary to their respective systems and represent a barrier to entry for third-party, lower-cost after-market suppliers. While there is growing market resistance in the United States and internationally to single-use cassettes, the Company anticipates that manufacturers of ultrasound equipment will continue to develop and enhance their present ultrasound products in order to protect their investments in system and cassette technology and to protect their profits from sales of these cassettes and accessories. The Company's Precisionist Thirty Thousand(TM) ultrasonic phaco system has the ability to use either reusable or single-use disposable components. The Photon(TM) laser cataract system will utilize probes and cassette packs designed for single-use and semi- disposable instruments priced at a level consistent with the demands of health care cost containment. This will allow the health care providers a substantial measure of cost containment, while providing the Company with the quality control and income capability of cassette sales.

      The typical list price of a competitive advanced ultrasonic system ranges from approximately $60,000 to $100,000. Lower cost models generally have a list price ranging from approximately $30,000 to $60,000. The list price for the Company's Precisionist 3000 Plus(TM) System, which is comparable to advanced ultrasonic systems, is $45,500. The list price for the Precisionist Thirty Thousand(TM) ocular surgery system is $89,900. The Company's Photon(TM) Laser Phaco(TM) will be sold at a price of approximately $119,000. The international market, with significantly lower medical budgets, has not been able to justify the expense of using disposable components. Budgetary constraints have limited current manufacturers from gaining a significant share of the international ultrasound equipment market, and has provided a niche for the emerging smaller companies discussed above.

      Ultrasound Equipment Manufacturers. As a relatively recent entrant into the cataract surgical equipment market with a newer equipment line, the Company is establishing itself and, as yet, does not hold a significant share of the market. The Company currently recognizes Bausch & Lombe, Alcon Laboratories, and Allergan Medical Optics as its primary competitors in the ultrasound phaco cataract equipment market.

      Laser Equipment Manufacturers. To the Company's knowledge, there are several other companies attempting to develop laser equipment for cataract surgery. Based on the information currently available to the Company, these competitive laser companies appear to offer a less viable means of treating cataracts using laser technology. The Company believes that there is presently no directly competing Nd:YAG laser-assisted cataract surgical system available in the  market.  The Company  also  believes  that its  product is  sufficiently distinctive and, if properly marketed, can capture a significant share of the cataract surgical device market. However, there are substantial risks in undertaking a new venture in an established and already highly competitive industry. In the short-term, the Company is seeking to exploit these opportunities. Depending upon further developments, the Company may ultimately exploit those opportunities through a merger with a stronger entity already established or one that desires to enter the medical industry.

      The Company believes that its ability to compete successfully will depend on its capability to create and maintain advanced technology, develop proprietary products, attract and retain scientific personnel, obtain patent or other proprietary protection for its products and technologies, obtain required regulatory approvals and manufacture, assemble and successfully market products either alone or through third parties.

      The Retinal Diagnostic Market. The Glaucoma Research Foundation suggests that with the aging of the so-called baby boom generation, there will be an increase of macular degeneration and glaucoma in the United States, the leading causes of adult blindness worldwide. The damage caused by these diseases is irreversible. The preconditions for the onset of macular degeneration or glaucoma are low ocular blood flow and high intraocular pressure. Diagnostic screening is important for individuals susceptible to these diseases. People in high risk categories include: African Americans over 40 years of age, all persons over 60 years of age, persons with a family history of glaucoma or diabetes, and the very near sighted. The Glaucoma Research Foundation recommends that these high risk individuals be tested once every two years for glaucoma. According to the U.S. Census Bureau, in 1995 there were over 30 million adults 65 years of age and older and 8 million African Americans 45 years of age and older. The Glaucoma Research Foundation reports that glaucoma currently accounts for more than 7 million visits to physicians annually.

      The Company is subject to intense competition in the ophthalmic diagnostic market from well-financed, established companies with recognizable trade names and product lines and new and developing technologies. The industry is dominated by several large entities which the Company believes account for the majority of diagnostic equipment sales. The Company expects to derive revenues initially from the sale of its blood flow analyzer and later through the sale of disposable accessories for that device. The device is designed to detect glaucoma in an earlier stage than is presently possible. In addition, the device performs tonometry and blood flow analysis. The Company anticipates that the blood flow analyzer will have a list price ranging from approximately $13,500 and $20,000. Other ophthalmic diagnostic devices which do not detect glaucoma in the early stages of the disease as does the Company's analyzer retail at comparable prices. The Company thus believes that it can compete in the diagnostic market place based upon the lower price and improved diagnostic functions of the analyzer.

      The Glaucoma Surgery Market. The glaucoma surgery market is similar in composition to the retinal diagnostic market. The market is dominated by several large companies. Because there are existing glaucoma and laser surgery products in the market, the Company hopes to be able to enter the market relatively quickly through FDA Section 510(k) clearance of its new systems and products. The Company believes that it can compete in this established marketplace since it will be offering its glaucoma surgery system as an add-on to its Workstation(TM). The Company believes that its Workstation(TM) will give the Company a competitive advantage to gain a position in the marketplace.

Intellectual Property Protection

      The Company's cataract surgical products are proprietary in design, engineering and performance. The Company's ultrasonic products have not been patented to date because the primary technology for ultrasonic tissue fragmentation, as available to all competitors in the market, is mainly in the public domain.

      The Photon(TM) laser cataract system is protected under a United States patent issued in 1987 to Daniel M. Eichenbaum, M.D. and subsequently assigned by Photomed International, Inc. ("Photomed") and a Japanese patent issued in 1997 to the Company for the utility and methods of laser ablation, aspiration and irrigation of tissue through a hand-held probe of a unique design. The Company secured the exclusive worldwide right to this patent shortly after its issue, and to the international patents pending, from Photomed by means of a license agreement (the "License Agreement"). The License Agreement was amended on December 5, 1997 to allow Photomed the right to conduct research, development and marketing utilizing the patent in certain medical sub-specialties other than ophthalmology for which the Company would receive royalty payments equal to 1% of the proceeds from the net sales of products utilizing the patent. See "Management" and "Certain Relationships and Related Transactions."

      OBF Labs, the manufacturer of the Blood Flow Analyzer(TM) that the Company markets in the United States under a non-exclusive license agreement, has been granted a patent in the European Economic Community and has patents pending in the United States and Japan.

      Although the Company's trademarks are important to its business, it is not the Company's policy to pursue trademark registrations for its trademarks associated with its products. Consequently, the Company relies on common law trademark rights to protect its unregistered trademarks, although common law trademark rights do not provide the Company with the same level of protection as would U.S. federal registered trademarks. Common law trademark rights only extend to the geographical area in which the trademark is actually used while
U.S. federal registration prohibits the use of the trademark by any party anywhere in the United States.

      The Company also relies on trade secret law to protect some aspects of its intellectual property. All of the Company's key employees, consultants and advisors are required to enter into a confidentiality agreement with the Company. Most of the Company's third-party manufacturers and formulators are also bound by confidentiality agreements with the Company.

Regulation

      The Company's surgical and diagnostic systems are regulated as medical devices by the FDA under the FDC Act. As such, these devices require Premarket clearance or approval by the FDA prior to their marketing and sale. Such clearance or approval is premised on the production of evidence sufficient for the Company to show reasonable assurance of safety and effectiveness regarding its products. Pursuant to the FDC Act, the FDA regulates the manufacture, distribution and production of medical devices in the United States and the export of medical devices from the United States. Noncompliance with applicable requirements can result in fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, denial of Premarket clearance or approval for devices, recommendations by the FDA that the Company not be allowed to enter into government contracts, and criminal prosecution.

      Following the enactment of the Medical Device Amendments to the FDC Act in May 1976, the FDA began classifying medical devices in commercial distribution into one of three classes: Class I, II or III. This classification is based on the controls that are perceived to be necessary to reasonably ensure the safety and effectiveness of medical devices. Class I devices are those devices, the safety and effectiveness of which can reasonably be ensured through general controls, such as adequate labeling, advertising, Premarket notification and adherence to the FDA's Good Manufacturing Practice ("GMP") regulations. Some

Class I devices are exempt from some of the general controls. Class II devices are those devices the safety and effectiveness of which can reasonably be assured through the use of special controls, such as performance standards, postmarket surveillance, patient registries and FDA guidelines. Class III devices are devices that must receive Premarket approval by the FDA to ensure their safety and effectiveness. Generally, Class III devices are limited to life-sustaining, life-supporting or implantable devices, or to new devices that have been found not to be substantially equivalent to legally marketed devices.

      There are two principal methods by which FDA approval may be obtained. One method is to seek FDA approval through a Premarket notification filing under
Section 510(k) of the FDC Act. If a manufacturer or distributor of a medical device can establish that a proposed device is "substantially equivalent" to a legally marketed Class I or Class II medical device or to a pre-1976 Class III medical device for which the FDA has not called for a premarketing approval ("PMA"), the manufacturer or distributor may seek FDA Section 510(k) Premarket clearance for the device by filing a Section 510(k) Premarket notification. The
Section 510(k) notification and the claim of substantial equivalence will likely have to be supported by various types of data and materials, possibly including clinical testing results, obtained under an Investigational Device Exemption ("IDE") granted by the FDA. The manufacturer or distributor may not place the device into interstate commerce until an order is issued by the FDA granting Premarket clearance for the device. There can be no assurance that the Company will obtain Section 510(k) Premarket clearance for any of the future devices for which the Company seeks such clearance including the Photon(TM) Laser.

      The FDA may determine that the device is "substantially equivalent" to another legally marketed Class I, Class II or pre- 1976 Class III device for which the FDA has not called for a PMA, and allow the proposed device to be marketed in the United States. The FDA may determine, however, that the proposed device is not substantially equivalent, or may require further information, such as additional test data, before the FDA is able to make a determination regarding substantial equivalence. A "not substantially equivalent" determination or a request for additional information could delay the Company's market introduction of its products and could have a material adverse effect on the Company's business, operating results and financial condition.

      The alternate method to seek approval is to obtain Premarket approval from the FDA. If a manufacturer or distributor of a medical device cannot establish that a proposed device is substantially equivalent to another legally marketed device, whether or not the FDA has made a determination in response to a Section 510(k) notification, the manufacturer or distributor will have to seek Premarket approval for the proposed device. A PMA application would have to be submitted and be supported by extensive data, including preclinical and clinical trial data to prove the safety and efficacy of the device. If human clinical trials of a proposed device are required and the device presents a "significant risk," the manufacturer or the distributor of the device will have to file an IDE application with the FDA prior to commencing human clinical trials. The IDE application must be supported by data, typically including the results of animal and mechanical testing. If the IDE application is approved, human clinical trials may begin at a specific number of investigational sites, and the approval letter could include the number of patients approved by the FDA. An IDE clinical trial can be divided into several parts or Phases. Sometimes, a company will conduct a feasibility study to confirm that a device functions according to its design and operating parameters. This is usual clinical trial site. If the Phase I results are promising, the applicant may, with the FDA's permission, expand the number of clinical trial sites and the number of patients to be treated to assure reasonable stability of clinical results. Phase II studies are performed to confirm predictability of results and the absence of adverse reactions. The applicant may, upon receipt of the FDA's authorization, subsequently expand the study to a third phase with a larger number of clinical trial sites and a greater number of patients. This involves longer patient follow-up times and the collection of more patient data. Product claims, labeling and core data for the PMA are derived primarily from this portion of the clinical trial. The applicant may also, upon receipt of the FDA's permission, consolidate one or more of such portions of the study. Sponsors of clinical trials are permitted to sell those devices distributed in the course of the study, provided such compensation does not exceed recovery of the costs of manufacture, research, development and handling. Although both approval methods may require clinical testing of the device in question under an approved IDE, the Premarket approval procedure is more complex and time consuming.

      Upon receipt of the PMA application, the FDA makes a threshold determination whether the application is sufficiently complete to permit a substantive review. If the FDA determines that the PMA is sufficiently complete to permit a substantive review, the FDA will "file" the application. Once the submission is filed, the FDA has by regulation 90 days to review it; however, the review time is often extended significantly by the FDA asking for more information or clarification of information already provided in the submission. During the review period, an advisory committee may also evaluate the application and provide recommendations to the FDA as to whether the device should be approved. In addition, the FDA will inspect the manufacturing facility to ensure compliance with the FDA's GMP requirements prior to approval of a PMA. While the FDA has responded to PMA applications within the allotted time period, PMA reviews generally take approximately 12 to 18 months or more from the date of filing to approval. The PMA process is lengthy and expensive, and there can be no assurance that such approval will be obtained for any of the Company's products determined to be subject to such requirements. A number of devices for which PMA approval has been sought by other companies have never been approved for marketing.

      Any products manufactured or distributed by the Company pursuant to a premarket clearance notification or PMA are or will be subject to pervasive and continuing regulation by the FDA. The FDC Act also requires that the Company's products be manufactured in registered establishments and in accordance with GMP regulations. Labeling, advertising and promotional activities are subject to scrutiny by the FDA and, in certain instances, by the Federal Trade Commission. The export of medical devices is also subject to regulation in certain instances. In addition, the use of the Company's products may be regulated by various state agencies.

      All lasers manufactured for the Company are subject to the Radiation Control for Health and Safety Act administered by the Center for Devices and Radiological Health of the FDA. The law requires laser manufacturers to file new product and annual reports and to maintain quality control, product testing and sales records, to incorporate certain design and operating features in lasers sold to end users pursuant to specific performance standards, and to comply with labeling and certification requirements. Various warning labels must be affixed to the laser, depending on the class of the product, as established by the performance standards.

      Although the Company believes that it and its manufacturers currently comply and will continue to comply with all applicable regulations regarding the manufacture and sale of medical devices, such regulations are always subject to change and depend heavily on administrative interpretations. There can be no assurance that future changes in review guidelines, regulations or administrative interpretations by the FDA or other regulatory bodies, with possible retroactive effect, will not materially adversely affect the Company. In addition to the foregoing, the Company is subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of potentially hazardous substance. There can be no assurance that the Company will not be required to incur significant costs to comply with such laws and regulations and that such compliance will not have a material adverse effect upon the Company's ability to conduct business.

      The Company and the manufacturers of the Company's products may be inspected on a routine basis by both the FDA and individual states for compliance with current GMP regulations and other requirements.

      Congress has considered several comprehensive federal health care programs designed to broaden coverage and reduce the costs of existing government and private insurance programs. These programs have been the subject of criticism within Congress and the health care industry, and many alternative programs and features of programs have been proposed and discussed. Therefore, the Company cannot predict the content of any federal health care program, if any is passed by Congress, or its effect on Company and its business. Some measures that have been suggested as possible elements of a new program, such as government price ceilings on nonreimbursable procedures and spending limitations on hospitals and other healthcare providers for new equipment, could have an adverse effect on the Company's business, operating results or financial condition. Uncertainty concerning the features of any health care program considered by the Congress, its adoption by the Congress and the effect of the program on the Company's business could result in volatility of the market price of the Company's Common Stock.

      Furthermore, the introduction of the Company's products in foreign countries may require the Company to obtain foreign regulatory clearances. The Company believes that only a limited number of foreign countries have extensive regulatory requirements, including France, Germany, Korea and Japan. The time involved for regulatory approval in foreign countries varies and can take a number of years. During the period in which the Company will be attempting to obtain the necessary regulatory approvals in order to market its products on a limited basis in certain European, Latin American and Asian countries where its products satisfy applicable regulatory standards. There is no assurance that the Company's products will be approved by the FDA or other governmental agencies for intended applications in the United States and targeted foreign markets, nor is there any assurance that the FDA will approve the export of the Company's products, which approval is required on a country-by-country basis for applications not yet approved in the United States.

      A number of European and other economically advanced countries, including Italy, Norway, Spain and Sweden, have not developed regulatory agencies for intensive supervision of such devices. Instead, they generally have been willing to accept the approval of the FDA. Therefore, a PMA, Section 510(k) or approved IDE from the FDA is tantamount to approval in those countries. These countries and most developing countries have simply deferred direct discretion to licensed practicing surgeons to determine the nature of devices that they will use in medical procedures. The Company's two ultrasound systems, the Photon(TM) laser cataract system the Company is developing and the ocular blood flow analyzer are all devices which require FDA approval. Therefore, a significant aspect of the acceptance of the devices in the market is the effectiveness of the Company in obtaining the necessary approvals. Having an approved IDE allows the Company to export a product to qualified investigational sites.

Regulatory Status of Products

      The Precisionist 3000 Plus(TM) and the Precisionist Thirty Thousand(TM) Systems. Pursuant to Section 510(k) of the FDC Act, the FDA granted market clearance for the commercialization of the Precisionist 3000 Plus(TM) system in 1990 and the Precisionist Thirty Thousand(TM) system in 1995, thereby allowing the Company to sell these devices in the United States for their intended use as cataract surgical systems. That clearance, in turn, has allowed for similar approvals in several foreign countries, allowing sales to be undertaken in all of those countries. Because no approvals are required in many developing countries, including several countries in the Middle East and Latin America, those areas are potentially viable markets.

      Applications for approval in other western countries, including Germany and France, are currently pending. Under present circumstances, although there is no assurance, approval of the German application is expected. Because France places substantial credence in German approvals, it is expected that approval in France will follow sometime thereafter. In Japan and Korea, the Company has provided the Precisionist(TM) system to established dealers that have applied for approval in those respective countries.

      The Photon(TM) Laser Cataract System. The Company acquired permission from the FDA to manufacture the device and approval to export it to qualified investigator sites outside the United States under an open IDE granted by the FDA in May 1995. Although the Photon(TM) laser cataract system is uniquely configured in an original and proprietary manner, the laser system, a Nd:YAG laser, is not proprietary to the device or the Company and is widely used in the medical industry and other industries as well. Of particular significance is the fact that this particular component has received previous market clearance from the FDA for other ophthalmic and medical applications. Also of significance is the Company's belief that the surgical treatment method used with the Photon(TM) laser cataract is similar to the current ultrasound cataract treatment employed by ophthalmologists. The Company thus believes that it can obtain Section 510(k) clearance for the Photon(TM) laser cataract system sometime in early 1999.

      The Company submitted its Premarket Notification under Section 510(k) of the FDC Act for the Photon(TM) laser cataract system in September 1993. The FDA requested clinical support data for claims made in the Section 510(k) Premarket Notification, and in October 1994 the Company submitted an IDE application to provide for a "modest clinical study" in order to collect the data required by the FDA for clearance of the Photon(TM) laser cataract system. The FDA granted this IDE in May 1995. The Company began human clinical trials in April 1996 and completed the clinical surgeries in December 1996. Through the clinical trials the Company discovered that the Photon(TM) laser cataract system may not effectively remove harder grade cataracts. The Company thus requested and received FDA approval to conduct Phase II clinical studies at seven sites in hopes of refining the laser system and surgical method to remove such cataracts. There is no guarantee, however, that the Company will be successful in improving the laser system to remove harder grade cataracts.

      Blood Flow Analyzer(TM) (Paradigm BFA(TM)). The FDA granted market clearance pursuant to Section 510(k) of the FDC Act, for the commercial sale of the Paradigm Blood Flow Analyzer in June 1997 for the intended use and claims of applanation tonometry and blood flow analysis. The clearance allows immediate marketing in the United States for this new product and allows the Company to expand its product base into the ophthalmic office and optometric office with a diagnostic system.

Employees

      As of September 30, 1998, the Company had 19 full-time employees. This number does not include the Company's manufacturer's representatives who are independent contractors rather than employees of the Company. The Company also utilizes several consultants and advisors. There can be no assurance that the Company will be successful in recruiting or retaining key personnel. None of the Company's employees is a member of a labor union and the Company has never experienced any business interruption as a result of any labor disputes.

Facilities

      The Company's executive offices are currently located at 1127 West 2320 South, Suite A, Salt Lake City, Utah. This facility consists of approximately 4,397 square feet of leased office space under a three year lease that will expire on December 31, 2000 with an additional three year renewal option. The facility is leased from Eden Roc, a California partnership, at a base monthly rate of $3,315 plus a monthly common maintenance area fee. The base monthly rent increases to $3,415 and $3,518 for the second and third years of the lease, respectively. Pursuant to the lease, the Company pays all real estate and personal property taxes and the insurance costs on the premises. The Company believes that this facility is adequate and satisfies its needs for the foreseeable future.

Legal Proceedings

      The Company is not a party to any legal proceedings and is not aware of any threatened legal proceedings which may be brought against it.
                                                    MANAGEMENT

Directors and Executive Officers

      The executive officers and directors of the Company, their ages and their positions are set forth below:

         Name                        Age         Position

      Thomas F. Motter               50          Chairman of the Board, President and
                                                    Chief Executive Officer
      Michael W. Stelzer             50          Vice President of Operations,
                                                   Chief Operating Officer, Secretary  and Director
      Robert W. Millar               41          Vice President of Engineering and
                                                   Manufacturing, and Director
      John W. Hemmer                 71          Vice President of Finance, Treasurer,
                                                   Chief Financial Officer and Director
      Roy E. Moser                   51          Vice President of Corporate Development
      Patrick M. Kolenik             46          Director
      Robert L. Frome                57          Director

      The directors are elected for one year terms which expire at the next annual meeting of shareholders. Executive officers are elected annually by the Board of Directors to hold office until the first meeting of the Board following the next annual meeting of shareholders and until their successors have been elected and qualified.

      Thomas F. Motter has served as Chairman of the Board of the Company since April 1993. Since December 12, 1997 and from May 1994 to August 1997, he has served as President and Chief Executive Officer of the Company. From June 1989 to April 1993, Mr. Motter served as Chief Executive Officer of Paradigm Medical, Inc. which merged with the Company in May 1994. From September 1990 to April 1992, he was employed by HGM Medical Laser Systems as general manager of their International Division. From October 1978 to June 1989, Mr. Motter was employed by SmithKline Beckman's Humphrey Instruments Division, which developed and manufactured advanced ophthalmic diagnostic instruments, serving last as National Sales Manager overseeing all domestic sales in its ophthalmic computer division. Mr. Motter received a B.A. degree in English from Stephen's College in 1970 and an M.B.A.
degree from Pepperdine University in 1975.

      Michael W. Stelzer has served as Vice President of Operations and Chief Operating Officer of the Company since December 12, 1997 and its Secretary since July 30, 1998. From August 8, 1997 to December 12, 1997, he served as President and Chief Executive Officer of the Company. Mr. Stelzer joined the Company's Board of Directors in April 1993. From June 1989 to April 1993, he served as a General Counsel and a director of Paradigm Medical, Inc. which merged with the Company in May 1994. From January 1995 to August 1997, Mr. Stelzer served as the Executive Vice President and Chief Financial Officer of Rhino Marketing, Inc., a sports related holding company, and was President of one of its subsidiaries. Prior to joining Rhino, Mr. Stelzer was President and General Counsel for MarDec, Inc., a golf accessory marketing company, from 1993 to 1995. Mr. Stelzer is a licensed attorney with the state of California and has practiced law in California since 1980. From March 1972 to January 1980, Mr. Stelzer was controller of Ponderosa Telephone Company. Mr. Stelzer received a B.S. degree in business administration from the University of California, Davis in 1970 and a Juris Doctorate from Humphreys College of Law in 1979.

      Robert W. Millar has served as Vice President of Engineering and Manufacturing of the Company since December 12, 1997 and as a director of the Company since April 1993. From April 1995 to December 12, 1997, Mr. Millar served as Executive Vice President of the Company. From January 1991 to April 1993, he was employed as President by Paradigm Medical, Inc., which merged with the Company in May 1994. From January 1990 to January 1991, Mr. Millar was employed by HGM Medical Laser Systems, serving as Director of Marketing and Product Management for all ophthalmic and surgical markets. From October 1988 to December 1989, Mr. Millar was employed as Group Products Manager for the Customer Products Division of Esselte Pendaflex Corporation, a manufacturer and distributor of office supply products. From July 1986 to February 1988, Mr. Millar was employed by TechnaVision Inc., a company engaged in the manufacture of ophthalmic diagnostic and other eyecare equipment. From February 1980 to July 1986, he was employed by Pogue McJunkin & Associates, a professional industrial design firm. Mr. Millar received a B.S. degree in industrial design from the College of Design in Detroit, Michigan in 1979.

      John W. Hemmer, C.F.A., has served as Vice President of Finance, Treasurer and Chief Financial Officer of the Company and as a director since November 1995. Since October 1989, Mr. Hemmer has served as a director and consultant for Sea Pride Industries, Inc. and its subsidiaries in Gulf Breeze, Florida, which developed the first offshore marine production system licensed and permitted for use in the Gulf of Mexico. From March 1992 to July 1994, Mr. Hemmer was employed as the Secretary and Vice President of Finance of Advance Electronics, Inc., which is engaged in the retail distribution of health and beauty products. From November 1991 to December 1994, Mr. Hemmer was Secretary and Treasurer of Agro Industrial Development, Ltd., which established a Free Trade Zone in Belize for the production and export of seafood. He was the President and Chief Executive Officer of John W. Hemmer, Inc., a registered broker/dealer firm from May 1987 to May 1989, which subsequently changed its name to Westfalia Investments Inc., but retained his registered representative status until March 1995. Prior thereto, he was Vice President of Bankers Trust Company in charge of venture capital and a member of the research and investment management committees. Mr. Hemmer was Vice President of Corporate Finance at Dempsey, Tegler & Company, Inc., a Senior Analyst at Lazard Freres & Company and an Investment Officer of The Chase Manhattan Bank. Mr. Hemmer received a B. A. degree in Economics from Queens College in 1951 and an M.S. degree in Banking and Finance from Columbia University Graduate School of Business in 1952.

      Roy E. Moser has been Vice President of Corporate Development of the Company since January 1998. From June 1997 to January 1998, he served as Vice President of Sales of the Company. Prior to joining Paradigm, he served from 1995 to 1997 as General Manager for Medical Development Research Inc. From 1990 to 1995, Mr. Moser was Vice President, Sales and Marketing in the international operations of Surgidev Corporation. Mr. Moser worked for Inamed Corporation from 1989 to 1990 as Manager, International Operations. From 1987 to 1989, he served as Director of Operations for Surgidev. Mr. Moser was also employed from 1982 to 1987 at Allergan Corporation and from 1975 to 1982 at Baxter Health Care. Mr. Moser received an M.B.A. degree from National University in 1973 and a Bachelor of Science degree from California State University in 1983.

     Patrick M. Kolenik has been a director of the Company since November 1997. Mr. Kolenik has been Special Assistant to the President of International Heritage, Inc. since 1996 and President and Co-Founder of Cyn Del & Co., Inc. since 1992. He was a co-founder and director of Win Capital Corp., an investment banking firm, but resigned as a director in 1996. As of July 1, 1998, Mr.
Kolenik resumed an affiliation with Win Capital Corp. From 1969 to 1989, Mr. Kolenik held various positions at Sherwood Securities Corp., a securities firm, including President and Chief Executive Officer, Executive Vice President of Trading, Executive Vice President of Corporate Syndicate and Vice President of Corporate Finance. He also served as a director of Sherwood Securities Corp. Mr. Kolenik attended Baruch College where he majored in finance.

     Robert L. Frome, Esq. has been a director of the Company since September 3, 1998. He has been a Senior Partner at the Olshan Grundman Frome & Rosenzweig law firm in New York City for over twenty years. He serves as a director of HealthCare Services Group, Inc., the nation's largest provider of housekeeping, linen and laundry services to long term care facilities, and of NUCO(2), the nation's largest provider of bulk carbon dioxide to restaurant, fast food outlets and convenience stores. Mr. Frome is a trustee of Daytop Village
Foundation and The Hospital for Joint Diseases of New York University Medical Center. He received an LL.B. from Harvard Law School in 1961 and LL.M. and B.S. degrees from New York University in 1962 and 1958, respectively.
Technical and Medical Advisory Personnel

      The Company utilizes an informal Clinical Advisory Board of recognized practicing ophthalmic surgeons in technical and medical advisory capacities. Outside consultants are generally used on an ad hoc basis and such individuals do not meet together as a group and are not compensated. The Members of the Company's Clinical Advisory Board are as follows:

      Paul L. Archambeau, M.D. -- Dr. Archambeau is an ophthalmologist in Santa Rosa, California and a faculty member at the University of California at San Francisco. He received his medical degree at the University of Buffalo Medical School in 1959 and performed his residency at the Mayo Clinic in Rochester, Minnesota.

      Daniele S. Aron-Rosa, Ph.D, M.D. -- Dr. Aron-Rosa is a faculty member at the Rothschild Eye Institute in Paris, France. She received a doctorate degree in physics from the University of Paris in 1957 and received her medical degree there in 1962 and performed her residency at the University of Paris Hospital.

     David C. Brown, III, M.D. -- Dr. Brown is an ophthalmologist in Fort Myers, Florida. He received his medical degree at the University of Florida in 1963 and also performed his residency at that facility.

     Alan S. Crandall, M.D. -- Dr. Crandall is an ophthalmologist in Salt Lake City, Utah. He received his medical degree at the University of Utah in 1973 and performed his residency at the University of Pennsylvania

     I. Howard Fine, M.D. -- Dr. Fine is an ophthalmologist practicing in Eugene, Oregon and a member of the Oregon Health Sciences University faculty. Dr. Fine received his medical degree at Boston University in 1966 and also performed his residency at that facility.

     Stephane P. Ganem, M.D. - -- Dr. Ganem is chairman of the ophthalmology department at the Rothschild Eye Institute in Paris, France.

     Frederic B. Kremer, M.D. - Dr. Kremer is an ophthalmologist in Radnor, Pennsylvania. He received his medical degree at the Jefferson Medical Center in 1976 and performed his residency at the Wills Eye Hospital in Philadelphia, Pennsylvania.

      Francis A. L'Esperance, M.D. -- Dr. L'Esperance is President of the American Board of Laser Surgery and a faculty member at the Columbia College of Physicians and Surgeons. He received his medical degree from Harvard Medical School in 1956 and performed his residency at the Massachusetts Eye and Ear Infirmary.

      Michael B. Limberg, M.D. -- Dr. Limberg is an ophthalmologist practicing in San Luis Obispo, California. He received his medical degree at the University of Utah Medical School in 1982 and performed his residency at Louisiana State University.

     Marc A. Michelson M.D. -- Dr. Michelson is an ophthalmologist in Birmingham, Alabama. He received his medical degree at the University of Alabama in 1975, and performed his residency at the Eye Foundation Hospital in Birmingham, Alabama.

     Lawrence E. Noble M.D. -- Dr. Noble is an ophthalmologist in Provo, Utah. He received his medical degree at the University of Oregon in 1964, and performed his residency at the Good Samaritan Hospital.

     Jaswant Singh Pannu, M.D. -- Dr. Pannu is an ophthalmologist in Lauderdale Lakes, Florida. He received his medical degree at the University of Miami in 1967 and performed his residency at the Milwaukee, Wisconsin Veterans Administration Hospital and at Evanston Hospital in Evanston, Illinois.

     David M. Schneider, M.D. -- Dr. Schneider is an ophthalmologist in Cincinnati, Ohio. He received his medical degree at the University of Cincinnati in 1975, and performed his residency at the University of Cincinnati.

      Jeffrey G. Straus, M.D. -- Dr. Straus is an ophthalmologist in Metairie, Louisiana. He received his medical degree at State University of New York at Buffalo in 1984 and performed his residency at Ochsner Foundation Hospital and Clinic in New Orleans, Louisiana.

     Gerald Zelman, M.D. -- Dr. Zelman is a Ophthalmologist in Manhasset, New York. He received his medical degree at the University of Lausanne in 1964, and performed his residency at the Brooklyn Eye and Ear facility in Brooklyn, New York.

Board Meetings and Committees

      The Board of Directors held a total of five meetings during the fiscal year ended December 31, 1997. The Audit Committee of the Board of Directors consists of directors Michael W. Stelzer, Robert L. Frome and Patrick M. Kolenik. The Audit Committee last met on December 12, 1997. The Audit Committee is primarily responsible for reviewing the services performed by the Company's independent public accountants and internal audit department and evaluating the Company's accounting principles and its system of internal accounting controls. The Compensation Committee of the Board of Directors consists of directors Robert M. Millar, John W. Hemmer and Patrick M. Kolenik. The Compensation Committee also last met on June 9, 1997. The Compensation Committee is primarily responsible for reviewing compensation of executive officers and overseeing the granting of stock options. No director attended fewer than 75% of all meetings of the Board of Directors during the 1997 fiscal year.

      Pursuant to Nasdaq corporate governance requirements recently made applicable to Nasdaq SmallCap Market companies, the Company must have (i) a minimum of two independent directors; (ii) an audit committee with a majority of independent directors; and (iii) an annual stockholders meeting. The Company has and can presently satisfy each of these requirements. Messrs.
Fitzhugh, Kolenik, and Silver qualify as independent directors.

Executive Compensation

     The following table sets forth, for each of the last three fiscal years and for the three month period ended December 31, 1996, the compensation received by Thomas F. Motter, the Company's Chairman of the Board, President and Chief Executive Officer,
                                      -36-
and all other executive officers (collectively, the "Named Executive Officers") at December 31, 1997 whose salary and bonus for all services in all capacities exceed $100,000 for the fiscal year ended December 31, 1997.


                                            Summary Compensation Table

                                                                                        Long-Term Compensation
                                   Annual Compensation                          Awards                     Payouts

                                                            Other                  Securities
                                                           Annual     Restricted   Underlying      Long-term    All Other
     Name and                                             Compensa-      Stock      Options/       Incentive    Compensa-
Principal Position    Period     Salary($) Bonus($)      tion($)(6)    Awards($)     SARs(#)       Payout($)   tion ($)(5)
Thomas F. Motter,     1997(1)  $129,584        0        $5,250           0            0              0            0
Chairman of the       1996(2)    33,750        0            0            0            0              0            0
Board, President and  1996(3)   111,042     $1,000       3,600           0            0              0         $6,000
Chief Executive       1995(4)    72,000       300           0            0       106,000(6)          0            0
Officer
                                 50,625
Michael W. Stelzer,   1997(1)                   0        1,500           0        20,000(6)          0            0
Vice President of
Operations and Chief
Operating Officer

Robert W. Millar,
Vice President of                114,675
Engineering and       1997(1)     31,250        0        5,250            0            0              0            0
Manufacturing         1996(2)     99,792        0           0             0            0              0            0
                      1996(3)     60,265     1,000       3,600            0            0              0          6,000
John W. Hemmer,       1995(4)                  300          0             0        84,000(6)          0            0
Treasurer, Chief                 112,670
Financial Officer     1997(1)     30,000        0        5,250            0            0              0            0
and Director          1996(2)     80,000        0           0             0            0              0            0
                      1996(3)     20,000        0        3,600(7)         0        20,000(6)          0          4,000
                      1995(4)                   0           0             0            0              0            0

----------------

(1) For the fiscal year ended December 31, 1997. (2) For the three month period ended December 31, 1996. (3) For the fiscal year ended September 30, 1996.
     (4) For the fiscal year ended September 30, 1995.
(5) The amounts indicated under "Other Annual Compensation" for 1996 and 1997 consist of payments related to the operation of automobiles by the named executive.
(6) On February 16, 1996, the Company granted Mr. Motter and Mr. Millar options to purchase 106,000 and 84,000 shares, respectively, of the Company's Common Stock at an exercise price of $5.00 per share. These options expire on February 15, 2001. On January 31, 1996, the Company granted Mr. Hemmer options to purchase 20,000 shares of the Company's Common Stock at an exercise price of $5.00 per share. These options expire January 30, 2001. On June 9, 1997, the Company granted Mr. Stelzer options to purchase 20,000 shares of the Company's Common Stock at an exercise price of $5.00 per share. These options expire June 8, 2002.
(7) On November 30, 1995, the Company issued Mr. Hemmer 50,513 shares of the Company's Common Stock as part of his compensation for past and future services.

      The following table sets forth information concerning the exercise of options to acquire shares of the Company's Common Stock by the Named Executive Officers during the fiscal year ended December 31, 1997, as well as the aggregate number and value of unexercised options held by the Named Executive Officers on December 31, 1997.

              Aggregated Option/SAR Exercises in Last Fiscal Year
                     and Fiscal Year-End Option/SAR Values

                                                        Number of Securities Underlying         Value of Unexercised
                                                           Unexercised Options/SARs         In-the-Money Options/SARs at
                                                             at December 31, 1997(#)             December 31, 1997($)
                     Shares Acquired       Value
       Name          on Exercise (#)   Realized ($)      Exercisable      Unexercisable     Exercisable      Unexercisable
Thomas F. Motter           -0-              -0-             106,000            -0-              -0-               -0-

Robert W. Millar           -0-              -0-              84,000            -0-              -0-               -0-

John W. Hemmer             -0-              -0-              20,000            -0-              -0-               -0-

Michael W. Stelzer         -0-              -0-              20,000            -0-              -0-               -0-

Director Compensation

      Outside directors receive cash compensation in the amount of a $5,000 annual retainer, an additional $1,250 for each quarterly meeting they attend and an additional $500 for each committee meeting they attend. Outside directors are also reimbursed for their expenses in attending Board and committee meetings. Directors are not precluded from serving the Company in any other capacity and receiving compensation therefor.

Employee 401(k) Plan

      In October 1996, the Company's Board of Directors adopted a 401(k) Retirement Savings Plan. Under the terms of the 401(k) plan, effective as of November 1, 1996, the Company may make discretionary employer matching contributions to its employees who choose to participate in the plan. The plan allows the Board to determine the amount of the contribution at the beginning of each year. The Board adopted a contribution formula specifying that such discretionary employer matching contributions would equal 100% of the participating employee's contribution to the plan up to a maximum discretionary employee contribution of 3% of a participating employee's compensation, as defined by the plan. All persons who have completed at least six months' service with the Company and satisfy other plan requirements are eligible to participate in the 401(k) plan.

1995 Stock Option Plan

      The Company adopted a 1995 Stock Option Plan (the "Plan"), for officers, employees, directors and consultants of the Company on November 7, 1995. The Plan authorized the granting of stock options ("Plan Options") to purchase an aggregate of not more than 300,000 shares of the Company's Common Stock. On February 16, 1996, options for substantially all 300,000 shares were granted. On June 9, 1997, the Company's shareholders approved an amendment to the Plan to increase the number of shares of Common Stock reserved from issuance thereunder by an aggregate of 300,000 shares. That same day, 20,000 options were granted to the Company's Chief Financial Officer and five outside directors, one of whom (Michael W. Stelzer) is now the Vice President of Operations and Chief Operating Officer of the Company. There are presently outstanding options to purchase 450,200 shares of the Company's Common Stock that have been granted under the Plan. No such options have been exercised.

      The Plan is administered by the Board of Directors or a Compensation Committee of not less than two disinterested members of the Board of Directors. In general, the Board of Directors or the Compensation Committee, as the case may be, will select the person to whom options will be granted and will determine, subject to the terms of the Plan, the number, exercise, and other provisions of such options. Options granted under the Plan will become exercisable at such times as may be determined by the Board of Directors or the Compensation Committee, as the case may be.

      Options under the Plan may be either incentive stock options ("ISOs"), as such term is defined in the Internal Revenue Code of 1986, as amended, or non-ISOs. ISOs may only be granted to persons who are employees of the Company. Non-ISOs may be granted to any person, including, but not limited to, employees of the Company, independent agents, consultants, as the Board of Directors or the Compensation Committee, as the case may be, believes has contributed, or will contribute, to the success of the Company. The Board of Directors or the Compensation Committee as the case may be, shall determine the exercise price of options granted under the Plan, provided that, in the case of ISOs, such price may not be less than 100% (110% in the case of ISOs granted to holders of 10% of voting power of the Company's stock) of the fair market value (as defined in the
Plan) of the Common Stock on the date of grant. The aggregate fair market value (determined at the time of option grant) of stock with respect to which ISOs become exercisable for the first time in any year cannot exceed $100,000.

      The term of each option shall not be more than 10 years (five years in the case of ISOs granted to holders of 10% of the voting power of the Company's stock) from the date of grant. The Board of Directors has a right to amend, suspend or terminate the Plan at any time; provided, however, that unless ratified by the Company's stockholders, no amendment or change in the Plan will be effective which would increase the total number of shares which may be issued under the Plan, materially increase the benefits accruing to persons granted under the Plan or materially modify the requirements as to eligibility and participation in the Plan. No amendment, supervision or termination of the Plan shall, without the consent of an employee to whom an option shall heretofore have been granted, affect the rights of such employee under such option.

Employment Agreements

      The Company entered into employment agreements with each of Thomas F. Motter, Michael W. Stelzer, Robert W. Millar and John W. Hemmer and which commenced on January 1, 1998 and expire on December 31, 2001. The agreements require each employee to devote substantially all of his working time to the Company, provide that each of them may be terminated for "cause" (as provided in the agreements) and prohibit each of them from competing with the Company for two years following the termination of his employment agreement. The agreements provide for the payment of an initial base salary of $135,000 to Mr. Motter, $100,000 to Mr. Stelzer, $125,000 to Mr. Millar and $120,000 to Mr. Hemmer, and became effective as of January 1, 1998. Mr. Hemmer also received a bonus of 50,000 shares of the Company's Common Stock in recognition of the services previously rendered by him. The agreements provide for salary increases and bonuses as shall be determined at the discretion of the Board of Directors.

Change of Control Termination Agreements

      On September 14, 1998, the Company entered into a Change of Control Termination Agreement (the "Agreement") with each of Thomas F. Motter, Michael
W. Stelzer, Robert W. Millar and John W. Hemmer. The Agreements are effective as of January 1, 1998 and continue in effect through December 31, 2002. However, beginning on December 31, 2002 and each December 31 thereafter, the term of each of the Agreements shall automatically be extended for one additional year unless, no later than the preceding November 1, the Company shall have given notice that it does not wish to extend such Agreement. If a change of control occurs during the original or any extended term of the Agreement, the Agreement shall continue in effect for a period of 12 months beyond the month in which the change of control occurred.

      The Agreements provide that if there is a change of control of the Company, and provided there has been no termination of employment on account of death, disability, retirement or for cause, each of Messrs. Motter, Stelzer, Millar and Hemmer shall be entitled to receive the following benefits in the event their employment with the Company is terminated subsequent to the change of control: (i) payment of full base salary through the date of termination of employment (the "Termination Date") at the rate in effect at the time of the change of control, plus all other amounts and benefits to which each is entitled under any compensation plan of the Company; (ii) in lieu of any further salary payments for periods subsequent to the Termination Date, the Company shall pay a lump sum severance payment equal to 2.99 times the sum of the annual base salary in effect at the time of the change of control; (iii) payments of any deferred compensation, including deferred bonuses; (iv) in lieu of shares of the Company's Common Stock issuable upon the exercise of outstanding options, an amount in cash shall be distributed equal to the product of the excess of the closing price of the Company's shares as reported on the Nasdaq SmallCap Market on or nearest the Termination Date over the per share exercise price of each option times the number of shares covered by each such option; and (v) all legal fees and expenses incurred as a result of such termination including all fees and expenses incurred in contesting or disputing any termination of employment or seeking to obtain or enforce any right or benefit provided by the Agreement.

      For the purposes of the Agreement, a change of control shall have occurred if (a) any person becomes a beneficial owner of 30% or more of the combined voting power of the Company's then outstanding securities, (b) during any period of two consecutive years (not including any period prior to the execution of the Agreement), individuals who at the beginning of the period constitute the Company's Board of Directors and any new director whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election were previously so approved, cease for any reason to constitute a majority, (c) the Company enters an agreement resulting in the occurrence of a change of control of the Company, (d) the Board of Directors eliminates or otherwise reduces the authority, duties and/or responsibilities of the Executive Committee, or (e) the shareholders approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to it continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 30% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after the merger or consolidation, or the shareholders of the Company approve a plan of complete liquidation of the Company or as agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

      If any of the events constituting a change of control of the Company shall occur, each of Messrs. Motter, Stelzer, Millar and Hemmer shall be entitled to the benefits set forth above on the subsequent termination of their employment during the term of the Agreements unless the termination is on account of death, disability, or retirement, by the Company for cause, or by such individuals other than for good reason. Termination for cause is defined in the Agreement to include termination on the willful and continued failure to substantially perform their duties with the Company after a written demand for substantial performance is delivered to the Board of Directors, which demand specifically identifies the manner in which the board believes that they have not substantially performed their duties, or the willful engaging by such individuals in conduct that is demonstrably and materially injurious to the Company. No act, or failure to act, on their part shall be deemed "willful" pursuant to the Agreement unless done, or omitted to be done, by such individuals not in good faith and without a reasonable belief that their action or omission was in the best interest of the Company. In addition, they shall not be deemed to have been terminated for cause unless or until they shall have been delivered a copy of a resolution duly adopted by the affirmative vote of not less than 75% of the entire membership of the Board of Directors at a meeting called for such purpose.

      Under the terms of the Agreements, each of Messrs. Motter, Stelzer, Millar and Hemmer are entitled to terminate their respective Agreement for good reason. Good reason is defined in the Agreements to include (1) the assignment of any duties inconsistent with their status and position immediately prior to a change in control of the Company, or substantial adverse alteration in the nature or status of their responsibilities and those in effect immediately prior to a change in control; (2) a reduction in their annual base salary as in effect on the date of this Agreement or as such salary may be increased from time to time except for across-the-board salary reductions similarly effecting all key employees of the Company and all key employees of any person in control of the Company; (3) their relocation to a location not within 25 miles of the Company's present executive offices; (4) the failure by the Company, without their consent, to pay to them any part of their current compensation, or to pay any part of an installment of deferred compensation under any deferred compensation program of the Company, within seven days of the date the compensation is due;
(5) the failure by the Company to continue to effect any bonus which they were entitled or any compensation plan which they participated immediately prior to a change of control that is material to their total compensation, including the Company's 1995 Stock Option Plan, 401(k) pretax retirement savings plan, and flexible benefit plan; (6) the failure of the Company to continue to provide them with benefits substantially similar to those enjoyed by them under the Company's life insurance, medical, health and accident, or disability plans which they are participating at the time of a change of control of the Company, and for the failure to continue to provide them with a Company automobile or allowance in lieu of it, if they were provided with such automobile or allowance in lieu of it at the time of a change of control; and (7) the failure of the Company to obtain a satisfactory agreement with any successor to assume and agree to perform the Agreements.

Profit Sharing Plan

      On February 16, 1996, the Company adopted a Profit Sharing Plan, pursuant to which an amount equal to 10% of the pretax profits of the Company will be set aside for the benefit of the Company's officers and key employees. This funding will be paid to the Company's officers and key employees as follows: Thomas W. Motter, Chairman of the Board, President and Chief Executive Officer--30%; Robert W. Millar, Vice President of Engineering and Manufacturing--25%; John W. Hemmer, Chief Financial Officer and Treasurer--20%; and a pool of 25% to be allocated among the other officers and key employees as determined by the Compensation Committee and approved by the Board of Directors. This funding will only be paid if the Company's qualified pretax profits exceed $10,000,000 for any fiscal year beginning October 1, 1996 and ending December 31, 2001. If the Company's pretax profits reach $10,000,000 for any fiscal year, the entire pretax profits for that year will qualify for the funding. The plan expires at the end of its fifth fiscal year on December 31, 2001, when all funds held will be disbursed.

Limitation of Liability and Indemnification

      The Company reincorporated in Delaware in February 1996, in part, to take advantage of certain provisions in Delaware's corporate law relating to limitations on liability of corporate officers and directors. The Company believes that the reincorporation into Delaware, the provisions of its Certificate of Incorporation and Bylaws and the separate indemnification agreements outlined below are necessary to attract and retain qualified persons as directors and officers. The Company's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. This provision is intended to allow the Company's directors the benefit of Delaware General Corporation Law which provides that directors of Delaware corporations may be relieved of monetary liabilities for breach of their fiduciary duties as directors, except under certain circumstances, including breach of their duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, unlawful payments of dividends or unlawful stock repurchases or redemptions or any transaction from which the director derived an improper personal benefit. The Company's Bylaws provide that the Company shall indemnify its officers and directors to the fullest extent provided by Delaware law. The Bylaws authorize the use of indemnification agreements and the Company has entered into such agreements with each of its directors and executive officers.

      There is no pending litigation or proceeding involving a director, officer, employee or other agent of the Company as to which indemnification is being sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

      Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                              CERTAIN TRANSACTIONS

      The information set forth herein describes certain transactions between the Company and certain affiliated parties. Future transactions, if any, will be approved by a majority of the disinterested members of the Company and will be on terms no less favorable to the Company than those that could be obtained from unaffiliated parties.

      The Company subcontracts the manufacture of its Precisionist 3000 Plus(TM) and Precisionist Thirty Thousand(TM) Workstation(TM) to one of its shareholders, Zevex, Inc. ("Zevex") which is located in Salt Lake City, Utah. On September 23, 1996, the Company entered into a Design, Engineering and Manufacturing Agreement with Zevex for the engineering and manufacture of the Workstation(TM) and Precisionist Thirty Thousand(TM). As of December 31, 1997, Zevex has manufactured and delivered 39 systems to the Company. However, the agreement can be terminated at any time by the Company if Zevex fails for two consecutive quarters to timely fulfill the Company's purchase orders, or by Zevex if the Company fails to timely make the payments required by the agreement after having received a 20 day notice from Zevex demanding payment. Zevex is also under an exclusive contract with the Company, which expires September 23, 1999, that prohibits Zevex from manufacturing complete ultrasound or laser surgical systems for any other company, without permission from the Company. For the fiscal years ended September 30, 1996, the three month period ended December 31, 1996 and the fiscal year ended December 31, 1997, the Company purchased design and manufacturing services in the amounts of $353,949, $30,386 and $1,070,000, respectively, from Zevex.

      On January 8, 1997, the Company subcontracted the subassembly of the laser module piece of the Photon(TM) Laser Phaco(TM) from Sunrise Technologies, Inc. ("Sunrise"). During the 12 month period ending December 31, 1997, the Company purchased 10 laser module subassemblies for a total purchase price of $160,000, from Sunrise whose president was a member of the Company's Board of Directors at the time the manufacturing agreement was signed.
      On December 19, 1995, the Company entered into a settlement and release agreement (the "Settlement Agreement") with Douglas A. MacLeod, a significant shareholder of the Company. Pursuant to this agreement, Mr. MacLeod agreed to terminate certain anti-dilution rights granted to him by the Company. Under the terms of this Settlement Agreement, Mr. MacLeod agreed to terminate his anti-dilution rights in consideration for the following: (i) Mr. Motter agreeing to sell to Mr. MacLeod from his personal holdings 61,111 shares of the Company's Common Stock at a purchase price of $611.11, (ii) Mr. Millar agreeing to sell to Mr. MacLeod from his personal holdings 38,889 shares of the Company's Common Stock at a purchase price of $388.89, and (iii) the Company agreeing to issue to MacLeod an additional 20,000 shares of Common Stock. Based on the value assigned by the Company's investment banker, Kenneth Jerome & Company, Inc., of $1.50 per share, the Company recognized $30,000 of expense for the 20,000 shares issued by the Company and $149,000 of expense and additional paid-in-capital for the 100,000 shares sold by Mr. Motter and Mr. Millar. The Company represented in the Settlement Agreement that a public offering of the Company's securities would be completed by June 1, 1996. On May 24, 1996, the Company and Mr. MacLeod amended the Settlement Agreement to indicate that a public offering of the Company's securities would be completed by July 15, 1996. By order dated July 10, 1996, the Securities and Exchange Commission declared the Company's Registration Statement to be effective and following the sale of the Company's securities, the closing of the public offering occurred on July 25, 1996.

      The Photon(TM) LaserPhaco(TM) system is protected under a United States patent issued in 1987 to Daniel M. Eichenbaum, M.D. (U.S. Patent Number 4,694,828) for the utility and methods of laser ablation, aspiration and irrigation of tissue through a hand-held probe of a unique design and assigned to Photomed, a corporation owned in part by Dr. Eichenbaum. The Company secured the exclusive worldwide right to this patent shortly after its issue, and to the international patents pending, from Photomed by means of a License Agreement that entitled Dr. Eichenbaum to royalty payments equal to 1% of the proceeds from the net commercial sales of the Photon(TM) LaserPhaco(TM) system and accessories in all medical specialties. The License Agreement terminates July 7, 2003. The License Agreement was amended on December 5, 1997 to allow Photomed the right to conduct research, development and marketing utilizing the patent in certain medical sub-specialties other than ophthalmology for which the Company would receive royalty payments equal to 1% of the proceeds from the net sales of products utilizing the patent.

      Mr. Mackey, a director of the Company from September 1995 to September 3, 1998, is President and a shareholder of the law firm of Mackey Price & Williams, which has rendered legal services to the Company since February 1995 in connection with this public stock offering and other corporate matters. Legal fees and expenses paid to Mackey Price & Williams for the fiscal year ended December 31, 1997, the three month period ended December 31, 1996 and the fiscal year ended September 30, 1996 totaled $118,765, $25,468 and $234,504, respectively. The Company also granted Mackey Price & Williams warrants to purchase 25,000 shares of Common Stock at $3.33 per share in partial payment for legal services relating to the public stock offering.

      Mr. Kolenik, a director of the Company since November 1997, is a former director of Win Capital Corp. ("Win"), the Placement Agent for the Series C Convertible Preferred Stock offering. Under the terms of an agency agreement with Win, the Company agreed to pay to Win a commission equal to 9% of the aggregate purchase price of the Shares sold, or $269,820. Win was also paid a non-accountable expense allowance equal to 3% of the aggregate purchase price of the Shares sold. The Company has also entered into an agreement with Win dated August 20, 1997, wherein Win agreed to perform unspecified investment banking services for the Company for a two year period, for which the Company agreed to pay Win a monthly retainer of $2,000 for the first six months of the agreement, $4,000 per month for the second six months, and $6,000 per month for the remainder of the agreement. In addition, the Company issued Win Warrants to purchase 191,000 shares of Common Stock at $3.00 per share in connection with the investment banking agreement and additional warrants to purchase 100,000 shares of Common Stock at $3.00 per share for services rendered in the private placement of Series C Convertible Preferred Stock.




                             PRINCIPAL SHAREHOLDERS

      The following table sets forth certain information with respect to beneficial ownership of the Company's Common Stock as of September 30, 1998 for
(i) each  executive  officer of the  Company  (ii) each  director of the Company
(iii) each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares, and (iv) all directors and officers as a group.


Name and Address(1)                             Number of Shares           Percent of Ownership(2)
Thomas F. Motter(3)(6)                                 520,000                         12.0%
Douglas MacLeod                                        418,451                          9.6%
Robert W. Millar(4)(6)                                 336,105                          7.7%
Michael W. Stelzer(5)(6)                                62,935                          1.4%
John W. Hemmer(5)(6)                                    20,513                             *
Robert L. Frome(7)                                      14,000                             *
Patrick M. Kolenik(8)                                    1,007                             *
Executive officers and
directors as a group (6
persons)                                               954,560                         22.0%

---------------

*     Less than 1%.
(1) The address for Mr. Motter, Mr. Millar and Mr. Stelzer is c/o Paradigm Medical Industries, Inc., 1127 West 2320 South, Suite A, Salt Lake City, Utah 84119. The address for Mr. MacLeod is 1002 South 10th Street, Tacoma, Washington 98405. The address for Mr. Hemmer is 88 Meadow Road, Briarcliff Manor, New York 10510. The address for Mr. Frome is 505 Park Avenue, 16th Floor, New York, New York 10022. The address for Mr. Kolenik is 35 Elizabeth Drive, Laurel Hollow, New York 11791.
(2) Assumes no exercise of the Class A Warrants, the Bridge Warrants and the Attorney's Warrants and no conversion of outstanding shares of the
      Company's  Series A,  Series B and Series C  Preferred  Stock into  Common
      Stock.
(3) Does not include 106,000 options granted to Mr. Motter under the Company's 1995 Option Plan.
(4)   Includes  2,000 shares held by William E.  Millar,  Mr.  Millar's  father,
      1,000 shares held by Michael S. Millar, Mr. Millar's brother; and 100 shares to Nathan Glynn, Mr. Millar's nephew. Mr. Millar disclaims beneficial ownership of these 3,100 shares. Does not include 84,000 options granted to Mr. Millar under the Company's 1995 Option Plan.
(5) Does not include 20,000 options granted to each of the two directors under the Company's 1995 Option Plan.
(6) Does not include 250 shares of Series C Convertible Preferred Stock held by each of the four management directors.
(7) Does not include 750 shares of Series C Convertible Preferred Stock held by Mr. Frome.
(8) Does not include 2,000 shares of Series C Convertible Preferred Stock held by Mr. Kolenik.

                         STOCKHOLDERS REGISTERING SHARES

         The following table sets forth information as of September 30, 1998, to reflect the registration of shares by Series C Preferred Stockholders (the "Registering Stockholders") entitled to register shares of Common Stock assuming each of the Registering Stockholders elects to exercise his conversion rights to convert the Series C Preferred shares (the Series C Shares") into shares of Common Stock, assuming each share of Series C Preferred Stock is converted into shares of Common Stock at a conversion price equal to $1.75 per share of Common Stock, and then to register such shares of Common Stock for resale upon conversion.


                                                      Shares Beneficially                            Shares Beneficially
                                                  Owned Prior to Offering                                Owned After
                                                                                       Number of           Offering
                                                                                    Shares Being
                                                                                      Offered
              Stockholders                           Number       Percent                                Number       Percent
              ------------                           ------       -------                                ------       -------
Robert M. Ball                                        7,143             *                  7,143              0             *
Robert J. Braig                                       5,714             *                  5,714              0             *
Thomas W. Brake                                       8,572             *                  8,572              0             *
Craig S. Brewer                                      14,286             *                 14,286              0             *
Consolidated Management Services, Inc.               11,429             *                 11,429              0             *
Michael Demayo                                       11,429             *                 11,429              0             *
C. Richard Dobson                                     7,143             *                  7,143              0             *
Robert L. Frome                                      42,857             *                 42,857              0             *
Steven F. Gallop and Karen M. Gallop,
     JTWROS                                           5,714             *                  5,714              0             *
William A. Gantz and Carol A. Gantz,
      JTWROS                                          5,714             *                  5,714              0             *
John A. Grue                                          5,714             *                  5,714              0             *
Edward G. Hammond                                    14,286             *                 14,286              0             *
Hi-Tel Group, Inc.                                   42,857             *                 42,857              0             *
Rommie L. Honeycutt                                   5,714             *                  5,714              0             *
Roy Lee Hounshell                                     5,714             *                  5,714              0             *
Samuel C. Houser                                      5,714             *                  5,714              0             *
Randy N. Humphrey                                     5,714             *                  5,714              0             *
Jerry R. King                                        11,429             *                 11,429              0             *
Terry F. King                                        11,429             *                 11,429              0             *
Shannon E. Miller and Shannon S. Miller,
      JTWROS                                          5,714             *                  5,714              0             *
Joseph R. Nemeth                                     57,143             *                 57,143              0             *
Dr. Joseph Nemeth, IRA                               57,143             *                 57,143              0             *
Christopher C. Northey                                5,714             *                  5,714              0             *
Eileen M. O'Dea                                      42,857             *                 42,857              0             *
Laurence Leon Olive                                   5,714             *                  5,714              0             *
John D. Phillips, Jr.                                11,429             *                 11,429              0             *
Richard D. Poling                                     5,714             *                  5,714              0             *
Feliciano Sergio Sabates, III                         8,572             *                  8,572              0             *
Claude W. Savage and Jean G. Savage
      JTWROS                                          5,714             *                  5,714              0             *
Gregg Stokes                                          5,714             *                  5,714              0             *
TSP Associates, Inc.                                 57,143             *                 57,143              0             *
William E. Webb,  III                                 7,428             *                  7,428              0             *
Artas Corporation                                    28,571             *                 28,571              0             *
United Growth Fund, Inc. Profit Sharing
     Plan                                            28,571             *                 28,571              0             *
Sterling Capital LLC                                 14,286             *                 14,286              0             *
John W. Hemmer and Barbara Bean
      Hemmer, JTWROS (1)                          34,799(2)             *                 14,286         20,513(2)          *
Gregory J. Lavin                                     14,286             *                 14,286              0             *
Robert W. Millar(3)                                 350,391             5.8%              14,286        336,105             3.8%




Thomas F. Motter(4)                                 534,285             8.9%              14,285        520,000             5.9%
Marc N. Rubin                                        28,571             *                 28,571              0             *
Thomas R. Wolf and Erica P. Wolf,
      JTWROS                                         17,143             *                 17,143              0             *
Dr. Thomas R. Wolf, SEP IRA                          14,286             *                 14,286              0             *
Canadian Advantage Limited Partnership              142,857             *                142,857              0             *
Paul N. Davis                                        17,143             *                 17,143              0             *
RF Lafferty & Co. Profit Sharing Plan               114,286             *                114,286              0
      FBO Henry Hackel                                                                                                      *
Roger Newman                                         28,571             *                 28,571              0             *
Samuel Richman                                       14,286             *                 14,286              0             *
Jeffrey Zarry Schwartz                               14,286             *                 14,286              0             *
Richard C. Siskey                                    28,571             *                 28,571              0             *
Jeffrey G. Straus                                    25,690             *                 14,286         11,404             *
Wight Investment                                     28,571             *                 28,571              0             *
Michael W. Stelzer and Paula J. Stelzer,
      JTWROS(5)                                   77,221(6)             1.3%              14,286         62,935(6)          *
Patrick Kolenik - IRA                                28,571             *                 28,571              0             *
Patrick Kolenik and Delores Kolenik,
      JTWROS(7)                                   29,578(8)             *                 28,571          1,007(8)          *
Roger C. Husted                                      14,286             *                 14,286              0             *
Lincoln Trust Company FBO Michael B.
      Limberg, M.D.                                  57,143             *                 57,143              0             *
Charles F. Trapp                                     20,000             *                 20,000              0             *
BCN Associates                                       28,571             *                 28,571              0             *
Charles Thompson                                     20,646             *                 14,286          6,360             *
Continental Stock Transfer & Trust Co.               28,571             *                 28,571              0             *
Ronald A. and Karen A. Ballsin,
      JTWROS                                         57,143             *                 57,143              0             *
Michael Associates                                   57,143             *                 57,143              0             *
Mark S. Richardson                                   14,286             *                 14,286              0             *
Mark and Lori Cozens                                  8,572             *                  8,572              0             *
Michael L. Salamone                                  14,286             *                 14,286              0             *
Premier Alliance Group, Inc.                         20,000             *                 20,000              0             *
Gary Hammond                                         14,286             *                 14,286              0             *
Jeffrey A. and Penny Strack                          14,286             *                 14,286              0             *
J. Michael Smith                                     14,286             *                 14,286              0             *
Irwin Messer and Alexandra S. Urdang,
      JTWROS                                         11,429             *                 11,429              0             *
Sheila Sandman                                       14,286             *                 14,286              0             *
Joseph Aufrino                                       28,571             *                 28,571              0             *
Ted Levine                                           28,571             *                 28,571              0             *
B. Michael Pisani                                    14,286             *                 14,286              0             *
Alfred J. Ricciardi and Joseph Ricciardi,
      JTWROS                                         28,571             *                 28,571              0             *
Rose W. Zee                                          28,571             *                 28,571              0             *
Patrick and Linda Vetere, JTWROS                     14,286             *                 14,286              0             *
                                            ---------------                           -------------------------
         TOTAL                                    2,671,467                            1,713,143        958,324

----------------------------------------
* Less than 1%

(1) Mr. Hemmer is Vice President of Finance, Treasurer, Chief Financial Officer and a director of the Company.
(2)      Includes 20,513 shares of Common Stock held by Mr. Hemmer.
(3) The Registering Securityholder is Vice President of Engineering and Manufacturing and a director of the Company.
(4) The Registering Securityholder is Chairman of the Board, President and Chief Executive Officer of the Company.
(5) Mr. Stelzer is Vice President of Operations, Chief Operating Officer and a director of the Company.
(6)      Includes 62,935 shares of Common Stock held by Mr. Stelzer.
(7)      Mr. Kolenick is a director of the Company.
(8)      Includes 1,007 shares of Common Stock held by Mr. Kolenick.

      The Company is also registering for resale the 37,500 shares of Common Stock issuable upon the conversion of a $75,000 12% Convertible, Redeemable Promissory Note which is held by Bill L. Trahan.


                            DESCRIPTION OF SECURITIES

      The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, $.001 par value per share, and 5,000,000 shares of Preferred Stock, $.001 par value per share. The Company has created three classes of Preferred Stock, designated as Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.

      Common Stock. The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. The holders of Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor. Upon liquidation or dissolution of the Company, the holders of Common Stock are entitled to receive, pro rata, assets remaining available for distribution to stockholders. The Common Stock has no cumulative voting, preemptive or subscription rights and is not subject to any future calls. There are no conversion rights or redemption or sinking fund provisions applicable to the shares of Common Stock. All the outstanding shares of Common Stock are fully paid and nonassessable.

      Preferred Stock. The Company's Board of Directors is authorized, without further action by the stockholders, to issue, from time to time, up to 5,000,000 shares of Preferred Stock in one or more classes or series, and to fix or alter the designations, power and preferences, and relative participating, option or other rights, if any, and qualifications, limitations or restrictions thereof, including, without limitation, dividend rights (and whether dividends are cumulative), conversion rights, if any, voting rights (including the number of votes, if any, per share), redemption rights (including sinking fund provisions, if any), and liquidation preferences of any unissued shares or wholly unissued series of Preferred Stock, and the number of shares constituting any such class or series and the designation thereof and to increase or decrease the number of such class or series subsequent to the issuance of shares of such class or series, but not below the number of shares of such class or series then outstanding. The issuance of any series of Preferred Stock under certain circumstances could have the effect of delaying, deferring or preventing a change in control of the Company and could adversely affect the rights of the holders of the Common Stock. As of the date of this Memorandum, the Company has created and issued shares of two classes of preferred stock more fully discussed below.

      Series A Preferred Stock. The Company's Board of Directors has authorized the issuance of a total of 500,000 shares of Series A Preferred Stock. Each share of Series A Preferred Stock is convertible into shares of Common Stock at a rate of 1.2 shares of Common Stock for each share of Series A Preferred Stock. The Company may, at its sole option, at any time, redeem all of the then-outstanding shares of Series A Preferred Stock at a price of $4.50 per share, plus accrued and unpaid dividends, if any. The holders of shares of Series A Preferred Stock are entitled to non-cumulative preferred dividends at the rate of $0.24 per share of Series A Preferred Stock per annum, payable in cash on or before December 31 of each year, commencing December 31, 1995. Such dividends, however, can only be paid from surplus earnings of the Company and further, because these dividends are non-cumulative, no deficiencies in dividend payments from any calendar year can be carried forward to the next calendar year. The Series A Preferred Stock will have priority rights to dividends over the Common Stock, but will not participate in any dividends payable to the holders of shares of Common Stock. No dividends will be paid to holders of shares of Common Stock unless and until all dividends on shares of the Company's Preferred Stock have been paid in full for the same period. Except upon the redemption of the Series A Preferred Stock or before the payment of dividends on any shares of capital stock that are on par with or junior or subordinate to the Series A Preferred Stock as to dividends (e.g., the Series B Preferred Stock), or upon the liquidation, dissolution or winding-up of the Company, the payment of dividend from surplus earnings was not mandatory prior to December 31, 1995. In the event of any liquidation, dissolution or winding-up of the Company, the holders of shares of Series A Preferred Stock are entitled to receive, prior and in preference to, any distribution of any of the assets or surplus funds of the Company to the holders of shares of Common Stock or any other stock of the Company (e.g., the Series B Preferred Stock) ranking on liquidation junior or subordinate to the Series A Preferred Stock, an amount equal to $1.00 per share, plus accrued and unpaid dividends, if any. Holders of shares of Series A Preferred Stock have no voting rights, except in those instances required by Delaware law.

      As of September 30, 1998, there were a total of 36,122 shares of Series A Preferred Stock issued and outstanding. A total of 43,346 shares of the Company's Common Stock has been set aside and reserved in the event that the holders of shares of Series A Preferred Stock elect to convert those shares into shares of Common Stock. As of September 30, 1998, 86,642 shares of Series A Preferred Stock have been converted into 103,970 shares of Common Stock.

      Series B Preferred Stock. The Company's Board of Directors has authorized the issuance of a total of 500,000 shares of Series B Preferred Stock. Each share of the Series B Preferred Stock is convertible into shares of Common Stock at a rate of 1.2 shares of Common Stock for each share of Series B Preferred Stock. The Company may, at its sole option, at any time, redeem all of the then-outstanding shares of Series B Preferred Stock at a price of $4.50 per share, plus accrued and unpaid dividends, if any. Except upon the redemption of the Series B Preferred Stock or before the payment of dividends on any shares of capital stock that are on par with or junior or subordinate to the Series B Preferred Stock as to dividends, or upon the liquidation, dissolution or winding-up of the Company, the payment of dividends from surplus earnings was not mandatory prior to December 31, 1995. In the event of any liquidation, dissolution or winding-up of the Company, the holders of shares of Series B Preferred Stock are entitled to receive, prior and in preference to, any distribution of any of the assets or surplus funds of the Company to the holders of shares of Common Stock or any other stock of the Company ranking on liquidation junior or subordinate to the Series B Preferred Stock, an amount equal to $4.00 per share, plus accrued and unpaid dividends, if any. Holders of shares of Series B Preferred Stock have no voting rights, except in those instances required by Delaware law.

      As of September 30, 1998, there were a total of 31,236 shares of Series B Preferred Stock issued and outstanding. A total of 37,483 shares of the Company's Common Stock have been set aside and reserved in the event that the holders of shares of Series B Preferred Stock elect to convert those shares into shares of Common Stock. As of September 30, 1998, 461,764 shares of Series B Preferred Stock have been converted into 554,116 shares of Common Stock.

      Series C Preferred Stock. The Company's Board of Directors has authorized the issuance of a total of 30,000 shares of Series C Preferred Stock. Each Share of Series C Preferred Stock is convertible into shares of Common Stock at an initial Conversion Price equal to $1.75 per share of Common Stock, subject to adjustments for stock splits, stock dividends and certain combinations or recapitalizations in respect of the Common Stock. The Shares are also automatically converted into Common Stock upon 30 days' written notice by the Company to the holders of the Shares after (i) the 30-day anniversary of the effective date of the filing of a registration statement in which shares of Common Stock issuable upon conversion of the Shares were registered and (ii) the average closing price of the Common Stock for the 20-day period immediately prior to the date in which notice of conversion is given by the Company to the holders of the Shares is at least $3.50 per shares. Any Shares still outstanding after January 1, 2002 shall be mandatorily converted at such date at the Conversion Price then in effect. Holders of the shares have no redemption rights. The holders of shares of Series C Preferred Stock are entitled to 12% non-cumulative preferred dividends. However, the Shares shall be entitled to dividends declared on the Company's Common Stock on an as-converted basis. Such dividends shall accrue from the date of issuance or the last preferred dividend record date and be payable in cash or shares of Common Stock. Such dividends, however, can only be paid at the Company's sole option from surplus earnings of the Company and further, because these dividends are non-cumulative, no deficiencies in dividend payments from any calendar year can be carried forward to the next calendar year. In the event of any liquidation, dissolution, sale of all or substantially all of the assets or merger or consolidation of the Company (and, in case of a merger or consolidation, the Company is not the surviving entity), the holders of Series C Preferred Stock shall be entitled to receive, in preference to the holders of all other classes of the Company's Capital stock, whether now existing or hereinafter created (other than Series A Preferred Stock and Series B Preferred Stock with which Series C Preferred Stock shall, for purposes of a liquidation, rank junior), an amount per share equal to the greater of (A) the amount such shares would have received had such holders converted the Series C Preferred Stock into Common Stock immediately prior to such liquidation, plus declared or unpaid dividends or (B) or the Stated Value, $100 per share, subject to such liquidation plus declared but unpaid dividends. Holders of shares of Series C Preferred Stock shall have no voting rights, except in those instances required by Delaware law.

      As of September 30, 1998, there were a total of 25,079 shares of Series C Preferred Stock issued and outstanding. A total of 1,433,085 shares of the Company's Common Stock has been set aside and reserved in the event that the holders of the Series C Preferred Stock elect to convert those shares into shares of Common Stock. As of September 30, 1998, 4,901 shares of Series C Preferred Stock have been converted into shares of Common Stock.

      Rescission Offer to Series B Preferred Stockholders. The 493,000 shares of Series B Preferred Stock issued to the Company's Series B Stockholders (the "Series B Stockholders") may not have been sold in compliance with certain aspects of California corporate law and federal and state securities laws. Concurrently with its public offering, the Company provided the Series B Stockholders with a rescission offer (the "Rescission Offer") to repurchase all Series B Preferred shares (the "Rescission Shares") owned by the Series B Stockholders. The Series B Stockholders were offered the right to rescind their purchases and receive a refund of the price paid by them of $4.00 per share plus an amount equal to the interest thereon at rates ranging from 6% to 10% per annum from the date the Rescission Shares were purchased to July 25, 1996, the date the Company's public offering closed and each rescinding shareholder was paid by the Company. The original purchasers of approximately 93% of the Series B Shares (460,250 shares) rejected the Rescission Offer. Two shareholders owning a combined total of 32,750 shares have accepted the Rescission Offer.

      Although the Company was not instructed by any regulatory body to actually conduct the Rescission Offer, the Company decided to go forward with the Rescission Offer to reduce any type of potential contingent liability it may be exposed to in connection with its private placement of Series B Preferred Stock. The Rescission Offer is designed to reduce such contingent liability by placing the Series B Stockholders on notice of possible defects and presenting them with an opportunity to avoid or mitigate damages. The Rescission Offer, however, may not fully relieve the Company from exposure to contingent liability under federal or state securities laws. See "Risk Factors -- Rescission Offer to Series B Stockholders."

      Class A Warrants. Each Class A Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $7.50 per share. Class A Warrants are exercisable through July 10, 2001 provided that at the time of exercise a current prospectus relating to the Common Stock is then in effect and the Common Stock is qualified for sale or exempt from qualification under applicable state securities laws. The Class A Warrants are subject to redemption by the Company commencing July 10, 1997, upon 30 days' written notice, at a price of $.05 per Class A Warrant if the average closing bid price of the Common Stock for any 30 consecutive business days ending within 15 days of the date of which the notice of redemption is given shall have exceeded $8.50 per share. Holders of Class A Warrants automatically forfeit their rights to purchase the shares of Common Stock issuable upon exercise of such Warrants unless the Warrants are exercised before the close of business on the business day immediately prior to the date set for redemption. All outstanding Class A Warrants must be redeemed if any Class A Warrants are redeemed. A notice of redemption shall be mailed to each of the registered holders of the Class A Warrants by First Class mail, postage prepaid, 30 days before the date fixed for redemption. The notice of redemption shall specify the redemption price, the date fixed for redemption, the place where the Class A Warrant certificates shall be delivered and the redemption price to be paid, and that the right to exercise a Class A Warrant shall terminate at 5:00 p.m. (Salt Lake City time) on the business day immediately preceding the date fixed for redemption.

      The Class A Warrants may be exercised upon surrender of the certificate(s) therefore on or prior to the expiration or the redemption date at the offices of Continental Stock Transfer & Trust Company, the Company's warrant agent (the "Warrant Agent") with the subscription form on the reverse side of the certificate(s) completed and executed as indicated, accomplished by payment (in the form of a certified or cashier's check payable to the order of the Company) of the full exercise price for the number of warrants being exercised.

      The Class A Warrants contain provisions that protect the holders thereof against dissolution by adjustment of the exercise price per share and the number of shares issuable upon exercise thereof upon the occurrence of certain events including issuances of Common Stock (or securities convertible, exchangeable or exercisable into Common Stock) at less than market value, stock dividends, stock splits, mergers, sale of substantially all of the Company's assets, and for other extraordinary events; provided, however, that no such adjustment shall be made upon, among other things (i) the issuance or exercise of options or other securities under employee benefit plans (ii) the sale or exercise of outstanding options or warrants or the Class A Warrants, or (iii) the conversion of shares of the Company's Preferred Stock to Common Stock.

      The Company is not required to issue fractional shares of Common Stock, and in lieu thereof will make a cash payment based upon the current market value of such fractional shares. The holder of Class A Warrants will not possess any right as a shareholder of the Company unless or until he or she exercises the Class A Warrants. As of September 30, 1998, no Class A Warrants have been exercised.

      Underwriter's Warrants. In connection with its public offering, the Company issued and sold to the underwriters of that offering, warrants to purchase 100,000 shares of Common Stock at $8.125 per share commencing July 10, 1998 and continuing to be exercisable until July 10, 2001, and an additional 100,000 shares of Common Stock at a price of $7.50 per share exercisable for the same period of time. During the exercise period, holders of the Underwriter's Warrants are entitled to certain demand and incidental registration rights with respect to the securities issuable upon exercise of the Underwriter's Warrants. The number of shares covered by the Underwriter's Warrants are subject to adjustment in certain events to prevent dissolution. The Company may redeem the Underwriter's Warrants beginning July 10, 1998 at a price of $.05 per warrant at such time as the Company's Common Stock has been trading on The Nasdaq SmallCap Market or an established exchange at a price equal to or above $10.00 per share for a period of 30 consecutive business days ending within 15 days of the date of redemption. Prior to July 10, 1998, the Underwriter's Warrants are not transferrable except to officers and directors of the representative, co-underwriters, selling group members and their officers or partners. As of September 30, 1998, no Underwriter's Warrants have been exercised.

      Win Warrants. In connection with a letter agreement dated August 20, 1997, wherein Win agreed to perform unspecified investment banking services, the Company issued Win Warrants to purchase 191,000 shares of Common Stock at any time not later than August 19, 2000. The Company issued additional Warrants to Win to purchase 100,000 shares of Common Stock at anytime no later than February 24, 2001 for services rendered in the private placement of Series C Preferred Stock. Each of the Win Warrants entitles the holder to purchase one share of Common Stock at an exercise price of $3.00 per share. The Win Warrants may be exercised upon surrender of the certificate(s) therefor on or prior to the expiration or the redemption date (as explained above) at the offices of the Company's Warrant agent with the subscription form on the reverse side of the certificate(s) completed and executed as indicated, accomplished by payment (in the form of a certified or cashier's check payable to the order of the Company) of the full exercise price for the number of Warrants being exercised. The Company may redeem the Win Warrants at a price of $.05 per Warrant at such time as the Company's Common Stock has been trading in the over-the-counter market as reported on The Nasdaq SmallCap Market at a price equal to or above $5.00 for a period of 20 consecutive trading days ending within 20 days of the date of redemption. The Win Warrants contain provisions that protect the holders thereof against dilution by adjustment of the exercise price per share and the number of shares issuable upon exercise thereof upon the occurrence of certain events, including stock dividends, stock splits, mergers and the sale of substantially all of the Company's assets. The Company is not required to issue fractional shares of Common Stock, and in lieu thereof will make a cash payment based upon the current market value of such fractional shares. The holder of the Win Warrants will not possess any rights as a shareholder of the Company unless and until the holder exercises the Warrants. As of September 30, 1998, no Win Warrants have been exercised.

      Note Holders' and Attorney's Warrants. In connection with certain Bridge Financing, the Company issued Warrants to purchase 300,000 shares of Common Stock to investors. Pursuant to a warrant agreement between the Company and Mackey Price & Williams ("MP&W"), the Company issued Warrants to purchase 25,000 shares of Common Stock to MP&W. Each Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $3.33 per share. The Note Holders' and Attorney's Warrants are exercisable through December 1, 2000. The Note Holders' and Attorney's Warrants may be exercised upon surrender of the certificate(s) therefor on or prior to the expiration or the redemption date at the offices of the Company's warrant agent with the subscription form on the reverse side of the certificate(s) completed and executed as indicated, accomplished by payment (in the form of a certified or cashier's check payable to the order of the Company) of the full exercise price for the number of Warrants being exercised. The Company may redeem the Note Holders' and Attorney's Warrants at a price of $.05 per Warrant at such time as the Company's Common Stock has been trading in the over-the-counter market as reported on The Nasdaq SmallCap Market at a price equal to or above $10.00 for a period of 30 consecutive trading days ending within 15 days of the date of redemption. The Note Holders' and Attorney's Warrants contain provisions that protect the holders thereof against dilution by adjustment of the exercise price per share and the number of shares issuable upon exercise thereof upon the occurrence of certain events, including stock dividends, stock splits, mergers and the sale of substantially all of the Company's assets. The Company is not required to issue fractional shares of Common Stock, and in lieu thereof will make a cash payment based upon the current market value of such fractional shares. The holder of the Note Holders' and Attorney's Warrants will not possess any rights as a shareholder of the Company unless and until the holder exercises the Warrants. As of September 30, 1998, 12,500 Note Holders' Warrants have been exercised to purchase 12,500 shares of Common Stock. No Attorney's Warrants have been exercised as of that date.

      La Jolla Warrants. In connection with its Series A Preferred private placement, the Company has issued La Jolla Securities Corporation ("La Jolla") Warrants to purchase 11,600 shares of the Company's Series A Preferred. Each warrant entitles La Jolla to purchase one share of Series A Preferred at a price of $4.00 per share at any time prior to May 8, 1999. These warrants are subject to redemption by the Company beginning on July 10, 1998 at a price of $0.05 per warrant, if the Company's common stock has been trading at a price equal to or above $7.50 per share for 20 consecutive business days ending within 15 days of the date of redemption.
      FAS Warrants. In connection with its Series B Preferred private placement, the Company issued First Associated Securities Group, Inc. ("FAS") Warrants to purchase 21,525 shares of the Company's Common Stock. Each warrant entitles FAS to purchase one share of Common Stock at a price of $3.00 per share. These warrants are currently exercisable and expire on December 31, 1999.

      Certain Provisions of Certificate of Incorporation. The Company's Certificate of Incorporation provides that to the fullest extent permitted by Delaware law, its directors shall not be liable to the Company and its stockholders. The Company's Certificate of Incorporation also contains provisions entitling the officers and directors of the Company to indemnification by the Company to the fullest extent permitted by the Delaware General Corporation Law.

      Indemnification Agreements. The Company has entered into Indemnification Agreements with its officers and directors. Such Indemnification Agreements provide that the Company will indemnify officers and directors of the Company ("Indemnitee") against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement arising out of threatened, pending or completed legal action against any Indemnitee to the fullest extent permitted by the Delaware General Corporate Law.

      Transfer and Warrant Agent. The Company's transfer agent and registrar for its Common Stock and the Warrant Agent for the Class A Warrants is Continental Stock Transfer & Trust Company, New York, New York.


                        SHARES ELIGIBLE FOR FUTURE SALE

      Upon completion of this offering and assuming the exercise of all of Class A Warrants, Underwriter's Warrants, Win Capital Warrants, Note Holders' Warrants and Attorney's Warrants, the conversion of all of the Series C Preferred Stock and the Note, and the proposed sale of 900,000 shares of common stock to accredited investors through a private offering, the Company will have 8,865,344 shares of Common Stock outstanding, assuming no conversion of the Company's Shares of Series A or Series B Preferred Stock. All 1,803,500 shares of Common Stock registered in the Offering to be issued upon the exercise of the Warrants will be freely transferable without restriction or further registration under the Securities Act of 1933 (the "Securities Act") except for any shares purchased by any person who is or thereby becomes an "affiliate" of the Company, which shares will be subject to the resale limitations contained in Rule 144 promulgated under the Securities Act as described below. All 1,750,643 shares of Common Stock issuable upon conversion of the Series C Preferred Stock and the Note will be restricted securities but are registered for resale in this Offering and can be sold provided a current registration statement is in effect and a current prospectus is delivered to the purchaser. All 900,000 shares of Common Stock to be issued to accredited investors through a proposed private offering will be restricted securities but are registered for resale in this Offering and can be sold provided a current registration statement is in effect and a current prospectus is delivered to the purchaser.

      Rule 144 Restrictions. Of the 4,348,701 shares of Common Stock currently outstanding, approximately 1,580,358 are freely tradable or could be freely traded pursuant to Rule 144(k). Of the remaining shares, approximately 2,250,000 shares of Common Stock are "restricted securities" within the meaning of Rule 144 under the Securities Act and, in general, if held for at least one year, will be eligible for sale without registration upon reliance of the exemption contained in Rule 144. An additional 80,829 shares could eventually be sold in reliance on Rule 144 upon the conversion of the Company's issued and outstanding Series A and Series B Preferred Stock for shares of Common Stock. Further, an additional 35,445 shares could also eventually be sold in reliance on Rule 144 upon exercise of the La Jolla Warrants and FAS Warrants.

      In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including a person who may be deemed to be an "affiliate" of the Company as that term is defined under the Securities Act, is entitled to sell, within any three month period, the number of shares beneficially owned for at least one year that does not exceed the greater of (i) one percent of the number of the then outstanding shares of Common Stock, or
(ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and the availability of current public information about the Company. Furthermore, a person who is not deemed to have been an affiliate of the Company during the ninety days preceding a sale by such person and who has beneficially owned such shares for at least two years is entitled to sell such shares without regard to the volume, manner of sale or notice requirement.

      In addition, Rule 701 under the Securities Act provides an exemption from the registration requirements of the Act for offers and sales of securities issued pursuant to certain compensatory benefit plans or written contracts of a company not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act. Securities issued pursuant to Rule 701 are defined as restricted securities for purposes of Rule 144. However, 90 days after the issuer becomes subject to the reporting provisions of the Exchange Act, the Rule 144 resale  restrictions,  except for the  broker's  transaction  requirements,  are inapplicable for nonaffiliates. Affiliates are subject to all Rule 144 restrictions after this 90-day period, but without the Rule 144 holding period requirement.

      Following the offering, no predictions can be made of the effect, if any, of future public sales of restricted shares or the availability of restricted shares for sale in the public market. Moreover, the Company cannot predict the number of shares of Common Stock that may be sold in the future pursuant to Rule 144 or Rule 701 because such sales will depend on, among other factors, the market price of the Common Stock and the individual circumstances of the holders thereof. The availability for sale of substantial amounts of Common Stock acquired through the exercise of Class A Warrants, Underwriter's Warrants, Win Capital Warrants, Note Holders' Warrants or Attorney's Warrants or upon conversion of the Company's Series A Preferred, Series B Preferred, Series C Preferred or the Note could adversely affect prevailing market prices for the Company's securities.

                              PLAN OF DISTRIBUTION

      The Company may solicit the exercise of Class A Warrants and Note Holders' Warrants through a registered or licensed broker-dealer. Upon exercise of Class A Warrants or Note Holders' Warrants, the Company will pay such soliciting broker-dealer a fee of 5% of the aggregate exercise price of Class A Warrants and Note Holders' Warrants exercised, if: (i) the market price of the Common Stock on the date the Class A Warrant or the Note Holders' Warrant is exercised is greater than the then exercise price of the Class A Warrant or the Note Holders' Warrant, respectively; (ii) the exercise of the Class A Warrant or the Note Holders' Warrant was solicited by a member of the National Association of Securities Dealers, Inc.; (iii) the Class A Warrant or the Note Holders' Warrant is not held in a discretionary account; (iv) disclosure of the compensation arrangements was made by delivery of this Prospectus or otherwise) both at the time of the offering and at the time of exercise of the Class A Warrant or the Note Holders' Warrant; and (v) the solicitation of exercise of the Class A Warrant or the Note Holders' Warrant is not in violation of Regulation M.

      In connection with the solicitation of the Class A Warrant or the Note Holders' Warrant exercises, the soliciting broker-dealer will be prohibited from engaging in any market-making activities with respect to the Company's securities for the period commencing either two or nine business days (depending on the market price of the Common Stock) prior to any solicitation activity for the exercise of Class A Warrants or Note Holders' Warrants until the later of
(i) the termination of such solicitation activity, or (ii) the termination (by waiver or otherwise) of any right which the soliciting broker-dealer may have to receive a fee for the exercise of Class A Warrants or Note Holders' Warrants following such solicitation. As a result, the soliciting broker-dealer may be unable to provide a market for the Company's securities, should it desire to do so, during certain periods while the respective Class A Warrants or Note Holders' Warrants are exercisable.

      The Company does not plan to solicit Series C Preferred Stockholders regarding the conversion of their Series C Preferred Shares into shares of Common Stock which have been registered for resale upon conversion.

      The resale of the Common Stock by the Series C Preferred stockholders that elect to convert their shares of Series C Preferred Stock to shares of Common Stock and the holders of Class A Warrants, Underwriter's Warrants, Win Capital Warrants, Note Holder's Warrants and Attorney's Warrants that elect to exercise their respective warrants and purchase Company Stock (collectively, the "Selling Securityholders"), may be effected from time to time in transactions (which may include block transactions by or for the account of the Selling Securityholders) in The Nasdaq SmallCap Market or in negotiated transactions, a combination of such methods of sale or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices.

      Selling Securityholders may effect such transactions by selling their shares of Common Stock directly to purchasers, through broker-dealers acting as agents for the Selling Securityholders or to broker-dealers who may purchase securities as principals and thereafter sell the Common Stock from time to time in the over-the-counter market, in negotiated transactions or otherwise. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers for whom such broker-dealers act as agents or to whom they may sell as principals or otherwise (which compensation as to a particular broker-dealer may exceed customary commissions). The Selling Securityholders will pay all commissions, transfer taxes, and other expenses associated with the sale of Common Stock by them.

      The Selling Securityholders and broker-dealers, if any, acting in connection with such sales may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of the securities by them might be deemed to be underwriting discounts and commissions under the Securities Act. The Company has agreed to indemnify the Selling Securityholders against certain liabilities under the Securities Act.

      From time to time this Prospectus will be supplemented and amended as required by the Securities Act. During any time when a supplement or amendment is so required, the Selling Securityholders are to cease sales until the Prospectus has been supplemented or amended. Pursuant to the registration rights granted to certain of the Selling Securityholders, the Company has agreed to update and maintain the effectiveness of this Prospectus. Certain of the Selling Securityholders also may be entitled to sell their Shares without the use of this Prospectus, provided that they comply with the requirements of Rule 144 promulgated under the Securities Act.

                                 LEGAL MATTERS

      The validity of the issuance of the shares of Common Stock offered hereby and certain other legal matters in connection have been passed upon for the Company by Mackey Price & Williams, Salt Lake City, Utah. The Company granted Mackey Price & Williams, the Company's counsel, Warrants to purchase 25,000 shares of Common Stock at $3.33 per share in partial payment for legal services in connection with the Company's public offering which was completed in July 1996. See "Description of Securities -- Bridge and Attorneys' Warrants."

                              INDEPENDENT AUDITORS

      The financial statements of the Company included in this Prospectus, to the extent and for the periods indicated in their reports, have been audited by Tanner + Co., independent auditors, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting.

                                   DEFINITIONS

     Unless the context indicates otherwise, the following words and terms, as used in this Prospectus, shall have the following meanings:

     Ablation. To surgically remove with laser energy breaking down the tissue.

     Acuity. The ability to se objects in focus. Perfect visual acuity is referred to as 20/20 vision or emmetropia.

     Anterior Chamber. The front section of the eye containing the cornea, lens and Iris, which refract and focuses light images onto the retina.

     Aspiration. Removal of tissue and fluids from the eye through suction.

     Cataract. Hardened opaque lens of the eye. Generally an age elated pathology. Cataracts become harder and more opaque over time, which reduces visual ability to the point of complete blindness. Cataracts can also be caused by genetic disorders and accidental trauma.

     Common Stock. The shares of voting Common Stock of the Company. See "Terms of the Offering - Common Stock."

     The Company. Paradigm Medical Industries, Inc., a Delaware corporation, and its predecessors.

     Cornea. The clear front exterior surface of the eye. Its domed curvature refracts images through the and to the retina. Its posterior surface inside the eye is the endothelium that is sensitive to shock or vibration.

     ECCE. Acronym for extracapsular cataract extraction. A cataract removal method using steel surgical instruments requiring a larger incision that is more invasive than phaco surgery.

     Emmetropia. Normal visual acuity, 20/20 vision.

     Exchange Act. The Securities Exchange Act of 1934, as amended.

     Fiber Optic. A small, flexible quartz strand that transmits concentrated laser light energy for precise delivery to tissue in surgery.

     FDA. The United States Food and Drug Administration.

     IOL. Acronym for intra-ocular lens. A clear plastic prosthetic implant that replaces the natural human lens after cataract removal surgery to restore sight.

     Internal Revenue Service. The United States Internal Revenue Service, the governmental agency that is responsible for administering the federal tax laws of the United States government.

     Intraocular  Pressure.  The  pressure  within the orbit of the eye  usually
     expressed  in  millimeters  mercury  ("MM/Hg")   abnormally  high  and  low
     pressures of which are used as indicators of ocular pathologies.

     Investor   Questionnaire   and   Subscription   Agreement.   The   Investor
     Questionnaire and Subscription Agreement attached hereto as Exhibit "B".

     Investors. Those persons or entities acquiring the Notes in the Offering.

     In Vitro. Refers to studies and/or phenomena that take place outside the body (for example, in test tubes).

     In Vivo. Refers to studies and/or phenomena that take place in animals or humans.

     Laser. An acronym for "Light Amplification by Stimulated Emission of Radiation." Lasers emit light in a highly intense beam of energy that radiates at a single wave length. Laser light energy can be selectively directed for a specific effect on body tissue and pin-pointed to a specific location through a small fiber optic for a wide variety of surgical purposes.

     Lens. The clear crystalline substance in the anterior chamber of the eye that accommodates focusing of images on the retina for visual acuity.

     Nasdaq. Abbreviation and registered service mark of The Nasdaq Stock Market, Inc.

     Note. The Company's 12% Convertible, Redeemable Promissory Note.

     Phaco. Contraction of phacoemulsification. Ophthalmic medical term for the microsurgical cataract removal procedure and related surgical devises (i.e., to perform a phaco surgery, or to use a phaco instrument).

     Phacoemulsification. Minimally invasive surgical procedure for removing a hardened cataract from the eye. The process involves using an ultrasonic probe with a hollow vibrating needle that fragments the hardened cataract, while in the eye, and aspirates the unwanted cataract tissue from the eye. Generally considered a superior, less invasive alternative to ECCE.

     Posterior Chamber. The rear section of the eye containing the retina, vitreous and optic nerve, responsible for receiving light images from the anterior chamber and processing these into visual information to the brain.

     Pulsatile Intraocular Blood Flow. A measurement of blood reaching the retina derived from readings of intraocular pressure over a fixed period of time which is one determinate of the condition of the retina.

     Retina. Rear surface of the posterior chamber responsible for receiving and processing visual images.

     Round lot holder. A holder of 100 shares or more of a normal unit of trading.

     Section 510(k). Section 510(k) of the FDA Act providing medical device manufacturers premarket notification to facilitate sales of a device that is new to the manufacturer, but "substantially equivalent" to a device already legally marketed.

     Series A Preferred. The Company's Series A 6% Convertible Redeemable Preferred Stock, $.001 par value per share.

     Series B Preferred. The Company's Series B 12% Convertible Redeemable Preferred Stock, $.001 par value per share.

     Series C Preferred. The Company's Series C Convertible Preferred Stock, $.001 par value per share, $100 stated value. Securities Act. The Securities Act of 1933, as amended.

     Vitreous. Optically clear, fibrous gel-like fluid medium located in the posterior chamber that comprises the majority of the volume in the eye, and serves to give the eye its shape.

                       PARADIGM MEDICAL INDUSTRIES, INC.
                              Financial Statements

                        PARADIGM MEDICAL INDUSTRIES, INC.

--------------------------------------------------------------------------------
                          Index to Financial Statements

--------------------------------------------------------------------------------




                                                                            Page


Report of Tanner + Co.                                                       F-2


Balance Sheet                                                                F-3


Statement of Operations                                                      F-4


Statement of Stockholders' Equity                                            F-5


Statement of Cash Flows                                                     F-11


Notes to Financial Statements                                               F-12



--------------------------------------------------------------------------------

See accompanying notes to financial statements.                              F-1

                                               PARADIGM MEDICAL INDUSTRIES, INC.

                                                    INDEPENDENT AUDITORS' REPORT




To the Board of Directors of
Paradigm Medical Industries, Inc.


We have audited the balance  sheet of Paradigm  Medical  Industries,  Inc.  (the
Company) as of December 31, 1997 and 1996, and the related statements of operations, stockholders' equity, and cash flows for the year ended December 31, 1997, the three-month period ended December 31, 1996, and the year ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Paradigm Medical Industries, Inc. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the year ended December 31, 1997, the three-month period ended December 31, 1996, and the year ended September 30, 1996, in conformity with generally accepted accounting principles.

The financial statements referred to above were previously audited by other auditors and included an unqualified report dated April 10, 1998. The 1997 financial statements included with this report contain changes when compared to the financial statements attached to the April 10, 1998 report. Note 19 summarizes these changes as well as the basis for the changes.








Salt Lake City, Utah
July 14, 1998

--------------------------------------------------------------------------------

                                               PARADIGM MEDICAL INDUSTRIES, INC.
                                                                  Balance Sheets

                                                                    December 31,
--------------------------------------------------------------------------------



              Assets                                                            1997             1996
              ------
                                                                        ----------------------------------
Current assets:
     Cash and cash equivalents                                          $         886,558 $      2,468,988
     Marketable securities                                                              -          509,411
     Accounts receivable                                                          120,853           18,228
     Inventories                                                                  833,930          241,746
     Prepaid expenses                                                              15,787           24,093
                                                                        ----------------------------------
                  Total current assets                                          1,857,128        3,262,466

Debt offering costs, net                                                          425,029                -
Capitalized engineering and design charges, net                                   309,396                -
Property and equipment, net                                                       121,274          129,494
                                                                        ----------------------------------

                  Total assets                                          $       2,712,827$       3,391,960
                                                                        ----------------------------------

----------------------------------------------------------------------------------------------------------
              Liabilities and Stockholders' Equity Current liabilities:
     Payables                                                           $         701,673 $        235,767
     Accrued liabilities                                                          349,930          277,473
     Current portion of long-term debt                                              3,620            3,278
                                                                        ----------------------------------
                  Total current liabilities                                     1,055,223          516,518
                                                                        ----------------------------------

Long-term debt                                                                  1,081,996           15,605
                                                                        ----------------------------------

Commitments                                                                             -                -

Stockholders' equity:
     Preferred stock, $.001 par value:
         Series A, 500,000 shares  authorized,  50,122 and 121,704 shares issued and outstanding, respectively, (aggregate liquidation preference of
           $50,122 at December 31, 1997)                                               50              122
         Series B, 500,000 shares authorized; 45,383 and
           448,398 shares issued and outstanding, respectively,
           (aggregate liquidation preference of $181,532 at
           December 31, 1997)                                                          45              448
     Common stock, $.001 par value, 20,000,000 shares
       authorized; 3,798,931  and 3,194,061 shares issued
       and outstanding, respectively                                                3,799            3,194
Additional paid-in capital                                                      8,833,897        8,161,734
Treasury stock, at cost                                                            (3,777)          (3,777)
Unearned compensation                                                                   -          (63,141)
Accumulated deficit                                                            (8,258,406)      (5,248,412)
Unrealized gain on marketable securities                                                -            9,669
                                                                        ----------------------------------
                  Total stockholders' equity                                      575,608        2,859,837
                                                                        ----------------------------------

                  Total liabilities and stockholders' equity            $       2,712,827 $      3,391,960
                                                                        ----------------------------------

                                                                             F-3


--------------------------------------------------------------------------------

                                               PARADIGM MEDICAL INDUSTRIES, INC.
                                                         Statement of Operations


                                                                                                 Three Months
                                                Year          Three Months         Year               Ended
                                                Ended            Ended             Ended          December 31,
                                             December 31,     December 31,      September 30          1995
                                                1997              1996             1996           (Unaudited)
                                      --------------------------------------------------------------------

Sales                                 $         464,062   $        35,651   $      252,134   $       65,405
                                      --------------------------------------------------------------------

Operating expenses:
     Cost of sales                              333,156           21,061          180,010           45,286
     Marketing and selling                      590,941          168,880          216,128           92,748
     General and administrative               1,802,238          594,520          823,191          169,479
     Research and development                   540,148          480,584          288,854           50,664
                                      --------------------------------------------------------------------

         Total operating expenses             3,266,483        1,265,045        1,508,183          358,177
                                      --------------------------------------------------------------------

Operating loss                               (2,802,421)      (1,229,394)      (1,256,049)        (292,772)
                                      --------------------------------------------------------------------

Other income (expense):
     Cost associated with relinquishment
       of anti-dilution rights                        -                -         (179,000)        (179,000)
     Interest income                             57,303           31,474           42,859            2,720
     Interest expense                          (264,876)            (483)         (56,829)          (2,204)
                                      --------------------------------------------------------------------

                                               (207,573)          30,991         (192,970)        (178,484)
                                      --------------------------------------------------------------------

Loss before provision for income taxes       (3,009,994)      (1,198,403)      (1,449,019)        (471,256)
Provision for income taxes                            -                -                -                -
                                      --------------------------------------------------------------------

Net loss                              $      (3,009,994)  $   (1,198,403)  $   (1,449,019)  $     (471,256)
                                      --------------------------------------------------------------------

Return of stock dividend on 12% Series B
  Preferred Stock                                     -                -              848                -
                                      --------------------------------------------------------------------

Net loss applicable to common  stock  $      (3,009,994)  $   (1,198,403)  $   (1,448,171)  $     (471,256)
                                      --------------------------------------------------------------------

Basic and diluted loss per common shar$           (.82)   $         (.38)  $         (.66)            (.20)
                                      --------------------------------------------------------------------

Weighted average shares outstanding           3,663,000        3,183,000        2,193,000        2,352,000
                                      --------------------------------------------------------------------



-------------------------------------------------------------------------------

See accompanying notes to financial statements.
                                                                             F-4

                                                                                          PARADIGM MEDICAL INDUSTRIES, INC.
                                                                                          Statement of Stockholders' Equity

                                                                                     For the Year Ended December 31, 1997,
                                                                                  the Three Months Ended December 31, 1996,
                                                                                      and the Year Ended September 30, 1996
-------------------------------------------------------------------------------------------------------------------




                                    Preferred Stock                                       Additional
                     ----------------------------------------------
                            Series A               Series B             Common Stock        Paid-In      Treasury Stock
                     ---------------------------------------------------------------------           -----------------------
                        Shares     Amount      Shares     Amount      Shares      Amount     Capital     Shares     Amount
                     -------------------------------------------------------------------------------------------------------

Balance at
September 30, 1995        122,764 $  430,735     499,017 $1,677,188  1,985,573  $    980,378 $      -       2,600  $    (3,777)


Conversion of no par
value preferred shares
and common shares to
$.001 par value shares
upon reincorporation in
Delaware                        -   (430,612)          - (1,676,689)         -  (1,170,035) 3,277,336           -          -

Redemption of
rescission offer of
Series B Preferred
Stock                           -          -     (32,962)       (33)         -           -   (131,815)          -          -

Issuance of common stock
 for:
  Previously accrued
    services                    -          -           -          -     25,000      10,251          -           -          -
  Relinquishment of
    anti-dilution rights        -          -           -          -     20,000      30,000          -           -          -
  Services                      -          -           -          -     40,000          40     99,960           -          -
  Future services               -          -           -          -    101,025     151,538          -           -          -
  Cash                          -          -           -          -  1,000,000       1,000  4,739,431           -          -

Transfer of common
stock from Company
officers for
relinquishment of anti-
dilution rights                 -          -           -          -          -           -    149,000           -          -

Amortization of
unearned
compensation                    -          -           -          -          -           -          -           -          -

                                             Unrealized
                                            Gain (Loss)
                       Unearned    Accum-        on
                       Compen-     ulated    Marketable
                        sation     Deficit   Securities
--------------------------------------------------------

Balance at
September 30, 1995      $       - $(2,600,990) $       -

Conversion of no par
value preferred shares
and common shares to
$.001 par value shares
upon reincorporation in
Delaware                        -          -           -

Redemption of
rescission offer of
Series B Preferred
Stock                           -          -           -

Issuance of common stock
  for:
  Previously accrued
    services                    -          -           -
  Relinquishment of
    anti-dilution rights        -          -           -
  Services                      -          -           -
  Future services        (151,538)         -           -
  Cash                          -          -           -

Transfer of common
stock from Company
officers for
relinquishment of anti-
dilution rights                 -          -           -

Amortization of
unearned
compensation               69,455          -           -

                                    Preferred Stock                                       Additional
                     ----------------------------------------------
                            Series A               Series B             Common Stock        Paid-In      Treasury Stock
                     ---------------------------------------------------------------------           -----------------------
                        Shares     Amount      Shares     Amount     Shares      Amount     Capital     Shares     Amount
                     -------------------------------------------------------------------------------------------------------

Issuance of warrants in
connection with private
placement of notes              -          -           -          -          -           -     27,825           -          -

Unrealized loss on
marketable securities           -          -           -          -          -           -          -           -          -

Net loss                        -          -           -          -          -           -          -           -          -
                     -------------------------------------------------------------------------------------------------------

Balance at
September 30, 1996        122,764        123     466,055        466  3,171,598       3,172  8,161,737       2,600     (3,777)

Conversion of
preferred stock to
common stock               (1,060)        (1)    (17,657)       (18)    22,463          22         (3)          -          -

Amortization of
unearned
compensation                    -          -           -          -          -           -          -           -          -

Net change in
unrealized gain (loss)
on marketable
securities                      -          -           -          -          -           -          -           -          -

Net loss                        -          -           -          -          -           -          -           -          -
                     -------------------------------------------------------------------------------------------------------

Balance at
December 31, 1996         121,704        122     448,398        448  3,194,061       3,194  8,161,734       2,600     (3,777)

Conversion of
preferred stock to
common stock              (71,582)       (72)   (403,015)      (403)   569,518         570        (95)          -          -

Issuance of common
stock for compensation          -          -           -          -     22,852          22     78,179           -          -

Warrants exercised for
common stock                    -          -           -          -     12,500          13     41,619           -          -

Issuance of warrants in
connection with the
issuance of debt                -          -           -          -          -           -    317,060           -          -

                                             Unrealized
                                            Gain (Loss)
                       Unearned    Accum-        on
                       Compen-     ulated    Marketable
                        sation     Deficit   Securities
--------------------------------------------------------

Issuance of warrants in
connection with private
placement of notes              -          -           -

Unrealized loss on
marketable securities           -          -     (13,703)

Net loss                        - (1,449,019)          -
                     -----------------------------------

Balance at
September 30, 1996        (82,083)(4,050,009)    (13,703)

Conversion of
preferred stock to
common stock                    -          -           -

Amortization of
unearned
compensation               18,942          -           -

Net change in
unrealized gain (loss)
on marketable
securities                      -          -      23,372

Net loss                        - (1,198,403)          -
                     -----------------------------------

Balance at
December 31, 1996         (63,141)(5,248,412)      9,669

Conversion of
preferred stock to
common stock                    -          -           -

Issuance of common
stock for compensation          -          -           -

Warrants exercised for
common stock                    -          -           -

Issuance of warrants in
connection with the
issuance of debt                -          -           -

                                    Preferred Stock                                       Additional
                     ----------------------------------------------
                            Series A               Series B             Common Stock        Paid-In      Treasury Stock
                     ---------------------------------------------------------------------           -----------------------
                        Shares     Amount      Shares     Amount     Shares      Amount     Capital     Shares     Amount
                     -------------------------------------------------------------------------------------------------------

Amortization of
unearned
compensation                    -          -           -          -          -           -          -           -          -

Difference between the
convertible notes
payable conversion
price and common
stock fair value                -          -           -          -          -           -    235,400           -          -

Net change in
unrealized gain (loss)
on marketable
securities                      -          -           -          -          -           -          -           -          -

Net loss                        -          -           -          -          -           -          -           -          -
                     -------------------------------------------------------------------------------------------------------

Balance at
December 31, 1997          50,122 $       50      45,383 $       45  3,798,931  $    3,799  $8,833,897       2,600$    (3,777)
                     -------------------------------------------------------------------------------------------------------

                                             Unrealized
                                            Gain (Loss)
                       Unearned    Accum-        on
                       Compen-     ulated    Marketable
                        sation     Deficit   Securities
--------------------------------------------------------

Amortization of
unearned
compensation               63,141          -           -

Difference between the
convertible notes
payable conversion
price and common
stock fair value                -          -           -

Net change in
unrealized gain (loss)
on marketable
securities                      -          -      (9,669)

Net loss                        -   (3,009,994)       -
                     -----------------------------------

Balance at
December 31, 1997       $       -  $(8,258,406) $     -
                     -----------------------------------

                                               PARADIGM MEDICAL INDUSTRIES, INC.
                                                         Statement of Cash Flows

--------------------------------------------------------------------------------



                                                                                           Three Months
                                              Year           Three            Year             Ended
                                             Ended        Months Ended        Ended        December 31,
                                          December 31,    December 31,    September 30,        1995
                                              1997            1996            1996          (Unaudited)
                                        ------------------------------------------------------------------
Cash flows from operating activities:
  Net loss                              $     (3,009,994) $   (1,198,403) $    (1,449,019) $      (471,256)
  Adjustments to reconcile net loss to net
    cash used in operating activities:
     Depreciation and amortization               208,789          25,147          128,551           13,113
     Loss on disposal of equipment                11,851               -                -                -
     Issuance of common stock for
      compensation, services and
       relinquishment of anti-dilution rights     78,201               -          279,000          179,000
     Interest expense on common stock
       warrants                                  235,400               -                -                -
     Issuance of bridge note and warrants
       for services                                    -               -           25,000                -
     (Increase) decrease in:
       Accounts receivable                      (102,625)         37,226           49,445           52,656
       Inventories                              (592,184)        127,299           31,855           12,372
       Prepaid expenses                            8,306          94,267          (96,718)          11,396
     Increase (decrease) in:
       Payables                                  465,906         197,111         (266,042)          (4,788)
       Accrued liabilities                        72,457         159,114           82,529              108
                                        ------------------------------------------------------------------
              Net cash used in
              operating activities            (2,623,893)       (558,239)      (1,215,399)        (207,399)
                                        ------------------------------------------------------------------

Cash flows from investing activities:
  Purchase of property and equipment             (31,868)        (12,155)         (91,179)         (10,600)
  Capitalized engineering and design            (370,000)              -                -                -
charges
  Proceeds from the sale of marketable
    securities                                   499,742               -                -                -
  Purchase of marketable securities                    -               -         (499,742)               -
                                        ------------------------------------------------------------------
              Net cash provided by (used
              in) investing activities            97,874         (12,155)        (590,921)         (10,600)
                                        ------------------------------------------------------------------

Cash flows from financing activities:
  Proceeds from lines of credit                  980,000               -                -                -
  Payment on lines of credit                    (980,000)              -                -                -
  Proceeds from issuance of promissory
notes and warrants                                     -               -          531,500           75,000
  Proceeds from exercise of  warrants             41,632               -                -                -
  Payment of debt offering costs                (164,776)              -          (41,325)               -
  Proceeds from issuance of  notes payable     1,070,000               -                -                -
  Principal payments on long-term  debt           (3,267)           (770)        (590,504)          (2,765)
  Proceeds from issuance of common stock               -               -        4,740,431                -
  Payments for rescission offer of Series B
    preferred stock                                    -               -         (131,848)               -
                                        ------------------------------------------------------------------
              Net cash provided by (used
              in) financing activities           943,589            (770)       4,508,254           72,235
                                        ------------------------------------------------------------------

Net increase (decrease) in cash               (1,582,430)       (571,164)       2,701,934         (145,764)

Cash, beginning of period                      2,468,988       3,040,152          338,218          338,218
                                        ------------------------------------------------------------------

Cash, end of period                     $        886,558  $    2,468,988  $     3,040,152  $       192,454
                                        ------------------------------------------------------------------

                                               PARADIGM MEDICAL INDUSTRIES, INC.
                                                   Notes to Financial Statements


--------------------------------------------------------------------------------


1.   Organization and Significant Accounting Policies

Organization
Effective May 5, 1993, French Bar Industries, Inc. (French Bar) entered into a merger agreement with Paradigm Medical, Inc. (Paradigm) a California Corporation incorporated in October 1989. The agreement merged French Bar and Paradigm Medical, Inc. into a single public corporation under the name of Paradigm Medical Industries, Inc. (the Company). For accounting purposes the merger was accounted for as a purchase with Paradigm treated as the acquirer because the shareholders of Paradigm obtained control of the Company.


Since its inception in October 1989, the Company has been engaged in marketing and selling advanced surgical systems for cataracts, various attachments and disposable accessories and diagnostic equipment and instrumentation. The Company is in the process of introducing a proprietary laser-based surgical machine which is expected to become its core business.


The Company is primarily dependent upon a single product line targeted towards minimally invasive cataract surgery devices. Revenues recognized to date primarily represent revenues from the sale of the Company's conventional ultrasound cataract surgery machine (the Precisionist) and related accessory instruments. The Company has recognized minimal revenue from the sale of its proprietary laser-based product, the Photon LaserPhaco System (the Photon). The Company's surgical and diagnostic systems are regulated as medical devices by the FDA under the FDC Act. In May 1995, the Company received regulatory approval to manufacture the Photon in limited quantities and conduct clinical trials in the U.S. on a limited basis. The Company is currently conducting clinical studies. The Company's ability to achieve profitability depends upon its ability to obtain the regulatory approvals required to manufacture and market the Photon on an unlimited scale.


--------------------------------------------------------------------------------

                                               PARADIGM MEDICAL INDUSTRIES, INC.
                                                   Notes to Financial Statements


1.   Organization and Significant Accounting Policies Continued

Organization - Continued
The Company incurred a net loss of $3,009,994 and negative cash flows from operating activities of $2,623,893 for the year ended December 31, 1997. As of December 31, 1997, the Company had an accumulated deficit of $8,258,406. In March 1998, the Company completed the private placement of 20,030 shares of Class C Preferred Stock at $100 per share (see Note 9), resulting in net proceeds of approximately $1,700,000, net of offering expenses. Management believes that these net proceeds, plus existing working capital will be sufficient to assure continuation of the Company's operations through December 31, 1998. Management projects significant revenues from the successful re-launch of its new product, sales from additional products and certain strategic alliances to market their products. However, no assurances can be given that management's plans will be successful in achieving profitability to positive cash flows.


Change in Fiscal Year
In August 1996, the Company changed its fiscal year from September 30 to December 31 beginning with the period ended December 31, 1996.


Unaudited Information
In the opinion of management, the accompanying unaudited financial statements for the three month period ended December 31, 1995 contain all adjustments (consisting only of normal recurring items) necessary to present fairly the results of operations and cash flows of the Company for the three month period ended December 31, 1995.


Cash Equivalents
For purposes of the statement of cash flows, cash includes all cash and investments with original maturities to the Company of three months or less.


The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such account and believes it is not exposed to any significant credit risk on cash and cash equivalents.


--------------------------------------------------------------------------------

                                               PARADIGM MEDICAL INDUSTRIES, INC.
                                                   Notes to Financial Statements


1.   Organization and Significant Accounting Policies Continued

Marketable Securities
The Company classifies its marketable debt and equity securities as "held to maturity" if it has the positive intent and ability to hold the securities to maturity. All other marketable debt and equity securities are classified as "available for sale." Securities classified as "available for sale" are carried in the financial statements at fair value. Realized gains and losses, determined using the specific identification method, are included in earnings; unrealized holding gains and losses are reported as a separate component of stockholders' equity. Securities classified as held to maturity are carried at amortized cost.


For both categories of securities, declines in fair value below amortized cost that are other than temporary are included in earnings.


Inventories
Inventories are stated at the lower of cost or market, cost determined using the weighted average method. Inventories consist primarily of finished goods.


Property and Equipment
Property and  equipment  are recorded at cost,  less  accumulated  depreciation.
Depreciation on property and equipment is determined using the straight-line method over the estimated useful lives of the assets or terms of the lease.
Expenditures for maintenance and repairs are expensed when incurred and betterments are capitalized. Gains and losses on sale of property and equipment are reflected in operations.


Debt Offering Costs
Debt offering costs are capitalized and amortized to interest expense using the effective interest method over the life of the related debt.


Capitalized Engineering and Design Charges
The capitalized portion of payments to a manufacturer for engineering and design services are being amortized using the straight line method over a five year period. At December 31, 1997, the accumulated amortization and amortization expense was $60,604.


Income Taxes
Deferred income taxes are provided in amounts sufficient to give effect to temporary differences between financial and tax reporting, principally related to depreciation and accrued liabilities.


--------------------------------------------------------------------------------

                                               PARADIGM MEDICAL INDUSTRIES, INC.
                                                   Notes to Financial Statements


1.   Organization and Significant Accounting Policies Continued

Loss Per Share
Basic and diluted earnings per share are computed in accordance with Statement of Financial Accounting Standards (SFAS) No. 128, Earnings Per Share (EPS). The reported loss per share for 1996 has been restated to conform to SFAS No. 128. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution from securities or contracts to issue common stock. Common equivalent shares are excluded from the computation of diluted EPS when their effect is antidilutive.


Revenue Recognition
Revenues for sales of the Photon product, are recognized upon installation and acceptance by the customer. Revenues for sales of the Precisionist are recognized when the product is shipped.


The Company offers the Precisionist with an unconditional arrangement under which the customer may trade in their Precisionist to upgrade to other systems, such as the Photon. Under this agreement, the customer will receive full credit for the purchase price of the Precisionist against the price of the other system.


Research and Development
Costs incurred in connection with research and development activities are expensed as incurred. These costs consist of direct and indirect costs associated with specific projects as well as fees paid to various entities that perform certain research on behalf of the Company.


Concentration of Risk
The market for ophthalmic lasers is subject to rapid technological change, including advances in laser and other technologies and the potential development of alternative surgical techniques or new pharmaceutical products. Development by others of new or improved products, processes or technologies may make products developed by the Company obsolete or less competitive.


--------------------------------------------------------------------------------

                                               PARADIGM MEDICAL INDUSTRIES, INC.
                                                   Notes to Financial Statements


1.   Organization and Significant Accounting Policies Continued

Concentration of Risk - Continued
The Company's high technology product line requires the Company to deal with suppliers and subcontractors supplying highly specialized parts, operating highly sophisticated and narrow tolerance equipment and performing highly technical calculations and tasks. Substantially all of the Company's current products are manufactured and assembled by two companies who are related parties (see Note 12). Although there are a limited number of suppliers and manufacturers that meet the standards required of a regulated medical device, management believes that other suppliers and manufacturers could provide similar components and services. A change in supplier or manufacturer, however, could cause a delay in manufacturing and a possible loss of sales, which would affect operating results adversely. In addition, since the supplier and manufacturer are related parties, there can be no assurance that comparable terms could be obtained.


The nature of the Company's business exposes it to risk from product liability claims. The Company maintains product liability insurance providing coverage up to $1 million per claim with an aggregate policy limit of $1 million. Any losses that the Company many suffer from any product liability litigation could have a material adverse effect on the Company.


A significant portion of the Company's product sales are in foreign counties. The economic and political instability of some foreign countries may affect the ability of medical personnel to purchase the Company's products and the ability of the customers to pay for the procedures for which the Company's products are used. Such circumstances could cause a possible loss of sales, which would affect operating results adversely.


Accounts receivable are due from medical distributors, surgery centers, hospitals and ophthalmologists located throughout the U.S. and a number of foreign countries. The receivables are generally due within thirty days for domestic customers and sixty days for international customers. Credit losses historically have not been significant.

--------------------------------------------------------------------------------

                                               PARADIGM MEDICAL INDUSTRIES, INC.
                                                   Notes to Financial Statements


1.   Organization and Significant Accounting Policies Continued

Use of Estimates in the Preparation of Financial Statements The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


2.   Detail of Certain Balance Sheet Accounts

                                                        December 31,
                                            ------------------------------------
                                                   1997              1996
                                            ------------------------------------
Payables:
     Accounts payable                       $          243,206 $          35,767
     Related party payables                            458,467           200,000
                                            ------------------------------------

                                            $          701,673 $         235,767
                                            ------------------------------------



3.   Marketable  Securities

The Company's investment in marketable securities at December 31, 1996 was classified as available-for-sale and was carried at market value, with an unrealized gain reflected as a separate component of stockholders' equity. The Company sold all of the available-for-sale securities during 1997.


The Company's marketable securities, classified as available-for-sale consists of the following at December 31, 1996:


Marketable securities, at amortized costs                 $         499,742
Gross unrealized holding gain                                         9,669
                                                          -----------------

Marketable securities, at fair value                      $         509,411
                                                          -----------------



--------------------------------------------------------------------------------

                                               PARADIGM MEDICAL INDUSTRIES, INC.
                                                   Notes to Financial Statements


3.   Marketable Securities Continued

Changes   in   the   unrealized   holding   gain   on   marketable    securities
available-for-sale and reported as a separate component of stockholders' equity are as follows:


                                                   December 31,
                                        -----------------------------------
                                               1997             1996
                                        -----------------------------------

Balance, beginning of period            $            9,669  $       (13,703)
Unrealized holding (loss) gain                      (9,669)          23,372
                                        -----------------------------------

Balance, end of period                  $               -   $         9,669
                                        -----------------------------------



4.   Property and Equipment

Property and equipment consists of the following:


                                                   December 31,
                                        -----------------------------------
                                               1997             1996
                                        -----------------------------------

Automobile                              $           26,099 $         26,099
Office equipment                                   100,388           83,541
Furniture and fixtures                              17,185           16,280
Computer equipment                                  39,019           36,754
                                        -----------------------------------

                                                   182,691          162,674

Accumulated depreciation                           (61,417)         (33,180)
                                        -----------------------------------

                                        $          121,274 $        129,494
                                        -----------------------------------



5.   Long-Term Debt

Long-term debt consists of the following:


                                                        December 31,
                                            ------------------------------------
                                                   1997              1996
                                            ------------------------------------

Note payable to a bank,  collateralized
by an automobile,  bearing  interest at
9.95%, payable in monthly installments
of $418, final payment due September 2001 $         15,616  $        18,883



--------------------------------------------------------------------------------

                                               PARADIGM MEDICAL INDUSTRIES, INC.
                                                   Notes to Financial Statements


                                                        December 31,
                                            ------------------------------------
                                                   1997              1996
                                            ------------------------------------

Note payable to a bank,  collateralized
by an automobile,  bearing  interest at
9.95%, payable in monthly installments of
$418, final payment due September 2001      $       15,616  $        18,883
Unsecured 12% convertible,
redeemable notes payable                         1,070,000               -
                                            ------------------------------------

                                                 1,085,616            18,883

Less current portion                                (3,620)           (3,278)
                                            ------------------------------------

                                            $    1,081,996  $         15,605
                                            ------------------------------------



In December 1997, the Company sold 21.4 Units in a private placement, each Unit consisting of a $50,000 unsecured 12% convertible, redeemable promissory note (Notes), for a total consideration of $1,070,000. The Company incurred $164,776 in debt offering costs associated with the private placement. The Notes are redeemable at 112% of the face value of each Note and are also convertible into shares of common stock (one share for each $2.00 principal amount of the Note) and mature in December 2000. Interest is due and payable semiannually. Principal is due and payable at the maturity date. The Company is restricted from declaring or making any dividend payments at any time so long as the Notes are outstanding.


In March 1998, Notes totaling $995,000 were exchanged for 9,950 shares of Series C preferred stock (see Note 9).

5.   Long-Term Debt

     Continued Future maturities are as follows:


Year Ending December 31,                                       Amount
                                                          -----------------

                           1998                           $           3,620
                           1999                                       3,997
                           2000                                      79,413
                           2001                                       3,586
                                                          -----------------

                                                          $          90,616
                                                          -----------------



Rates currently available to the Company for loans with similar terms and maturities are used to estimate the fair value of notes payable. At December 31, 1997 and 1996, the carrying value of the notes payable approximates fair value.



--------------------------------------------------------------------------------

                                               PARADIGM MEDICAL INDUSTRIES, INC.
                                                   Notes to Financial Statements

6.   Lines of Credit

In May 1997, the Company established a $630,000 line of credit with a financial institution which bears interest at 2.4% above the 30-day commercial paper rate. The line of credit expired on June 30, 1998. The line of credit was collateralized by cash and investments held by the institution. As of December 31, 1997, there were no borrowings outstanding on the line of credit.


Also, in May 1997, the Company established a $350,000 line of credit with a financial institution which bears interest at .25% above the Broker's Daily Call Money Rate as quoted by Bear Stearns Securities Corp. The line of credit expired on June 30, 1998. The line of credit was collateralized by cash and investments held by the institution. As of December 31, 1997, there were no borrowings outstanding on the line of credit.


Due to the collateral requirements of these lines of credit, any borrowings would be limited to cash and investments restricted for this purpose.




7.   Income Taxes

The provision for income taxes is different than amounts which would be provided by applying the statutory federal income tax rate to loss before provision for income taxes for the following reasons:


                                 Year        Three Months         Year
                                Ended            Ended            Ended
                             December 31,    December 31,     September 30,
                                 1997            1996             1996
                         --------------------------------------------------

Federal income tax benefit
  at statutory rate      $      1,174,000  $       467,000 $        565,000
Change in valuation
  allowance                    (1,174,000)        (467,000)        (565,000)
                         --------------------------------------------------

                         $             -  $            -   $            -
                         --------------------------------------------------



Deferred tax assets (liabilities) are comprised of the following:


--------------------------------------------------------------------------------

                                               PARADIGM MEDICAL INDUSTRIES, INC.
                                                   Notes to Financial Statements


                                                   December 31,
                                        ----------------------------------
                                              1997             1996
                                        ----------------------------------

Net operating loss carryforward         $       2,534,000 $      1,406,000
Research and development tax
  credit carryforwards                             64,000            5,000
Other                                              72,000           85,000
                                        ----------------------------------

                                                2,670,000        1,496,000

Valuation allowance                            (2,670,000)      (1,496,000)
                                        ----------------------------------

                                        $             -   $            -
                                        ----------------------------------



At December 31, 1997, the Company had net operating loss carryforwards of approximately $6,800,000 and research and development tax credit carryforwards of approximately $64,000. These carryforwards are available to offset future taxable income and begin to expire in 2005. The utilization of the net operating loss carryforwards is dependent upon the tax laws in effect at the time the net operating loss carryfowards can be utilized. The Tax Reform Act of 1986 significantly limits the annual amount that can be utilized for certain of these carryforwards as a result of the change in ownership.

8.   Capital Stock

In November 1995, the Company obtained the necessary director and shareholder approvals to reincorporate in Delaware. In conjunction with the reincorporation, which was finalized in February 1996, the Company established two series of preferred stock with a total of 5,000,000 authorized shares and a par value of $.001, the series included certain rights and privileges similar to the previously issued series A and B preferred stock, and one series of common stock with a par value of $.001 and a total of 20,000,000 authorized shares. All outstanding shares of the Company were converted on a one-for-one basis into shares in the new Delaware Corporation.


In November 1995, the Company granted 50,512 and 50,513 shares of common stock to two individuals who are officers and directors of the Company. The value assigned by the Company's investment banker of $1.50 per share was charged to compensation expense ratably over two years.


--------------------------------------------------------------------------------

                                               PARADIGM MEDICAL INDUSTRIES, INC.
                                                   Notes to Financial Statements


During fiscal year 1996, the Company participated in a private placement of $600,000 of units of its securities. Each unit consisted of a $25,000 promissory note with a stated rate of 12% and warrants to purchase 12,500 shares of the Company's common stock at a price of $3.33 per share. The value assigned by the Company's investment banker to the warrants was $.10 per warrant. The notes bear interest at an imputed rate of 18% and were due the earlier of the Company raising at least $4,000,000 through a public offering or December 31, 1996. The warrants are exercisable beginning on the date the note is issued and expiring on December 1, 2000, and are redeemable by the Company under certain conditions at a price of $.05 per warrant. The Company sold 23 units for cash proceeds of $575,000. An additional $25,000 unit was issued for services, which amount is included in operating expenses. These notes were paid in July 1996 upon the Company raising $4.7 million through their public offering.

8.   Capital Stock Continued

In December 1995, the Company entered into an agreement with a significant shareholder which terminated certain previously granted anti-dilution rights which provided this shareholder a 5% fixed equity position in the Company. Under the terms of the agreement, two of the Company's officers sold a total of 100,000 shares of their common stock to this shareholder for $1,000 and the Company issued 20,000 shares to this shareholder. Based on the value assigned by the Company's investment banker of $1.50 per share, the Company recognized $30,000 of expense for the 20,000 shares issued by the Company and $149,000 of expense and additional paid-in capital for the 100,000 shares sold by the officers.


In July 1996, the Company closed an initial public offer (the Offering) of their securities selling 1,000,000 units at a price of $6.25 per unit. Each unit consists of one share of common stock and one warrant to purchase one share of common stock (see Note 10). The net proceeds to the Company from the Offering were approximately $4.7 million.


In August 1996, the Company granted 40,000 restricted shares of common stock to a consultant as compensation for services and patent licensing rights. The shares were valued at the trading price at date of commitment and charged to compensation expense.


--------------------------------------------------------------------------------

                                               PARADIGM MEDICAL INDUSTRIES, INC.
                                                   Notes to Financial Statements


In August 1997, the Company entered into an investment banking agreement with Win Capital Corp. (Win Capital) for a two year period which may be extended an additional year. The Company pays a retainer to Win Capital of $2,000 per month for the first six months, $4,000 per month for the second six months and $6,000 per month for the remainder of the contract. The Company also issued a warrant to Win Capital (see Note 10).


9.   Preferred Stock

Series A
On September 1, 1993, the Company established a series of non-voting preferred shares designated as the 6% Series A Preferred Stock, consisting of 500,000 shares with $.001 par value. This series is part of the Company's 5,000,000 authorized shares of non-voting preferred stock. The Series A Preferred Stock has the following rights and privileges:

1. The holders of the shares are entitled to dividends at the rate of twenty-four cents ($.24) per share per annum, payable in cash only from surplus earnings of the Company or in additional shares of Series A Preferred Stock. The dividends are non-cumulative and therefore deficiencies in dividend payments from one year are not carried forward to the next year.


2. Upon the liquidation of the Company, the holders of the Series A Preferred Stock are entitled to receive, prior to any distribution of any assets or surplus funds to the holders of shares of common stock or any other stock, an amount equal to $1.00 per share, plus any accrued and unpaid dividends related to the fiscal year in which such liquidation occurs.


3. The shares are convertible at the option of the holder at any time into common shares, based on an initial conversion rate of one share of Series A Preferred Stock for 1.2 common shares.


4. The holders of the shares have no voting rights.


5. The Company may, at its option, redeem all of the then outstanding share of the Series A Preferred Stock at a price of $4.50 per share, plus accrued and unpaid dividends related to the fiscal year in which such redemption occurs.


--------------------------------------------------------------------------------

                                               PARADIGM MEDICAL INDUSTRIES, INC.
                                                   Notes to Financial Statements


On April 21, 1995, the Company declared a 6% preferred stock dividend in the amount of $27,056 to all shareholders of record as of December 31, 1994, which was paid through the issuance of 6,764 shares of Series A Preferred Stock on January 8, 1996

9.   Preferred Stock Continued

Series B
On May 9, 1994, the Company established a series of non-voting preferred shares designated at 12% Series B Preferred Stock, consisting of 500,000 shares with $.001 par value..This series is also part of the Company's 5,000,000 authorized shares of non-voting preferred stock. The Series B Preferred Stock have the following rights and privileges:

1. The holders of the shares are entitled to dividends at the rate of forty-eight cents ($.48) per share per annum, payable in cash only from surplus earnings of the Company or in additional shares of Series B Preferred Stock. The dividends are non-cumulative and therefore deficiencies in dividend payments from one year are not carried forward to the next year.


2. Upon the liquidation of the Company, the holders of the Series B Preferred Stock are entitled to receive, prior to any distribution of any assets or surplus funds to the holders of shares of common stock or any other stock, an amount equal to $4.00 per share, plus any accrued and unpaid dividends related to the fiscal year in which such liquidation occurs. Such right, however, is subordinate to the right of the holders of Series A Preferred Stock to receive a distribution of $1.00 per share plus accrued and unpaid dividends.


3. The shares are convertible at the option of the holder at any time into common shares, based on an initial conversion rate of one share of Series B Preferred Stock for 1.2 common shares.


4. The holders of the shares have no voting rights.


5. The Company may, at its option, redeem all of the then outstanding share of the Series B Preferred Stock at a price of $4.50 per share, plus accrued and unpaid dividends related to the fiscal year in which such redemption occurs.


On April 21, 1995, the Company declared a 12% preferred stock dividend in the amount of $24,068 to all shareholders of record as of December 31, 1994, which was paid through the issuance of 6,017 shares of Series B Preferred Stock on January 8, 1996.


--------------------------------------------------------------------------------

                                               PARADIGM MEDICAL INDUSTRIES, INC.
                                                   Notes to Financial Statements

9.   Preferred Stock Continued

In structuring and proceeding with the private offering of Series B Preferred Stock, the Company may not have complied with certain aspects of California corporate law and federal and state securities laws. The Company decided that, in order to effectively proceed with its initial public offering, it would provide its holders of Series B Preferred Stock a rescission offer. The rescission offer was designed to reduce any type of contingent liability the Company may be subject to in connection with the sale of exposure to contingent liability under federal or state securities laws. Two shareholders owning a combined total of 32,750 shares accepted the rescission offer. These shareholders were paid $4.00 per share plus interest from the date the rescission shares were purchased to July 26, 1996, the date these shareholders were paid. In addition, the shareholders returned 212 shares which had been issued due to the 12% preferred stock dividend.


Series C
In January 1998, the Company's Board of Directors authorized the issuance of a total of 30,000 shares of non-voting Class C Preferred Stock, $.001 par value, $100 stated value. Each share is convertible into approximately 57.14 shares of common stock at an initial conversion price, subject to adjustments for stock splits, stock dividends and certain combination or recapitalization of the common stock, equal to $1.75 per share of common stock. Holders of the shares of Series C Preferred stock are entitled to 12% non-cumulative dividends. However, the shares shall be entitled to dividends declared on the Company's common stock on an as-converted basis.


In March 1998, the Company closed a private placement of Series C Preferred Stock, selling 20,030 shares at a price of $100 per share. The net proceeds to the Company from the private placement were approximately $1.7 million.


In January 1998, the Company offered to the holders of the Notes (see note 5), through an exchange offer, the right to exchange their Notes for shares of Series C Preferred Stock. In March 1998, Notes totaling $995,000 were exchanged for 9,950 shares of Series C Preferred Stock, at $100 per share, totaling $995,000. The exchange offer has now expired.



--------------------------------------------------------------------------------

                                               PARADIGM MEDICAL INDUSTRIES, INC.
                                                   Notes to Financial Statements

10.  Stock Option Plan and Warrants

In November 1995, the Company's Board of Directors and shareholders approved the Company's 1995 Stock Option Plan (the Option Plan) which reserved 300,000 shares of the Company's authorized but unissued common stock for the granting of stock options. In June 1997, the Company's shareholders approved an amendment to the Plan to increase the number of shares of common stock reserved for issuance thereunder by an aggregate of 300,000 shares.


The Option Plan provides for the grant of incentive stock options and non-qualified stock options to employees and non-employee directors of the Company. Incentive stock options may be granted only to employees. The Option Plan is administered by the Board of Directors or a Compensation Committee, which determines the terms of options granted including the exercise price, the number of shares subject to the option, and the exercisability of the option.


In addition, the Company has granted warrants to purchase the Company's common stock to various entities as follows:

o In connection with an investment banking agreement (see Note 8), the Company issued a warrant to Win Capital to purchase up to 191,000 shares of common stock at a purchase price of $3.00 per share. The warrant is currently exercisable and expires on August 19, 2000. The fair value of the warrant of $317,060 has been recorded as debt offering costs and is being amortized over the term of the debt. In March 1998, the Company issued to Win Capital a warrant to purchase 100,000 shares of the Company's common stock at a price of $3.00 per share. The warrant expires in March 2000.


o In conjunction with the Offering (see Note 8), the Company issued Class A warrants to purchase 1,000,000 shares of the Company's common stock at a price of $7.50 per share. These warrants are currently exercisable and expire on July 10, 2001. These warrants are subject to redemption by the Company beginning May 17, 1997 at a price of $.05 per warrant, if the closing bid price of the Company's common stock averages in excess of $8.50 per share for 30 consecutive business days ending within 15 days of the date of redemption.


--------------------------------------------------------------------------------

                                               PARADIGM MEDICAL INDUSTRIES, INC.
                                                   Notes to Financial Statements


10.  Stock Option Plan and Warrants Continued

o The Company issued to the Underwriters of the Offering warrants to purchase 100,000 shares of the Company's common stock at a price of $7.50 per share, and an additional 100,000 shares at a price of $8.13 per share. These warrants are exercisable on or after July 10, 1998 and expire on July 10, 2001. These warrants are subject to redemption by the Company beginning on July 10, 1998 at a price of $.05 per warrant, if the Company's common stock has been trading at a price equal to or above $10.00 per share for 30 consecutive business days ending within 15 days of the date of redemption.


o    The Company,  in conjunction with the $600,000 private  placement (see Note
     8), issued warrants to purchase 300,000 shares of the company's common stock at a price of $3.33 per share. These warrants are exercisable and expire on December 1, 2000, and are redeemable by the Company under certain conditions at a price of $.05 per warrant. During 1997, warrants were exercised for 12,500 shares of common stock.


o The Company issued warrants to purchase 25,000 shares of the Company's common stock at a price of $3.33 per share to a law firm, of which a director of the Company is a shareholder, as consideration for legal services. The warrants are exercisable beginning March 15, 1997, expire on December 1, 2000, and are redeemable by the Company under certain conditions at a price of $.05 per warrant.


o In connection with its Series B Preferred private placement, the Company issued warrants to purchase 21,525 shares of the Company's common stock at a price of $3.00 per share. These warrants are currently exercisable and expire on December 31, 1999.


o In conjunction with its Series A Preferred private placement, the Company issued warrants to purchase 11,600 shares of the Company's Series A Preferred Stock at a price of $4.00 per share at any time prior to May 8, 1999. These warrants are subject to redemption by the Company beginning on July 9, 1997 at a price of $.05 per warrant if the Company redeems all of the then outstanding shares of Series A stock or the Company's common stock has been trading at a price equal to or above $7.50 per share for 20 consecutive business days ending within 15 days of the date of redemption.


--------------------------------------------------------------------------------

                                               PARADIGM MEDICAL INDUSTRIES, INC.
                                                   Notes to Financial Statements

10.  Stock Option Plan and Warrants Continued

A schedule of the options and warrants is as follows:


                                                                    Exercise
                                              Number of            Price Per
                                     ----------------------------
                                        Options       Warrants       Share
                                     ------------------------------------------

Outstanding at October 1, 1995                    -        33,125 $ 3.00 - 4.00
     Granted                                340,160     1,525,000   3.33 - 8.13
     Exercised                                    -             -             -
     Forfeited                               (2,500)            -          5.00
                                     ------------------------------------------

Outstanding at September 30, 1996           337,660     1,558,125    3.00- 8.13
     Granted                                 41,280             -          5.00
     Exercised                                    -             -             -
     Forfeited                                    -             -             -
                                     ------------------------------------------

Outstanding at December 31,1996             378,940     1,558,125   3.00 - 8.13
     Granted                                135,000       191,000   3.00 - 5.00
     Exercised                                    -       (12,500)         3.33
     Forfeited                              (63,740)            -          5.00
                                     ------------------------------------------

Outstanding at December 31, 1997            450,200     1,736,625 $ 3.00 - 8.13
                                     ------------------------------------------




--------------------------------------------------------------------------------

                                               PARADIGM MEDICAL INDUSTRIES, INC.
                                                   Notes to Financial Statements
                                                                       Continued

11.  Stock-Based Compensation

The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS
123) which established financial accounting and reporting standards for stock-based compensation. The new standard defines a fair value method of accounting for an employee stock option or similar equity instrument. This statement gives entities the choice between adopting the fair value method or continuing to use the intrinsic value method under Accounting Principles Board
(APB) Opinion No. 25 with footnote disclosures of the pro forma effects if the fair value method had been adopted. The Company has opted for the latter approach. Accordingly, no compensation expense has been recognized for the stock option plan. Had compensation expense for the Company's stock option plan been determined based on the fair value at the grant date for awards consistent with the provisions of SFAS No. 123, the Company's results of operations would have been reduced to the pro forma amounts indicated below:


                                 Year         Three Months          Year
                                Ended            Ended              Ended
                             December 31,     December 31,      September 30,
                                 1997             1996              1996
                           -----------------------------------------------------

Net loss - as reported     $     (3,009,994)$     (1,198,403) $      (1,449,019)
Net loss - pro forma       $     (3,163,132)$     (1,266,458) $      (2,098,771)
Loss per share -
 as reported               $          (.82) $           (.38) $            (.66)
Loss per share -
 pro forma                 $          (.86) $           (.40) $            (.96)
                           -----------------------------------------------------



--------------------------------------------------------------------------------

                                               PARADIGM MEDICAL INDUSTRIES, INC.
                                                   Notes to Financial Statements
                                                                       Continued

11.  Stock-Based Compensation Continued

The fair value of each option grant is estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions:


                                                   December 31,
                                        -----------------------------------
                                               1997             1996
                                        -----------------------------------

Expected dividend yield                 $             -   $           -
Expected stock price volatility                       102%             102%
Risk-free interest rate                               5.5%             4.5%
Expected life of options                           5 years          5 years
                                        -----------------------------------

The weighted average fair value of options granted during the years ended December 31, 1997, September 30, 1996, and the three months ended December 31, 1996 are $3.31, $2.42, and $2.35, respectively.

The following table summarizes information about stock options and warrants outstanding at December 31, 1997:

                            Outstanding                      Exercisable
              ------------------------------------------------------------------
                             Weighted
                              Average
                 Number      Remaining    Weighted      Number       Weighted
   Range of    Outstanding  Contractual    Average    Exercisable    Average
   Exercise        at          Life       Exercise         at        Exercise
    Prices      12/31/97      (Years)       Price      12/31/97       Price
--------------------------------------------------------------------------------

$   3.00 to 4.00    536,625     2.8         3.21        536,625 $           3.21
$   5.00 to 8.13  1,650,200     3.5         6.86      1,323,400 $           6.89
--------------------------------------------------------------------------------

$   3.00 to 8.13  2,186,825     2.7         4.94      1,860,025 $           4.97
--------------------------------------------------------------------------------


12.  Related Party Transactions

In September 1996, the Company entered into an exclusive three year design, engineering and manufacturing agreement (the Agreement) for its Photon laser cataract system with a company that is a shareholder (the Manufacturer). Under the provisions of the Agreement, the Company agreed to pay a total of $1,000,000 to the Manufacturer at various milestone dates through approximately March 1997 for engineering and design services. $630,000 of this amount was charged to expense as research and development; the balance was recorded as capitalized engineering and design charges.


--------------------------------------------------------------------------------

                                               PARADIGM MEDICAL INDUSTRIES, INC.
                                                   Notes to Financial Statements
                                                                       Continued

12.  Related Party Transactions Continued

In addition, the Company will pay the actual cost of tooling, plus a two percent mark-up, which is not expected to be significant. All items for tooling purposes will belong to the Company. The Agreement establishes the purchase price of the systems at the lessor of a fixed purchase price or the actual cost of manufacturing plus a markup. Through December 31, 1997, the Company had purchased 39 systems under the Agreement. At December 31, 1997, $458,467 remains payable to the manufacturer under the Agreement. At December 31, 1997, the Company has a purchase commitment with the manufacturer for delivering of additional systems for approximately $1,150,000.

The Company purchased research and development services, design and manufacturing services and systems from the Manufacturer in the amount of approximately $1,070,000, $310,000 and $350,000, during the year ended December 31, 1997, the three month period ended December 31, 1996 and year ended September 30, 1996, respectively.

The Agreement prohibits the manufacturer from participating in any activities, including manufacturing, related to laser surgical systems for any other company for a period of two years beyond the term of any renewed term of the Agreement. The Agreement includes certain termination provisions, which include the event that the Company is unable to obtain governmental or regulatory approvals. The Agreement is renewable for successive one year additional terms.

The Company has contracted with a company, of which one of the Company's directors served as President and Chief Executive Officer at the time the agreement was signed, to purchase certain components for the Photon. The Company purchase $160,617, $16,097, and $5,284 for the year ended December 31, 1997, the three month period ended December 31, 1996 and the year ended September 30, 1996, respectively, of components from this company.

12.  Related Party Transactions Continued

In 1997, the Company signed an amended exclusive patent license agreement with a company which owns the patent for the laser-based Photon machine. This company is owned by a shareholder of the Company. The agreement provides for the payment of a 1% royalty on all sales proceeds related directly or indirectly, to the Photon machine. The agreement terminates on July 7, 2003. Through December 31, 1997, no significant royalties have been paid under this agreement. The Company has also entered into a consulting agreement with this individual which provides for annual consulting fees of $25,000 through July 7, 2003.

--------------------------------------------------------------------------------

                                               PARADIGM MEDICAL INDUSTRIES, INC.
                                                   Notes to Financial Statements
                                                                       Continued


A law firm, of which a director of the Company is a shareholder, has rendered legal services to the Company. The Company paid this firm $118,765, $25,468, and $234,504 for the year ended December 31, 1997, the three month period ended December 31, 1996 and the year ended September 30, 1996, respectively. As of December 31, 1997, the Company owed this firm $22,849, which is included in accounts payable.


13.  Supplemental Cash Flow Information

During the year ended December 31, 1997, the Company issued warrants valued at $317,060 in exchange for services.

During the year ended September 30, 1996:

o The Company issued no par value common stock in exchange for future services of $151,538.

o The Company issued common stock and decreased accrued liabilities by $10,251 due to services previously accrued.


During the three month period ended December 31, 1995 (unaudited):

o The Company issued common stock and decreased accrued liabilities by $10,251 due to services previously accrued.

o The Company issued no par value common stock in exchange for future services of $151,538.


Actual amounts paid for interest and income taxes are as follows:


                                                                    Three Months
                      Year        Three Months         Year             Ended
                     Ended            Ended            Ended        December 31,
                  December 31,    December 31,     September 30,        1995
                      1997            1996             1996          (Unaudited)
                ----------------------------------------------------------------

Interest        $     21,537  $       483           $   6,829     $      2,107
                ----------------------------------------------------------------

Income taxes    $             $        -            $       -     $         -
                ----------------------------------------------------------------




--------------------------------------------------------------------------------

                                               PARADIGM MEDICAL INDUSTRIES, INC.
                                                   Notes to Financial Statements
                                                                       Continued


14.  Lease  Obligation

In December 1997, the Company entered into a lease agreement for office space at a monthly rent of $3,316. The base rent increases to $3,415 and $3,518 for the second and third years of the lease, respectively. The lease term expires on December 31, 2000 with an additional three year renewal option. Total lease expense for the year ended December 31, 1997, the three month period ended December 31, 1996 and the year ended September 30, 1996 was $553,204, $11,066, and $28,954, respectively.


Future minimum lease payments at December 31, 1997 are as follows:


Year Ending December 31,                                            Amount
                                                              ------------------

                           1998                               $           57,972
                           1999                                           40,982
                           2000                                           42,211
                                                              ------------------

                                                              $          141,165
                                                              ------------------



15.  Export Sales

Total sales include export sales by major geographic area as follows:


                                 Year         Three Months          Year
                                Ended            Ended              Ended
                             December 31,     December 31,      September 30,
Geographic Area                  1997             1996              1996
---------------            -----------------------------------------------------


Europe                     $         37,596 $          17,151 $          107,161
Far East                             18,328                 -             46,270
Middle East                           2,150                 -             72,691
                           -----------------------------------------------------

                           $         58,074 $          17,151 $          226,122
                           -----------------------------------------------------



16.  Employment Agreements

Effective February 1, 1996, the Company entered into employment agreements with three officers which expire on February 1, 2001. The agreements provide for aggregate annual compensation of $380,000.


--------------------------------------------------------------------------------

                                               PARADIGM MEDICAL INDUSTRIES, INC.
                                                   Notes to Financial Statements
                                                                       Continued

17.  Profit Sharing Plan

In February 1996, the Company adopted a profit sharing plan pursuant to which an amount equal to 10% of the pretax profits of the Company will be set aside for the benefit of the Company's officers and key employees. This amount will only be paid if the Company's qualified pretax profits exceed $10,000,000 for any fiscal year beginning October 1, 1996 and ending September 30, 2001.


18.  Savings Plan

In November 1996, the Company established a 401(k) Retirement Savings Plan for the Company's officers and employees. The Plan provisions include eligibility after six months of service, a three year vesting provision and 100% matching contribution by the Company up to 3% of a participant's compensation. During the year ended December 31, 1997, the Company contributed $36,136 to the Plan.


19.  Restatement of the 1997 Financial Statements

The Company had previously issued financial statements for the year ended December 31, 1997. The accompanying revised 1997 financial statements reflect an adjustment due to correction of an error. The adjustment to the financial statements arises from the expense recognition for the difference between the conversion price and the fair value of the common stock into which the security is convertible.

The following schedule summarizes the adjustment leading to the restatement of the 1997 financial statements:

                                          As Originally
                Category                     Reported         Restated
---------------------------------------------------------------------------

Net loss                                $       (2,774,594) $    (3,009,994)

Interest expense                        $           29,476  $       264,876


The revised net loss reflects a change involving the recognition of a non-cash expense for the difference between the convertible notes payable (see Note 5) conversion price and the fair value of the common stock, on the debt issuance date and has been recorded in interest expense for the year ended December 31, 1997. This adjustment resulted in an increase to the net loss and interest expense of $235,400.



--------------------------------------------------------------------------------

     No dealer, salesman or any other person has been authorized to give information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Underwriter. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.
                              ---------------------

                                TABLE OF CONTENTS
                                                                         Page
Prospectus Summary......................................................   1
Risk Factors  ..........................................................   4
Use of Proceeds.......................................................... 12
Price of Common Stock and Class A
  Warrants and Dividend Policy........................................... 12
Capitalization........................................................... 13
Selected Financial Data.................................................. 15
Management's Discussion and Analysis .................................... 16
Business ................................................................ 21
Management............................................................... 36
Certain Transactions..................................................... 42
Principal Shareholders................................................... 43
Stockholders Registering Shares.......................................... 44
Description of Securities ............................................... 46
Shares Eligible for Future Sale.......................................... 50
Plan of Distribution..................................................... 51
Legal Matters............................................................ 52
Experts.................................................................. 52
Definitions.............................................................. 52





                    4,770,459 Shares of Common Stock Issuable
                          Upon Exercise of Warrants and
                     Conversion of Series C Preferred Stock
                                    and Note










                        PARADIGM MEDICAL INDUSTRIES, INC.







                                -----------------

                                   PROSPECTUS

                                -----------------











                               December ___, 1998

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers

         Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Law") empowers a Delaware corporation to indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his or her duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred.

         In accordance with the Delaware Law, the Certificate of Incorporation of the Company contains a provision to limit the personal liability of the directors of the Company for violations of their fiduciary duty. This provision eliminates each director's liability to the Registrant or its stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or
(iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

         The Company may not indemnify an individual unless authorized and a determination is made in the specific case that indemnification of the individual is permissible in the circumstances because his or her conduct was in good faith, he or she reasonably believed that his or her conduct was in, or not opposed to, the Company's best interests and, in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. The Company may not advance expenses to an individual to whom the Company may ultimately be responsible for indemnification unless authorized in the specific case after the individual furnishes the following to the Company: a written affirmation of his or her good faith belief that his or her conduct was in good faith, that he or she reasonably believed that his or her conduct was in, or not opposed to, the Company's best interests and, in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful and (2) the individual furnishes to the Company a written undertaking, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct referenced in part (1) of this sentence. In addition to the individual furnishing the aforementioned written affirmation and undertaking, in order for the Company to advance expenses, a determination must also be made that the facts then- known to those making the determination would not preclude indemnification.

         All determinations relative to indemnification must be made as follows:
(1) by the Board of Directors of the Company by a majority vote of those present at a meeting at which a quorum is present, and only those directors not parties to the proceeding shall be counted in satisfying the quorum requirement; or (2) if a quorum cannot be obtained as contemplated in part (1) of this sentence, by a majority vote of a committee of the Board of Directors designated by the Board of Directors of the Company, which committee shall consist of two or more directors not parties to the proceeding, except that directors who are parties to the proceeding may participate in the designation of directors for the committee; or (3) by special legal counsel selected by the Board of Directors or its committee in the manner prescribed in part (1) or part (2) of this sentence (however, if a quorum of the Board of Directors cannot be obtained under part
(1) of this sentence and a committee cannot be designated under part (2) of this sentence, then a special legal counsel shall be selected by a majority vote of the full board of directors, in which selection directors who are parties to the proceeding may participate); or (4) by the shareholders, by a majority of the votes entitled to be cast by holders of qualified shares present in person or by proxy at a meeting.

         The Company has also entered into Indemnification Agreements with its executive officers and directors. These Indemnification Agreements are substantially similar in effect to the Bylaws and the provisions of the Company's Certificate of Incorporation relative to providing indemnification to the maximum extent and in the manner permitted by the Delaware General Corporation Law. Additionally, such Indemnification Agreements contractually bind the Company with respect to indemnification and contain certain exceptions to indemnification, but do not limit the indemnification available pursuant to the Company's Bylaws, the Company's Certificate of Incorporation or the Delaware General Corporation Law.

Item 25.  Other Expenses of Issuance and Distribution

         The following table sets forth the expenses payable by the Company in connection with the issuance and distribution of the securities being registered, other than underwriting discount (all amounts except the Securities and Exchange Commission filing fee and the NASD fee are estimated):

  Filing fee--Securities and Exchange Commission.............         $     799
  NASD fee...................................................             2,000
  Printing and engraving expenses............................               200
  Legal fees and disbursements...............................             3,500
  Accounting fees and disbursements..........................             1,500
  Blue Sky fees and expenses (including legal fees)..........               500
  Miscellaneous..............................................               501
  Total expenses.............................................         $   9,000

Item 26.  Recent Sales of Unregistered Securities

     The following information is furnished with regard to all issuances of unregistered shares of the Company's securities during the past three years. Each of the following transactions was exempt from registration under the Securities Act by virtue of the provisions of Section 4(2) of the Securities Act and, where indicated, by either Rule 504 or 505 of Regulation D promulgated under the Securities Act.

     None of the following transactions involved a distribution or public offering. All share and per share information presented below have been adjusted to give retroactive effect to a 1-for-7.96 reverse stock split, which was approved in April 1993 and a 1-for-5 reverse stock split, which was approved in April 1994.

I.  Series B Preferred Stock

     During the period from May 27, 1994 to September 18, 1995, the Company sold a total of 493,000 shares of its Series B Preferred Stock to 43 persons (all of whom were accredited investors), through a private placement under Rule 505 of Regulation D promulgated under the Securities Act at a price of $4.00 per share. The Company received $1,972,000 in cash as a result of the private placement transaction and paid $318,880 in commissions and expenses. The persons purchasing shares of Series B Preferred Stock during the past three years through the private placement are identified below in this Part I of Item 26, "Recent Sales of Unregistered Securities."

     A. The Company issued 6,017 shares of its Series B Preferred on January 8, 1996 as a stock dividend to Series B Shareholders of record as of December 31, 1994.

     B. The Company also issued the individual broker/dealers of First Associated Securities Group, Inc. warrants to purchase 21,525 shares of the Company's Common Stock in partial compensation for their services in connection with the private placement of Series B Preferred Stock.

II.  Bridge Notes and Warrants

     During the period from December 1995 to February 21, 1996, the Company sold a total of 23 Units to the 14 investors identified below in this Part II of Item 26, "Recent Sales of Unregistered Securities" (13 of whom were accredited investors; the only non-accredited investor was Barbara Bean Hemmer, the wife of John W. Hemmer, Vice President of Finance, Treasurer, Chief Financial Officer and a director of the Company) and issued one Unit to Win Capital Corp. ("Win"), an accredited investor, for services through a private placement transaction under
Section 4(2) of the Securities Act, each Unit consisting of a $25,000 promissory note and Warrants to purchase 12,500 shares of Common Stock at $3.33 per share. The Company received $575,000 in cash as a result of this private placement transaction.

     A. Effective as of December 28, 1995, the Company issued one Unit to Ronald
S. Aronson for a cash investment of $25,000.

     B. Effective as of December 28, 1995 and January 8, 1996, respectively, the Company issued two Units to Barbara Bean Hemmer, the wife of one of the Company's directors, for a cash investment of $50,000.

     C. Effective as of December 28, 1996 and February 1, 1996, respectively, the Company issued two Units to How- Mar, Inc. for a cash investment of $50,000.

     D.  Effective as of January 8, 1995,  the Company issued two Units to Hyman
L. Federman for a cash investment of $50,000.

     E. Effective as of January 10, 1996, the Company issued one Unit to H. Douglas Barclay for a cash investment of $25,000.

     F. Effective as of January 12, 1996, the Company issued six Units to Hi Chicago Trust, Burton W. Kanter, Trustee, for a cash investment of $150,000.

     G.  Effective  as of January 25, 1996,  the Company  issued one Unit to Win
Capital Corp. in consideration for investment banking services that Win performed for the Company and for Win's relinquishment of its contractual rights concerning the performance of certain additional services for the Company.

     H. Effective as of February 1, 1996, the Company issued one Unit to Gregory Lavin for a cash investment of $25,000.

     I. Effective as of February 6, 1996, the Company issued one Unit to Miles and Elayne Federman for a cash investment of $25,000.

     J. Effective as of February 6 and 20, 1996, respectively, the Company issued a total of two Units to David Feinsilver for a total cash investment of $50,000.

     K. Effective as of February 7, 1996, the Company issued one Unit to Michael
C. Smatt for a cash investment of $25,000.

     L. Effective as of February 19, 1996, the Company issued one Unit to George
J. Barenholtz and Barbara A. Litwinka for a cash investment of $25,000.

     M. Effective as of February 28, 1996, the Company issued a total of three Units to William C. Fitzhugh, a director of the Company; B. Michael Pisani; and Cardinal Resources, Inc. for a total cash investment of $75,000.

III. 12% Convertible, Redeemable Promissory Notes

     During the period from October 24, 1997 to December 8, 1998, the Company sold a total of 21.4 Units of 12% Convertible, Redeemable Promissory Notes to the 23 persons identified below in this Part III of Item 26, "Recent Sales of Unregistered Securities" (all of whom were accredited investors), through a private placement under Rule 505 of Regulation D promulgated under the Securities Act at a price of $50,000 per Unit, each Unit consisting of a $50,000 Unsecured 12% Convertible, Redeemable Promissory Note. The Company received $1,070,000 in cash as a result of the private placement transaction and paid $128,400 in commissions and expenses to Win Capital Corp., the exclusive placement agent of the offering.

     A. On December 8, 1997, the Company issued one Unit to Continental Stock Transfer Corp. for a cash investment of $50,000.

     B. On December 8, 1997, the Company issued one Unit to Robert L. Frome for a cash investment of $50,000.

     C. On December 8, 1997, the Company issued two Units to Ronald A. Balkin, M.D. and Karen A. Balkin, JTWROS for a cash investment of $100,000.

     D. On December 8, 1997, the Company issued two Units to Michael Associates for a cash investment of $100,000.

     E. On December 8, 1997, the Company issued .50 Unit to Mark S. Richardson for a cash investment of $25,000.

     F. On December 8, 1997, the Company issued .30 Unit to Mark E. Cozens for a cash investment of $15,000.

     G. On December 8, 1997, the Company issued .50 Unit to Michael L. Salamone for a cash investment of $25,000.

     H. On December 8, 1997, the Company issued .70 Unit to Premier Alliance Group, Inc. for a cash investment of $35,000.

     I. On December 8, 1997, the Company issued .50 Unit to Gary W. Hammond for a cash investment of $25,000.

     J. On December 8, 1997, the Company issued .50 Unit to Jeffrey A. Strack and Penny Strack, JTROS for a cash investment of $25,000.

     K. On December 8, 1997, the Company issued .50 Unit to J. Michael Smith for a cash investment of $25,000.

     L. On December 8, 1997, the Company issued .50 Unit to Eileen M. O'Dea for a cash investment of $25,000.

     M. On December 8, 1997, the Company issued .40 Unit to Irwin W. Messer and Alexandra S. Urdang, JTWROS for a cash investment of $20,000.

     N. On December 8, 1997, the Company issued .50 Unit to Sheila Sandman for a cash investment of $25,000.

     O. On December 8, 1997, the Company issued one Unit to Joseph Aufiero for a cash investment of $50,000.

     P. On December 8, 1997, the Company issued one Unit to Ted Levine for a cash investment of $50,000.

     Q. On December 8, 1997, the Company issued .50 Unit to B. Michael Pisani for a cash investment of $25,000.

     R. On December 8, 1997, the Company issued one Unit to Alfred J. Riccairdi and Joseph Riccairdi, JTWROS and for a cash investment of $50,000.

     S. On December 8, 1997, the Company issued two Units to R.F. Lafferty Profit Sharing Plan FBO Henry Hackel for a cash investment of $100,000.

     T. On December 8, 1997, the Company issued one Unit to Rose W. Zee for a cash investment of $50,000.

     U. On December 8, 1997, the Company issued .50 Unit to Patrick F. Vetere, M.D. and Linda A. Vetere JTWROS for a cash investment of $25,000.

     V. On December 8, 1997, the Company issued two Units to MLPF&S Tax ID 13-3180817 FBO Dr. Joseph Nemeth IRA for a cash investment of $100,000.

     W. On December 8, 1997, the Company issued 1.5 Units to Bill L. Trahan for a cash investment of $75,000.

IV.  Series C Preferred Stock

     During the period from February 2, 1998 to April 11, 1998, the Company sold a total of 20,300 shares of Series C Preferred Stock to the 58 persons identified below in this part IV. of Item 26, "Recent Sales of Unregistered Securities" (all of whom were accredited investors) through a private placement under Rule 505 of Regulation D promulgated under the Securities Act at a price of $100.00 per share. The Company received $2,003,000 in cash as a result of the private placement transaction and paid $235,360 in commissions and expenses to Win Capital Corp., the exclusive placement agent of the offering.

     A. On March 4, 1998, the Company issued 125 shares of Series C Preferred Stock to Robert M. Ball for a cash investment of $12,500.

     B. On March 4, 1998, the Company issued 100 shares of Series C Preferred Stock to Robert J. Braig for a cash investment of $10,000.

     C. On March 4, 1998, the Company issued 150 shares of Series C Preferred Stock to Thomas W. Brake for a cash investment of $15,000.

     D. On March 4, 1998, the Company issued 250 shares of Series C Preferred Stock to Craig S. Brewer for a cash investment of $25,000.

     E. On March 4, 1998, the Company issued 200 shares of Series C Preferred Stock to Consolidated Management Services, Inc. for a cash investment of $20,000.

     F. On March 4, 1998, the Company issued 200 shares of Series C Preferred Stock to Michael Demayo for a cash investment of $20,000.

     G. On March 4, 1998, the Company issued 125 shares of Series C Preferred Stock to C. Richard Dobson for a cash investment of $12,500.

     H. On March 4, 1998, the Company issued 750 shares of Series C Preferred Stock to Robert L. Frome for a cash investment of $75,000.

     I. On March 4, 1998, the Company issued 100 shares of Series C Preferred Stock to Steven F. Gallop and Karen M. Gallop, JTWROS for a cash investment of $10,000.

     J. On March 4, 1998, the Company issued 100 shares of Series C Preferred Stock to William A. Gantz and Carol A. Gantz, JTWROS for a cash investment of $10,000.

     K. On March 4, 1998, the Company issued 100 shares of Series C Preferred Stock to John A. Grue for a cash investment of $10,000.

     J. On March 4, 1998, the Company issued 250 shares of Series C Preferred Stock to Edward G. Hammond for a cash investment of $25,000.

     L. On March 4, 1998, the Company issued 750 shares of Series C Preferred Stock to Hi-Tel Group, Inc. for a cash investment of $75,000.

     M. On March 4, 1998, the Company issued 100 shares of Series C Preferred Stock to Rommie L. Honeycutt for a cash investment of $10,000.

     N. On March 4, 1998, the Company issued 100 shares of Series C Preferred Stock to Roy Lee Hounshell for a cash investment of $10,000.

     O. On March 4, 1998, the Company issued 100 shares of Series C Preferred Stock to Samuel C. Houser and Robin B. Houser, JTWROS for a cash investment of $10,000.

     P. On March 4, 1998, the Company issued 100 shares of Series C Preferred Stock to Randy N. Humphrey for a cash investment of $10,000.

     Q. On March 4, 1998, the Company issued 200 shares of Series C Preferred Stock to Jerry R. King for a cash investment of $20,000.

     R. On March 4, 1998, the Company issued 200 shares of Series C Preferred Stock to Terry F. King for a cash investment of $20,000.

     S. On March 4, 1998, the Company issued 100 shares of Series C Preferred Stock to Shannon E. Miller and Shannon S. Miller, JTWROS for a cash investment of $10,000.

     T. On March 4, 1998, the Company issued 1,000 shares of Series C Preferred Stock to Joseph R. Nemeth for a cash investment of $100,000.

     U. On March 4, 1998, the Company issued 1,000 shares of Series C Preferred Stock to Dr. Joseph Nemeth, IRA for a cash investment of $100,000.

     V. On March 4, 1998, the Company issued 100 shares of Series C Preferred Stock to Christopher C. Northey for a cash investment of $10,000.

     W. On March 4, 1998, the Company issued 500 shares of Series C Preferred Stock to Eileen M. O'Dea for a cash investment of $75,000.

     X. On March 4, 1998, the Company issued 100 shares of Series C Preferred Stock to Laurence Leon Olive for a cash investment of $10,000.

     Y. On March 4, 1998, the Company issued 200 shares of Series C Preferred Stock to John D. Phillips, Jr. for a cash investment of $20,000.

     Z. On March 4, 1998, the Company issued 100 shares of Series C Preferred Stock to Richard D. Poling for a cash investment of $10,000.

     AA. On March 4, 1998, the Company issued 150 shares of Series C Preferred Stock to Feliciano Sergio Sabates, III for a cash investment of $15,000.

     BB. On March 4, 1998, the Company issued 100 shares of Series C Preferred Stock to Claude W. Savage and Jean G. Savage, JTWROS for a cash investment of $10,000.

     CC. On March 4, 1998, the Company issued 100 shares of Series C Preferred Stock to Gregg Stokes for a cash investment of $10,000.

     DD. On March 4, 1998, the Company issued 1,000 shares of Series C Preferred Stock to TSP Associates, Inc. for a cash investment of $100,000.

     EE. On March 4, 1998, the Company issued 130 shares of Series C Preferred Stock to William E. Webb, III for a cash investment of $13,000.

     FF. On March 4, 1998, the Company issued 500 shares of Series C Preferred Stock to Artas Corporation for a cash investment of $50,000.

     GG. On March 4, 1998, the Company issued 500 shares of Series C Preferred Stock to United Growth Fund, Inc. Profit Sharing Plan for a cash investment of $50,000.

     HH. On March 4, 1998, the Company issued 250 shares of Series C Preferred Stock to Sterling Capital LLC for a cash investment of $25,000.

     II. On March 4, 1998, the Company issued 250 shares of Series C Preferred Stock to John W. Hemmer and Barbara Bean Hemmer, JTWROS for a cash investment of $25,000.

     JJ. On March 4, 1998, the Company issued 250 shares of Series C Preferred Stock to Gregory J. Lavin for a cash investment of $25,000.

     KK. On March 4, 1998, the Company issued 250 shares of Series C Preferred Stock to Robert W. Millar for a cash investment of $25,000.

     LL. On March 4, 1998, the Company issued 250 shares of Series C Preferred Stock to Thomas F. Motter for a cash investment of $25,000.

     MM. On March 4, 1998, the Company issued 500 shares of Series C Preferred Stock to Marc N. Rubin for a cash investment of $50,000.

     NN. On March 4, 1998, the Company issued 300 shares of Series C Preferred Stock to Thomas R. Wolf and Erica P. Wolf, JTWROS for a cash investment of $30,000.

     OO. On March 4, 1998, the Company issued 250 shares of Series C Preferred Stock to Dr. Thomas R. Wolf, SEP IRA for a cash investment of $25,000.

     PP. On March 4, 1998, the Company issued 2,500 shares of Series C Preferred Stock to Canadian Advantage Limited Partnership for a cash investment of $250,000.

     QQ. On March 4, 1998, the Company issued 300 shares of Series C Preferred Stock to Paul N. Davis for a cash investment of $30,000.

     RR. On March 4, 1998, the Company issued 1,000 shares of Series C Preferred Stock to RF Lafferty & Co. Profit Sharing Plan FBO Henry Hackel for a cash investment of $100,000.

     SS. On March 4, 1998, the Company issued 500 shares of Series C Preferred Stock to Roger Newman for a cash investment of $50,000.

     TT. On March 4, 1998, the Company issued 250 shares of Series C Preferred Stock to Samuel Richman for a cash investment of $25,000.

     UU. On March 4, 1998, the Company issued 250 shares of Series C Preferred Stock to Jeffrey Zarry Schwartz for a cash investment of $25,000.

     VV. On March 4, 1998, the Company issued 500 shares of Series C Preferred Stock to Richard C. Siskey for a cash investment of $50,000.

     WW. On March 4, 1998, the Company issued 250 shares of Series C Preferred Stock to Jeffrey G. Straus for a cash investment of $25,000.

     XX. On March 4, 1998, the Company issued 500 shares of Series C Preferred Stock to Wight Investment for a cash investment of $50,000.

     YY. On March 4, 1998, the Company issued 250 shares of Series C Preferred Stock to Michael W. Stelzer and Paula J. Stelzer, JTWROS for a cash investment of $25,000.

     ZZ. On March 4, 1998, the Company issued 500 shares of Series C Preferred Stock to Patrick Kolenik - IRA for a cash investment of $50,000.

      AAA. On March 4, 1998, the Company issued 500 shares of Series C Preferred Stock to Patrick Kolenik and Dolores Kolenik, JTWROS for a cash investment of $50,000.

     BBB. On March 4, 1998, the Company issued 250 shares of Series C Preferred Stock to Roger C. Husted for a cash investment of $25,000.

     CCC. On March 4, 1998, the Company issued 1,000 shares of Series C Preferred Stock to Lincoln Trust Company FBO Michael B. Limberg, M.D. for a cash investment of $100,000.

     DDD. On April 6, 1998, the Company issued 300 shares of Series C Preferred Stock to Charles F. Trapp for a cash investment of $35,000.

    EEE. On March 4, 1998, the Company issued 500 shares of Series C Preferred Stock to BCN Associates for a cash investment of $50,000.

     FFF. On March 4, 1998, the Company issued 250 shares of Series C Preferred Stock to Charles R Thompson, Jr., M.D. for a cash investment of $25,000.

    GGG. On March 4, 1998, the Company issued 500 shares of Series C Preferred Stock to Continental Stock Transfer & Trust for a cash investment of $50,000.

     HHH. On March 4, 1998, the Company issued 1,000 shares of Series C Preferred Stock to Ronald A. and Karen A. Ballsin, JTWROS for a cash investment of $100,000.

    III. On March 4, 1998, the Company issued 1,000 shares of Series C Preferred Stock to Michael Associates for a cash investment of $100,000.

     JJJ. On March 4, 1998, the Company issued 250 shares of Series C Preferred Stock to Mark S. Richardson for a cash investment of $25,000.

    KKK. On March 4, 1998, the Company issued 150 shares of Series C Preferred Stock to Mark and Lori Cozins for a cash investment of $15,000.

     LLL. On March 4, 1998, the Company issued 250 shares of Series C Preferred Stock to Michael L. Salamone for a cash investment of $25,000.

     MMM. On March 4, 1998, the Company issued 350 shares of Series C Preferred Stock to Premier Alliance Group, Inc. for a cash investment of $35,000.

      NNN. On March 4, 1998, the Company issued 250 shares of Series C Preferred Stock to Gary Hammond for a cash investment of $25,000.

     OOO. On March 4, 1998, the Company issued 250 shares of Series C Preferred Stock to Jeffrey A. and Penny Strack for a cash investment of $25,000.

     PPP. On March 4, 1998, the Company issued 250 shares of Series C Preferred Stock to J. Michael Smith for a cash investment of $25,000.

     QQQ. On March 4, 1998, the Company issued 200 shares of Series C Preferred Stock to Irwin Messer and Alexandra S. Urdang for a cash investment of $20,000.

     RRR. On March 4, 1998, the Company issued 250 shares of Series C Preferred Stock to Sheila Sandman for a cash investment of $25,000.

    SSS. On March 4, 1998, the Company issued 500 shares of Series C Preferred Stock to Joseph Aufrino for a cash investment of $50,000.

    TTT. On March 4, 1998, the Company issued 500 shares of Series C Preferred Stock to Ted Levine for a cash investment of $50,000.

     UUU. On March 4, 1998, the Company issued 250 shares of Series C Preferred Stock to B. Michael Pisani for a cash investment of $25,000.

     VVV. On March 4, 1998, the Company issued 500 shares of Series C Preferred Stock to Alfred J. Ricciardi and Joseph Ricciardi for a cash investment of $50,000.

     WWW. On March 4, 1998, the Company issued 500 shares of Series C Preferred Stock to Rose W. Zee for a cash investment of $50,000.

     XXX. On March 4, 1998, the Company issued 250 shares of Series C Preferred Stock to Patrick and Linda Vetere, JTWROS, for a cash investment of $50,000.

IV.  Common Stock

     A. On August 4, 1998, the Company issued 90,000 shares of Common Stock to Zevex International, Inc. ("Zevex") pursuant to the Stock Exchange for Satisfaction of Debt Agreement in which the Company agreed to issue such shares in exchange for the satisfaction of $400,000 in debt which the Company then owed to Zevex.

     B. On August 4, 1998, the Company issued 79,929 shares of Common Stock to Humphrey Systems Division of Carl Zeiss, Inc. ("Humphrey Systems") and 26,315 shares of Common Stock to Douglas Adams as consideration under an Agreement for Purchase and Sale of Assets in which the Company acquired the ownership and manufacturing rights to certain diagnostic instruments of Humphrey Systems.

     C. On November 19, 1998, the Company issued 21,053 shares of Common Stock to Humphrey Systems as consideration under an Agreement for Purchase and Sale of Assets in which the Company acquired the ownership and manufacturing rights to certain diagnostic instruments of Humphrey Systems.

 Item 27.  Exhibits

Exhibit
Number                          Document Description

     (a)  Exhibits

     The following Exhibits are filed herewith pursuant to Rule 601 of Regulation S-B or are incorporated by reference to previous filings.

Table No.           Document

 2.1 Amended Agreement and Plan of Merger between Paradigm Medical Industries, Inc., a California corporation and Paradigm Medical Industries, Inc., a Delaware corporation(1)
 3.1      Certificate of Incorporation(1)
 3.2      Bylaws(1)
 4.1      Warrant Agency Agreement with Continental Stock Transfer & Trust
          Company(3)
 4.2      Specimen Common Stock Certificate (2)
 4.3      Specimen Class A Warrant Certificate(2)
 4.4      Form of Class A Warrant Agreement(2)

4.5       Underwriter's Warrant with Kenneth Jerome & Co., Inc.(3)
4.6 Warrant to Purchase Common Stock with Note Holders re bridge financing(1)
4.7       Warrant to Purchase Common Stock with Mackey Price & Williams(1)
4.8       Warrant to Purchase Common Stock with Win Capital Corp.(6)
4.9       Specimen Series C Convertible Preferred Stock Certificate(6)
4.10 Certificate of the Designations, Powers, Preferences and Rights of the Series C Convertible Preferred Stock(6)
5.        Opinion of Mackey Price & Williams
10.1      Exclusive Patent License Agreement with Photomed(1)
10.2      Consulting Agreement with Dr. Daniel M. Eichenbaum(1)
10.3      Confidential Disclosure Agreement with Zevex, Inc.(1)
10.4      Indemnity Agreement with Zevex International, Inc.(1)
10.5      Manufacturing Agreement with Sunrise Technologies, Inc.(1)
10.6 Royalty Agreement dated January 30, 1992, with Dennis L. Oberkamp Design Services(1)
10.7 Indemnity Agreement dated January 30, 1992, with Dennis L. Oberkamp Design Services(1)
10.8 Royalty Agreement (for Ultrasonic Phaco Handpiece) with Dennis L. Oberkamp Design Services(1)
10.9      Lease Agreement with Eden Roc (6)
10.10     Settlement and Release Agreement with Douglas A. MacLeod(1)
10.11     Form of Indemnification Agreement(1)
10.12     1995 Stock Option Plan and forms of Stock Option Grant Agreements(1)
10.13     Form of Promissory Note with Note Holders re bridge financing(1)
10.14     Employee's Lock-Up Agreement(1)
10.15     Registering Shareholders Lock-Up Agreement(3)
10.16     Amendment of Settlement and Release Agreement with Douglas A.
          MacLeod(3)
10.17     Design, Engineering and Manufacturing Agreement with Zevex, Inc.(5)
10.18     License and Manufacturing Agreement with O.B.F. Labs, Ltd.(6)
10.19     Settlement Agreement with Estate of H.L. Federman(6)
10.20     Agreement with Win Capital Corp.(6)
10.21     12% Convertible, Redeemable Promissory Note(6)
10.22     Securities Exchange Agreement(6)
10.23 Stock Exchange for Satisfaction of Debt Agreement with Zevex International, Inc. (7)
10.24 Co-Distribution Agreement with Pharmacia & Upjohn Company and National Healthcare Manufacturing Corporation (7)
10.25 Agreement for Purchase and Sale of Assets with Humphrey Systems Division of Carl Zeiss, Inc. (7)
10.26     Employment Agreement with Thomas F. Motter(9)
10.27     Employment Agreement with Robert W. Millar(9)
10.28     Employment Agreement with Jack W. Hemmer(9)
10.29     Employment Agreement with Michael W. Stelzer (9)
10.30     Change of Control Termination with Thomas F. Motter (9)
10.31     Change of Control Termination with Robert W. Millar (9)
10.32     Change of Control Termination with John W. Hemmer (9)
10.33     Change of Control Termination with Michael W. Stelzer (9)
23.1      Consent of Medical Laser Insight(3)
23.2      Consent of Frost & Sullivan(3)
23.3      Consent of Ophthalmologists Times(3)
23.4      Consent of Mackey Price & Williams
23.5      Consent of Tanner & Co.

(1) Incorporated by reference from Registration Statement on Form SB-2, as filed on March 19, 1996.
(2) Incorporated by reference from Amendment No. 1 to Registration Statement on Form SB-2, as filed on May 14, 1996.
(3) Incorporated by reference from Amendment No. 2 to Registration Statement on Form SB-2, as filed on June 13, 1996.
(4) Incorporated by reference from Amendment No. 3 to Registration Statement on Form SB-2, as filed on June 28, 1996.
(5) Incorporated by reference from Annual Report on Form 10-KSB, as filed on December 30, 1996
(6) Incorporated by reference from Annual Report on Form 10-KSB, as filed on April 16, 1998
(7) Incorporated by reference from Quarterly Report on Form 10-QSB, as filed on August 19, 1998.
(8) Incorporated by reference from Registration Statement on Form SB-2, as filed on June 15, 1998.
(9) Incorporated by reference from Quarterly Report on Form 10-QSB, as filed on November 12, 1998.

     (b)  Reports on Form 8-K

     On January 7, 1998, the Company filed a report on Form 8-K regarding pro forma financial statements as of November 30, 1997.

     On February 18, 1998, the Company filed a report on Form 8-K regarding pro forma financial statements as of December 31, 1997.

     On February 27, 1998, the Company filed a report on Form 8-K regarding pro forma financial statements as of January 31, 1998.

     On May 29, 1998, the Company filed a report on Form 8-K regarding a change in the Company's independent accountants.

     On June 9, 1998, the Company filed an amended report on Form 8-K regarding a change in the Company's independent accountants.


Item 28.  Undertakings

     The undersigned Registrant hereby undertakes (a) subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, to file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section; (b) to provide the Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in the names as required by the Underwriters to permit prompt delivery to each purchaser; (c) if any public offering by the Underwriters is to be made on terms differing from those set forth on the cover page of the Prospectus, to file a post-effective amendment setting forth the terms of such offering; and (d) to deregister, by means of a post-effective amendment, any securities covered by this Registration Statement that remain unsold at the termination of this offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or preceding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant also undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering of those securities.

     The undersigned Registrant further undertakes that it will file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to (i) include any prospectus required by Section 10(a)(3) of the Securities Act, (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement, and (iii) include any additional or changed material information on the plan of distribution.

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                        PARADIGM MEDICAL INDUSTRIES, INC.



Dated:  December 4, 1998           By:   /s/Thomas F. Motter
                                         -------------------
                                       Thomas F. Motter, Chairman of the Board,
                                       President and Chief Executive Officer


                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas F. Motter as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all Exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

          Signature                                  Title                                          Date


/s/Thomas F. Motter                         Chairman of the Board,                               December 4, 1998
------------------------------
Thomas F. Motter                            President and Chief Executive Officer
                                            (Principal Executive Officer)


/s/Michael W. Stelzer                       Vice President of Operations, Chief                  December 4, 1998
----------------------------
Michael W. Stelzer                          Operating Officer, Secretary and Director



/s/Robert W. Millar                         Vice President of Engineering and                    December 4, 1998
----------------------------
Robert W. Millar                            Manufacturing and Director



/s/John W. Hemmer                           Treasurer, Chief Financial Officer and               December 4, 1998
-------------------------
John W. Hemmer                              Director (Principal Financial and
                                            Accounting Officer)


_______________________                     Director                                             December __, 1998
Patrick M. Kolenik


________________________                    Director                                             December __, 1998
Robert L. Frome


As filed with the Securities and Exchange Commission on December 4, 1998 Commission File No. 333-

--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                              --------------------


                                    EXHIBITS

                                       TO

                                    FORM SB-2

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                        PARADIGM MEDICAL INDUSTRIES, INC.
                 (Name of small business issuer in its charter)

          Delaware                          3841                    87-0459536
   (State of jurisdiction of      (Primary Standard Industrial  (I.R.S. Employer
 incorporation or organization     Classification Code Number)    Identification
                                                                      Number)

                          1127 West 2320 South, Suite A
                           Salt Lake City, Utah 84119
                                 (801) 977-8970
  (Address and telephone number of registrant's principal executive offices and principal place of business)


                           Thomas F. Motter, President
                          1127 West 2320 South, Suite A
                           Salt Lake City, Utah 84119
                                 (801) 977-8970
            (Name, address and telephone number of agent for service)

                             ----------------------


                                   Copies to:


                             Randall A. Mackey, Esq.
                             Mackey Price & Williams
                        170 South Main Street, Suite 900
                         Salt Lake City, Utah 84101-1655
                            Telephone: (801) 575-5000

                                 EXHIBIT INDEX

Exhibit
Number                          Document Description


2.1       Amended   Agreement  and  Plan  of  Merger  between  Paradigm  Medical
          Industries, Inc., a California corporation and Paradigm Medical Industries, Inc., a Delaware corporation(1)
3.1       Certificate of Incorporation(1)
3.2       Bylaws(1)
4.1       Warrant  Agency  Agreement  with  Continental  Stock  Transfer & Trust
          Company(3)
4.2       Specimen Common Stock Certificate (2)
4.3       Specimen Class A Warrant Certificate(2)
4.4       Form of Class A Warrant Agreement(2)
4.5       Underwriter's Warrant with Kenneth Jerome & Co., Inc.(3)
4.6 Warrant to Purchase Common Stock with Note Holders re bridge financing(1)
4.7       Warrant to Purchase Common Stock with Mackey Price & Williams(1)
4.8       Warrant to Purchase Common Stock with Win Capital Corp.(6)
4.9       Specimen Series C Convertible Preferred Stock Certificate(6)
4.10 Certificate of the Designations, Powers, Preferences and Rights of the Series C Convertible Preferred Stock(6)
5.        Opinion of Mackey Price & Williams
10.1      Exclusive Patent License Agreement with Photomed(1)
10.2      Consulting Agreement with Dr. Daniel M. Eichenbaum(1)
10.3      Confidential Disclosure Agreement with Zevex, Inc.(1)
10.4      Indemnity Agreement with Zevex International, Inc.(1)
10.5      Manufacturing Agreement with Sunrise Technologies, Inc.(1)
10.6 Royalty Agreement dated January 30, 1992, with Dennis L. Oberkamp Design Services(1)
10.7 Indemnity Agreement dated January 30, 1992, with Dennis L. Oberkamp Design Services(1)
10.8 Royalty Agreement (for Ultrasonic Phaco Handpiece) with Dennis L. Oberkamp Design Services(1)
10.9      Lease Agreement with Eden Roc (6)
10.10     Settlement and Release Agreement with Douglas A. MacLeod(1)
10.11     Form of Indemnification Agreement(1)
10.12     1995 Stock Option Plan and forms of Stock Option Grant Agreements(1)
10.13     Form of Promissory Note with Note Holders re bridge financing(1)
10.14     Employee's Lock-Up Agreement(1)
10.15     Registering Shareholders Lock-Up Agreement(3)
10.16     Amendment of Settlement and Release Agreement with Douglas A.
          MacLeod(3)
10.17     Design, Engineering and Manufacturing Agreement with Zevex, Inc.(5)
10.18     License and Manufacturing Agreement with O.B.F. Labs, Ltd.(6)
10.19     Settlement Agreement with Estate of H.L. Federman(6)
10.20     Agreement with Win Capital Corp.(6)
10.21     12% Convertible, Redeemable Promissory Note(6)
10.22     Securities Exchange Agreement(6)
10.23 Stock Exchange for Satisfaction of Debt Agreement with Zevex International, Inc. (7)
10.24 Co-Distribution Agreement with Pharmacia & Upjohn Company and National Healthcare Manufacturing Corporation (7)
10.25 Agreement for Purchase and Sale of Assets with Humphrey Systems Division of Carl Zeiss, Inc. (7)
10.26     Employment Agreement with Thomas F. Motter(9)
10.27     Employment Agreement with Robert W. Millar(9)
10.28     Employment Agreement with Jack W. Hemmer(9)
10.29     Employment Agreement with Michael W. Stelzer (9)
10.30     Change of Control Termination with Thomas F. Motter (9)
10.31     Change of Control Termination with Robert W. Millar (9)
10.32     Change of Control Termination with John W. Hemmer (9)
10.33     Change of Control Termination with Michael W. Stelzer (9)
23.1      Consent of Medical Laser Insight(3)
23.2      Consent of Frost & Sullivan(3)
23.3      Consent of Ophthalmologists Times(3)
23.4      Consent of Mackey Price & Williams
23.5      Consent of Tanner & Co.

------------------------------
(1) Incorporated by reference from Registration Statement on Form SB-2, as filed on March 19, 1996.
(2) Incorporated by reference from Amendment No. 1 to Registration Statement on Form SB-2, as filed on May 14, 1996.
(3) Incorporated by reference from Amendment No. 2 to Registration Statement on Form SB-2, as filed on June 13, 1996.
(4) Incorporated by reference from Amendment No. 3 to Registration Statement on Form SB-2, as filed on June 28, 1996.
(5) Incorporated by reference from Annual Report on Form 10-KSB, as filed on December 30, 1996
(6) Incorporated by reference from Annual Report on Form 10-KSB, as filed on April 16, 1998
(7) Incorporated by reference from Quarterly Report on Form 10-QSB, as filed on August 19, 1998.
(8) Incorporated by reference from Registration Statement on Form SB-2, as filed on June 15, 1998.
(9) Incorporated by reference from Quarterly Report on Form 10-QSB, as filed on November 12, 1998.